Exhibit 10.67

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of March 27, 2014

among

UTI, UNITED STATES, INC.,

UTI INTEGRATED LOGISTICS, LLC,

UTI INVENTORY MANAGEMENT SOLUTIONS INC.,

MARKET TRANSPORT, LTD.,

SAMMONS TRANSPORTATION, INC.,

CONCENTREK, INC., and

INTRANSIT, INC.,

as U.S. Borrowers,

UTI, CANADA, INC.,

as Canadian Borrower,

UTI WORLDWIDE INC.,

as a Guarantor,

THE OTHER GUARANTORS PARTY HERETO,

THE LENDERS AND ISSUERS PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent, Collateral Agent and Swing Loan Lender

* * *

CITIGROUP GLOBAL MARKETS INC.,

MORGAN STANLEY SENIOR FUNDING, INC., and

BANK OF THE WEST,

as Joint Lead Arrangers and Joint Book Runners

i

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.5	-	Material Adverse Effect
Schedule 4.7	-	Litigation
Schedule 4.14	-	Insurance
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 4.22	-	Deposit Accounts and Securities Accounts
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.4(a)(xv)	-	Asset Sales

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Guaranty
Exhibit H-1	-	Form of U.S. Pledge and Security Agreement
Exhibit H-2	-	Form of Canadian Pledge and Security Agreement
Exhibit I	-	Form of Borrowing Base Certificate
Exhibit J	-	Form of Borrowing Base Reporting Exhibit
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	-	Form of Subordinated Master Intercompany Note

CREDIT AGREEMENT, dated as of March 27, 2014, among UTI, UNITED STATES, INC., a New York corporation, UTI INTEGRATED LOGISTICS, LLC, a South Carolina limited liability company, UTI INVENTORY MANAGEMENT SOLUTIONS INC., a Delaware corporation, MARKET TRANSPORT, LTD., an Oregon corporation, SAMMONS TRANSPORTATION, INC., a Montana corporation, CONCENTREK, INC., an Arizona corporation, and InTransit, Inc. (doing business as UTI TRANSPORT SOLUTIONS INC.), an Oregon corporation (collectively, the “U.S. Borrowers”), UTI, CANADA, INC., a corporation organized under the laws of Canada (the “Canadian Borrower”, and together with the U.S. Borrowers and any Person that becomes a Borrower in accordance with Section 7.11(f) (Additional Collateral and Guaranties; Additional Co-Borrowers), the “Borrowers”, and each, a “Borrower”), UTI WORLDWIDE INC., a British Virgin Islands business company incorporated under the laws of the British Virgin Islands with company number 141257 (the “Parent”), as a Guarantor, the other Guarantors (as defined below), the Lenders (as defined below), the Issuers (as defined below), CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”), and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), MORGAN STANLEY SENIOR FUNDING, INC. (“MS”), and BANK OF THE WEST (“BW”), as joint lead arrangers and joint book runners.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders and Issuers make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrowers such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Account Debtor” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Activities” has the meaning specified in Section 10.4(b) (The Administrative Agent Individually).

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, at any time, 85% in the case of Eligible U.S. Trade Accounts Receivable and 85% in the case of Eligible Canadian Trade Accounts Receivable.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

“Agent Collection Accounts” has the meaning specified in Section 7.12(e) (Control Accounts; Approved Deposit Accounts).

“Agent’s Group” has the meaning specified in Section 10.4(b) (The Administrative Agent Individually).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Terrorism Order” means U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49,079 (2001)).

“Applicable L/C Fee Rate” means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Quarterly Available Credit (determined on the last day of the most recent Fiscal Quarter then ended), expressed as a percentage of aggregate Revolving Credit Commitments:

PRICING LEVEL	QUARTERLY AVAILABLE CREDIT	APPLICABLE L/C FEE RATE
1	Greater than 66% of the aggregate Revolving Credit Commitments	2.00%
2	Less than or equal to 66% but greater than 33% of the aggregate Revolving Credit Commitments	2.25%
3	Less than or equal to 33% of the aggregate Revolving Credit Commitments	2.50%

; provided, that through and until the last day of the first full Fiscal Quarter ending after the Effective Date, the “Applicable L/C Fee Rate” shall be the applicable per annum rate set forth in the table immediately above for Pricing Level 2. Changes in the Applicable L/C Fee Rate resulting from a change in the Quarterly Available Credit on the last day of any Fiscal Quarter shall become effective upon the first Business Day of the succeeding Fiscal Quarter; provided, that at the option of the Administrative Agent or the Requisite Lenders Pricing Level 3 shall apply (x) as of the first Business Day after the date on which a Borrowing Base Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Borrowing Base Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); provided, further, that for so long as an Event of Default has occurred and is continuing, the Applicable L/C Fee Rate shall not be subject to adjustment to any stepdown based on higher Quarterly Available Credit as provided herein.

“Applicable Lending Office” means, with respect to each Revolving Credit Lender, its Domestic Lending Office in the case of a Base Rate Loan, its Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and its Canadian Lending Office in the case of a Canadian Base Rate Loan, a Canadian Prime Loan or a CDOR Loan.

“Applicable Margin” means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Quarterly Available Credit (determined on the last day of the most recent Fiscal Quarter then ended) set forth below, expressed as a percentage of aggregate Revolving Credit Commitments:

PRICING LEVEL	QUARTERLY AVAILABLE CREDIT	BASE RATE LOANS, CANADIAN BASE RATE LOANS AND CANADIAN PRIME LOANS	EURODOLLAR RATE LOANS AND CDOR LOANS
1	Greater than 66% of the aggregate Revolving Credit Commitments	1.00%	2.00%
2	Less than or equal to 66% but greater than 33% of the aggregate Revolving Credit Commitments	1.25%	2.25%
3	Less than or equal to 33% of the aggregate Revolving Credit Commitments	1.50%	2.50%

; provided, that through and until the last day of the first full Fiscal Quarter ending after the Effective Date, the “Applicable Margin” shall be the applicable per annum rate set forth in the table immediately above for Pricing Level 2. Changes in the Applicable Margin resulting from a change in the Quarterly Available Credit on the last day of any Fiscal Quarter shall become effective as to all Revolving Loans and Swing Loans upon the first Business Day of the succeeding Fiscal Quarter; provided, that at the option of the Administrative Agent or the Requisite Lenders Pricing Level 3 shall apply (x) as of the first Business Day after the date on which a Borrowing Base Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Borrowing Base Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); provided, further, that with respect to any Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Loan, CDOR Loan or Eurodollar Rate Loan, for so long as an Event of Default has occurred and is continuing, the Applicable Rate shall not be subject to adjustment to any stepdown based on higher Quarterly Available Credit as provided herein.

In the event that the Administrative Agent and any Borrower determines that any Borrowing Base Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower Representative shall as soon as practicable deliver to the Administrative Agent the corrected Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrowers shall, upon demand therefor by the Administrative Agent, pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.10 (Interest) and Article IX (Events of Default).

“Applicable Unused Commitment Fee Rate” means, for each Fiscal Quarter or portion thereof, the applicable per annum rate equal to the rate set forth below opposite the then applicable average daily Utilization during the preceding Fiscal Quarter (determined on the last day of the most recent Fiscal Quarter then ended), expressed as a percentage of aggregate Revolving Credit Commitments:

UTILIZATION	APPLICABLE UNUSED COMMITMENT FEE RATE
Greater than 50% of the aggregate Revolving Credit Commitments	0.25%
Less than or equal to 50% of the aggregate Revolving Credit Commitments	0.375%

Changes in the Applicable Unused Commitment Fee Rate resulting from a change in Utilization on the last day of any Fiscal Quarter shall become effective upon the first Business Day of the succeeding Fiscal Quarter.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account, and excludes all Deposit Accounts that are Excluded Deposit Accounts.

“Approved Electronic Communications” means each notice, demand, communication, item of information, document and other material that any Loan Party is obligated or otherwise chooses to provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder or supplement to this Agreement or any other Loan Document, and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions Precedent) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent.

“Arranger” and “Arrangers” means CGMI, MS and BW, each in their respective capacity as joint arrangers and joint book runners.

“Asset Sale” has the meaning specified in Section 8.4(a) (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Revolving Credit Lender and an Eligible Assignee (with the consent of any party whose consent is required by such definition and Section 11.2 (Assignments and Participations), and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance) or any other form approved by the Administrative Agent.

“Availability Reserve” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, (a) as of three Business Days after the date of written notice of any determination thereof to the Borrower Representative by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent’s Permitted Discretion, including, but not limited to (i) preserve the value of the Collateral or the Administrative Agent’s Lien thereon or (ii) provide for the payment of unanticipated liabilities of any Loan Party arising after the Effective Date; provided that the Borrowers shall not be permitted to incur additional Loans or obtain additional Letters of Credit in excess of the Maximum Credit calculated assuming such Availability Reserve is in place during the period from the date of notice thereof through the date of implementation; provided that any Availability Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith. During the three Business Day period referred to in clause (a), the Administrative Agent will, if requested, discuss any such new or modified Availability Reserve with the Borrower Representative, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Availability Reserve no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Credit Commitments and (ii) the Borrowing Base at such time, minus (b) the aggregate Revolving Credit Outstandings at such time, minus (c) any Availability Reserves then in effect.

“Bankruptcy Code” means title 11, United States Code.

“Base Rate” means, with respect to any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum of (i) 1.0% per annum plus (ii) the Eurodollar Rate applicable for an Interest Period of one month; and

(c) the sum of (i) 0.5% per annum plus (ii) the Federal Funds Rate.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Benefit Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or is required to be funded under Title IV of ERISA or Section 412 of the

Code or Section 302 of ERISA (including any Multiemployer Plan) which the Parent, any Subsidiary of the Parent or any ERISA Affiliate, sponsors, maintains, contributes to, or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to, in each case within the five years preceding the date of this Agreement.

“Borrower Representative” means UTi, United States, Inc. or any other Borrower designated in a writing signed by a Responsible Officer of each Borrower and delivered to the Administrative Agent, the Collateral Agent, the Swing Loan Lender and each Issuer.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Borrowing Base” means, at any time, (a) the product of the Advance Rate applicable to Eligible U.S. Trade Accounts Receivable and the face amount of all Eligible U.S. Trade Accounts Receivable (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), plus (b) the product of the Advance Rate applicable to Eligible Canadian Trade Accounts Receivable and the face amount of all Eligible Canadian Trade Accounts Receivable (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), minus (c) any Eligibility Reserves then in effect; provided that, notwithstanding anything to the contrary in the definitions of Eligible U.S. Trade Accounts Receivable and Eligible Canadian Trade Accounts Receivable, if the assets acquired pursuant to a Permitted Acquisition or any other Investment permitted under Section 8.3 (Investments) are intended to be included in the Borrowing Base, prior to the inclusion of such assets in the Borrowing Base, the Administrative Agent shall have received an appraisal and field audit in respect of such assets as provided in Section 6.11(b) (Borrowing Base Determination), which appraisal and field audit shall be in form, scope and substance reasonably satisfactory to the Administrative Agent, at the sole expense of the Borrowers (which appraisal and field audit shall not be considered in any limitation on such appraisal and field audit at the expense of the Borrowers as provided in Section 6.11(b)(ii) (Borrowing Base Determination)); provided, further, that the Administrative Agent may, in its Permitted Discretion, determine to include the Eligible U.S. Trade Accounts Receivable and Eligible Canadian Trade Accounts Receivable acquired pursuant to such Permitted Acquisition or other Investment (subject to advance rates determined in the Administrative Agent’s Permitted Discretion (but in no case higher than the advance rates set forth in the definition of Advance Rate) and any Reserves then in effect pursuant to this definition and the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.11 (Borrowing Base Determination)) in the Borrowing Base up to an amount not to exceed 10% of the Borrowing Base at any time (after giving effect to such inclusion) prior to the receipt by the Administrative Agent of such appraisal and field audit, without limiting the right of the Administrative Agent to subsequently exclude such assets from the Borrowing Base in its Permitted Discretion. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.11 (Borrowing Base Determination), as adjusted for changes in eligibility, Reserves or mistakes in accordance with the terms of this Agreement.

“Borrowing Base Certificate” means a certificate of the Borrowers substantially in the form of Exhibit I (Form of Borrowing Base Certificate) or such other form as the Administrative Agent may from time to time agree in its Permitted Discretion.

“BBBEE” means Broad Based Black Economic Empowerment or any successor legislation in South Africa.

“Business Day” means a day of the year (a) that is not a Saturday or a Sunday and (b) on which banks are not required by law or authorized to close in New York City and, (x) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market and (y) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Canadian Base Rate, Canadian Prime Rate or CDOR Rate or otherwise with respect to the Canadian Borrower, a day on which dealings in Canadian Dollar deposits are also carried on in Toronto, Ontario, Canada.

“Business Plan” has the meaning assigned to such term in Section 6.1(g) (Business Plan).

“Canadian Base Rate” means on any date, the highest of (a) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A., Canadian Branch as its “Base Rate”, (b) the sum of 0.50% plus the Federal Funds Rate for such day, and (c) the sum of 1.00% plus the LIBOR rate for a thirty (30) day Interest Period as determined on such day. The “Base Rate” is a rate set by Citibank, N.A., Canadian Branch based upon various factors including Citibank, N.A., Canadian Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans made in Dollars in Canada, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day of such change.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Dollars” or “Cdn $” refers to the lawful currency of Canada.

“Canadian Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Canadian Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance (or, if no such office is specified, its Domestic Lending Office) or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower Representative and the Administrative Agent.

“Canadian Loan Party” means each Loan Party that is organized under the laws of Canada or a province or territory in Canada.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as administered by the Government of Canada or the Province of Quebec, respectively.

“Canadian Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit H-2 (Form of Canadian Pledge and Security Agreement), executed by UTi (Netherlands) Holdings B.V., the Canadian Borrower, each Guarantor organized under the laws of Canada on the Effective Date, and each other Person that from time to time becomes party thereto (or that executes a joinder or supplement thereto) pursuant to Section 7.11(b) (Additional Collateral and Guaranties), in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Prime”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means, for any period, the rate per annum determined by the Administrative Agent to be the greater of (a) the rate of interest per annum most recently announced or established by Citibank, N.A., Canadian Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by Citibank, N.A., Canadian Branch and (b) the sum of (i) the CDOR Rate applicable for an Interest Period of one month plus (ii) one percent (1.0%).

“Canadian Revolving Loans” means Revolving Loans made to the Canadian Borrower.

“Canadian Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Available Credit at such time. The Canadian Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries at the end of such period prepared in accordance with GAAP; provided that Capital Expenditures will not include: (i) expenditures to the extent they are made with Stock or Stock Equivalents of the Parent or proceeds of the issuance of Stock of the Parent after the Effective Date; (ii) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and its Subsidiaries; (iii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party or Subsidiary of the Parent) and for which no Loan Party or Subsidiary of the Parent has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period); (iv) the book value of any asset owned by any Loan Party prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made; (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase or (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; (vi) Investments in respect of a Permitted Acquisition; or (vii) the purchase of property, plant or equipment made within 90 days of any Asset Sale to the extent purchased with the proceeds of such Asset Sale.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the Swing Loan Lender, the Issuers or the Lenders, as collateral for any Fronting Exposure, any Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, Swing Loans or Protective Advances, cash or deposit account balances or, if the Administrative Agent and each applicable Swing Loan Lender, Issuer or Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Swing Loan Lender, Issuer or Lender (which documents are hereby consented to by the Swing Loan Lender, the Issuers and the Lenders). “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent or the Collateral Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent or the Collateral Agent may determine in its sole discretion exercised reasonably, (c) in the name of the Administrative Agent or the Collateral Agent (although such account may also have words referring to the Parent or any Borrower and the account’s purpose), (d) under the control of the Administrative Agent or the Collateral Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent or the Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Dominion Period” means any period (a) beginning on the date (i) an Event of Default occurs or (ii) the Available Credit, for three consecutive calendar days, is less than the greater of (x) 12.5% of the Maximum Credit and (y) $18,750,000, and (b) ending on the first date thereafter on which all of the following are true: (i) no Event of Default is continuing for 30 consecutive calendar days (inclusive of such date), and (ii) the Available Credit is equal to or greater than (x) 12.5% of the Maximum Credit and (y) $18,750,000 for 30 consecutive calendar days (inclusive of such date).

“Cash Equivalents” means (a) Dollars, Canadian Dollars or, in the case of any Subsidiary that is not a Domestic Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation; (b) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (c) certificates of deposit, eurodollar and other time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-2” by S&P or “P-2” by Moody’s, (d) commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by an issuer rated at least “A-2” by S&P or “P-2” by Moody’s, (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency), (f) instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Subsidiary is located or in which such Investment is made and (g) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (f) above, (ii) has net assets exceeding $500,000,000 and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s; provided that the maturities of all obligations of the type specified in clauses (b), (c), and (f) (to the extent such instrument is of the type described in clauses (b) and (c)) above shall not exceed one year.

“Cash Management Bank” means the Administrative Agent, any Lender or any Affiliate of any of them that is a party to a Cash Management Document.

“Cash Management Document” means any certificate, agreement or other document executed by the Parent or any Subsidiary of the Parent in respect of the Cash Management Obligations of such Person.

“Cash Management Obligation” means, any direct or indirect liability, contingent or otherwise, of the Parent or any Subsidiary of the Parent in respect of cash management services (including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CDOR Rate” means, for the relevant Interest Period, the Canadian dealer offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Toronto time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian dealer offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m., Toronto time, on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CGMI” has the meaning specified in the preamble to this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, clarification, draft legislation or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, promulgated or issued.

“Change of Control” means any of the following events or circumstances:

(a) if any “person” (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Effective Date) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Parent’s voting stock on a fully diluted basis, or

(b) if the Parent at any time ceases to be the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Effective Date) and the direct or indirect owner of 100% of the Stock and Stock Equivalents of any Borrower; and

(c) any “Change of Control”, “Fundamental Change” (or comparable term) in any Convertible Notes Document.

“Citibank” has the meaning specified in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Documents” means the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commodity Account” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Intermediary” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Communications” means each notice, demand, communication, information, document and other material provided hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to the Agreement, the other Loan Documents, any Loan Party or its Affiliates or the transactions contemplated by the Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Compliance Certificate” has the meaning specified in Section 6.1(e) (Financial Statements).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and any other Person in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Parent and its Subsidiaries during such period determined on a consolidated basis.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash in such period.

“Consolidated EBITDA” means, for any period, an amount determined for the Parent and its Subsidiaries on a consolidated basis equal to:

(i)	the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income;

(b) Consolidated Interest Expense;

(c) provisions for taxes based on income, profits, gross receipts or capital;

(d) total depreciation expense;

(e) total amortization expense;

(f) severance charges not to exceed (i) for the four Fiscal Quarter period ending on April 30, 2014, $35,000,000, (ii) for the four Fiscal Quarter period ending on July 31, 2014, $42,000,000, (iii) for the four Fiscal Quarter period ending on October 31, 2014, $30,000,000, (iv) for the four Fiscal Quarter period ending on January 31, 2015, $30,000,000, (v) for the four Fiscal Quarter period ending on April 30, 2015, $20,000,000, (vi) for the four Fiscal Quarter period ending on July 31, 2015, $15,000,000, (vii) for the four Fiscal Quarter period ending on October 31, 2015, $7,500,000;

(g) pre-payment premiums paid by the Parent in connection with the prepayment of the Prudential Notes during the Fiscal Quarter ended April 30, 2014;

(h) (A) fees, costs and expenses incurred in connection with (i) the issuance of the Convertible Notes and the execution of the Convertibles Notes Documents, (ii) the issuance of the Convertible Preference Shares and the execution of the Convertible Preference Share Documents and (iii) the execution of this Agreement and the documents related hereto and (B) fees, costs and expenses of the financial advisor retained as required by Section 3.1(i) (Financial Advisor);

(i) non-recurring or unusual charges for such period;

(j) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period);

(k) earn-out obligations, customary fees and professional expense incurred in connection with any Permitted Acquisition or other Investment permitted under this Agreement;

(l) expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness permitted under this Agreement during such period; and

(m) cumulative effect for such period resulting from changes in GAAP as in effect on the Effective Date;

minus

(ii)	the sum, without duplication, of the amounts for such period of:

(a) any credit for income tax;

(b) any cash payments made during such period in respect of non-cash charges described in clause (j) taken in a prior period; and

(c) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) (other than the accrual of revenue in the ordinary course).

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Parent and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense plus (ii) scheduled payments of principal on Indebtedness (other than payments of Indebtedness scheduled to be paid at the applicable maturity date with the proceeds of (x) long-term Indebtedness (other than the Loans) permitted under Section 8.1 (Indebtedness) or (y) Stock of the Parent permitted to be issued hereunder so long as such Stock was issued for such purpose and the proceeds of such issuance are so applied within 30 days of the date of issuance) plus (iii) Taxes paid or payable in cash during such period plus (iv) cash distributions and other cash payments made in respect of Stock of such Person to Persons other than the Parent or any of its Subsidiaries plus (v) cash contributions to any Benefit Plan to the extent not expensed.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases and capitalized interest) in accordance with GAAP, of the Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness or other extensions of credit of the Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Contracts to the extent such net costs are allocable to such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, and (c) the income of any Subsidiary of the Parent (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors, partners, managers or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that in relevant form or concentration is regulated by or can give rise to liability under any Environmental Law, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods”, “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any applicable Environmental Law, (b) petroleum or any petroleum fraction, petroleum byproduct or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls or any radioactive substance, or (c) any other pollutant, toxic or hazardous substance or waste, or contaminant.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any U.S. and Canadian Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Convertible Notes” means the $400,000,000 in original principal amount of the Parent’s 4.50% convertible senior notes due 2019 issued under the Convertible Notes Indenture.

“Convertible Notes Documents” means the Convertible Notes, the Convertible Notes Indenture, and all documents relating thereto (prior to conversion to Stock, to the extent converted to Stock) or executed in connection therewith.

“Convertible Notes Indenture” means the Indenture, dated as of March 4, 2014, between the Parent and Wells Fargo Bank, National Association, as trustee.

“Convertible Preference Share Documents” means Convertible Preference Shares, the Share Purchase Agreement, made as of February 26, 2014, between the Parent and P2 Capital Master Fund X, L.P., and all documents relating thereto or executed in connection therewith.

“Convertible Preference Shares” means the 175,000 Class A Preference Shares issued pursuant to the Share Purchase Agreement, made as of February 26, 2014, between the Parent and P2 Capital Master Fund X, L.P.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for the Parent and each Person that is a Subsidiary of the Parent, the full legal name of such Person, and with respect to each Loan Party (a) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (b) the location of such Person’s chief executive office (or sole place of business), (c) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them and (d) to the extent different from the information provided to the Administrative Agent on or prior to the Effective Date, any trade name, fictitious name or other name such Person may have had or operated under within the five years preceding the date such Corporate Chart is delivered.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law (other than Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or arising in the ordinary course of business or (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), leases and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property and any other matters of record not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property;

(f) precautionary UCC or PPSA financing statements with respect to a lessor’s rights in and to personal property leased to such Person other than through a Capital Lease permitted under this Agreement;

(g) local, county, state, provincial and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the real property owned or leased by such Person;

(h) deposits made by and escrow or similar arrangements to secure obligations or liabilities arising from agreements providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case incurred or assumed in connection with the disposition of any assets (to the extent such disposition of assets is permitted hereby); provided that such Liens are in the nature of (to the extent constituting a Lien) contractual encumbrances, conditions to sale, preferences and/or restrictions on or affecting only the assets that are proposed to be disposed of pursuant to such agreements;

(i) Liens in respect of judgments that do not give rise to an Event of Default under Section 9.1(g) (Events of Default); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(j) leases or subleases and non-exclusive licenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Parent or any of its Subsidiaries;

(k) Liens of a collection bank arising under, or described by, Section 4-201 of the UCC; and

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.19(e) (Defaulting Lender Cure), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuer in respect of a Letter of Credit Obligation, make a payment to the Swing Loan Lender in respect of a Swing Loan, make a payment to the Administrative Agent in respect of a Protective Advance, or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower Representative, the Issuers or the Swing Loan Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower Representative, failed to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower Representative’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.19(a)(ii) (Reallocation of Defaulting Lender Commitment, Etc.) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(e) (Defaulting Lender Cure)) upon notification of such determination by the Administrative Agent to the Borrower Representative, the Issuers, the Swing Loan Lender and the Lenders.

“Deposit Account” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Deposit Account Bank” means a financial institution reasonably acceptable to the Administrative Agent.

“Deposit Account Control Agreement” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive territorial Sanctions.

“Designated Secured Cash Management Document” means any Cash Management Document permitted under this Agreement to the extent designated as such by the Borrower Representative and such Cash Management Bank in writing to the Administrative Agent from time to time in accordance with Section 2.21 (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts).

“Designated Secured Hedging Contract” means any Hedge Bank Hedging Contract permitted under this Agreement to the extent designated as such by the Borrower Representative and the Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 2.21 (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts).

“Disclosed Matters” means the actions, suits and proceedings disclosed on Schedule 4.7 (Litigation).

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Parent or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date; provided that (a) for purposes of (i) determining compliance with Section 2.1 (The Revolving Credit Commitments), Section 2.3 (Swing Loans), Section 2.4 (Letters of Credit), Section 2.9 (Mandatory Prepayments), Section 2.2 (Borrowing Procedures), and Section 2.18 (Protective Advances) and (ii) calculating fees pursuant to Section 2.12 (Fees), the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be calculated on the Effective Date or on the date when a subsequent Loan is made or a prepayment is required to be made, and at such other times as the Administrative Agent may elect (which may be on a daily basis), using the Spot Selling Rate therefor, (b) for purposes of determining aggregate Revolving Credit Outstandings, the Dollar Equivalent of any Revolving Credit Outstandings denominated in a currency other than Dollars shall be calculated by the Administrative Agent on a daily basis using the Spot Selling Rate in effect for such day and (c) the Spot Selling Rate used to make determination of the Borrowing Base as reported in any currency other than Dollars in any Borrowing Base Certificate shall be determined (i) initially by the Borrower Representative, using the Spot Selling Rate that was in effect on the day immediately prior to the date on which such Borrowing Base Certificate is delivered to the Administrative Agent pursuant to Section 6.11(a)

(Borrowing Base Determination), and (ii) thereafter, by the Administrative Agent on a daily basis using the Spot Selling Rate as in effect from time to time, as determined by the Administrative Agent; provided, that as to amounts determined in Dollars, the Dollar Equivalent of such amount shall be such amount in Dollars.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Revolving Credit Lender or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower Representative and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Parent organized under the laws of any state of the United States of America or the District of Columbia.

“Effective Date” means the first Business Day that all conditions precedent in Section 3.1 (Conditions Precedent to Effective Date) are satisfied (or waived in accordance with Section 11.1 (Amendments, Waivers, Etc.)).

“Eligibility Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, effective as of three Business Days after the date of written notice of any determination thereof to the Borrower Representative by the Administrative Agent, such amounts as the Administrative Agent, in its Permitted Discretion, may from time to time establish against the gross amounts of Eligible U.S. Trade Accounts Receivable and Eligible Canadian Trade Accounts Receivable that have not already been taken into account in the calculation of the Borrowing Base, including Priority Payables Reserves; provided that the Borrowers shall not be permitted to obtain Loans or Letters of Credit in excess of the Maximum Credit calculated assuming such Eligibility Reserve is in place during the period from the date of notice thereof through the date of implementation; provided, further, that any Eligibility Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith. During the three Business Day period referred to in the prior sentence, the Administrative Agent will, if requested, discuss any such new or modified Eligibility Reserve with the Borrower Representative, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Eligibility Reserve no longer exists or exists in a manner that would result in the establishment of a lower Eligibility Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender or (b) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuer, (iii) the Swing Loan Lender, and (iv) unless a Default or an Event of Default shall have occurred and be continuing, the Borrower Representative; provided that the Borrower Representative shall be deemed to have consented to such Person if the Borrower Representative has not responded within 10 Business Days of a request for such approval; provided, further, that in the case of clauses (i) through (iv), each such approval shall not to be unreasonably withheld or delayed; provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate or Subsidiary of any Loan Party.

“Eligible Canadian Trade Accounts Receivable” means the gross outstanding balance of each Account of the Canadian Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, by the Canadian Borrower to a Person that is not an Affiliate of the Canadian Borrower and with respect to which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Canadian Trade Accounts Receivable” if any of the following shall be true:

(a) such Account is (i) more than 60 days past due according to the original terms of sale for entities using due date agings, or (ii) 90 days past the original invoice date thereof for entities using invoice date agings; provided that, in addition to the Accounts excluded pursuant to subclauses (i) and (ii) of this clause (a), there shall also be excluded the amount of any net credit balances relating to any Accounts (x) more than 60 days past due according to the original terms of sale for entities using due date agings or (y) due more than 90 days from the original invoice date thereof for entities using invoice date agings; or

(b) such Account arises from a sale with original payment terms in excess of 90 days past the original invoice date; or

(c) any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct in all material respects with respect to such Account; or

(d) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to any Borrower but only to the extent of such dispute or claim; or

(e) the Account Debtor on such Account (i) has filed a petition for bankruptcy or any Debtor Relief Law, (ii) made an assignment for the benefit of creditors, (iii) has filed against it any assignment, application, request, petition or other application for relief under any Debtor Relief Law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, liquidator or similar official for such Account Debtor to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under chapter 11 of the Bankruptcy Code or other applicable Debtor Relief Laws, (B) has established debtor-in possession financing satisfactory to the

Administrative Agent in its sole discretion, (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Canadian Trade Accounts Receivable) and (D) the Administrative Agent elects to include such Account as an Eligible Canadian Trade Accounts Receivable; or

(f) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any Borrower unless such supplier or creditor has executed a no-offset letter satisfactory to the Administrative Agent, in its sole discretion; provided, however, such Accounts shall only be ineligible to the extent of such potential offset; or

(g) the sale represented by such Account is to an Account Debtor located outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, which letter of credit is in the possession of, and directly drawable by, the Administrative Agent; or

(h) the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis or is made pursuant to an agreement providing for repurchase or return of any goods claimed to be defective or otherwise unsatisfactory; or

(i) such Account is subject to a Lien other than (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) nonconsensual Liens permitted under the definition of Customary Permitted Liens having priority by operation of applicable law; provided that with respect to any such Lien arising under this clause (ii), the eligibility of such Account shall be reduced by the amount of such Lien having such priority less the amount by which Eligible Canadian Trade Accounts Receivable have been reduced in respect of the same nonconsensual Lien through any Reserves; or

(j) the Account Debtor on such Account or any of its Affiliates may subject such Account to any security deposit, deduction, offset, counterclaim, return privilege, freight pay pass through or other conditions other than volume sales discounts given in the ordinary course of the Borrowers’ business; provided, however, that such Accounts shall be ineligible pursuant to this clause (j) only to the extent of the aggregate amount of such security deposits, deductions, offsets, counterclaims, return privileges, freight pay pass through or other conditions; or

(k) the Account Debtor on such Account is located in any state or province requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such state or province either to (i) receive a certificate of authorization to do business in such state or province or be in good standing in such state or province or (ii) file a Notice of Business Activities Report or similar report with the appropriate office or agency of such state or province, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such state or province; or

(l) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended or the Financial Administration Act (Canada), as amended, in the case of a federal United States or Canada Governmental Authority, and pursuant to applicable Requirements of Law in respect of which an assignment by way of security is permitted under applicable Requirements of Law and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction and such assignment has been accepted and acknowledged by the appropriate government officers; or

(m) 50% or more of the aggregate outstanding Accounts of an Account Debtor and its Affiliates (other than those that are not Eligible Canadian Trade Accounts Receivable solely by reason of clause (q) below) have become, or have been determined by the Administrative Agent, in accordance with the foregoing clause (a), to be ineligible; or

(n) the sale represented by such Account is denominated in a currency other than Dollars or Canadian Dollars; or

(o) such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion; or

(p) (i) any Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made, (ii) such Account was invoiced in advance of goods sold or (iii) the revenue associated with such Account has not been earned; or

(q) the total Eligible Canadian Trade Accounts Receivable owed by such Account Debtor and its Affiliates to the Borrowers represent more than 20% of total Eligible Canadian Trade Accounts Receivable of the Borrowers at such time, but only to the extent of such excess; provided that the Administrative Agent may, in its Permitted Discretion, reduce the percentages of permitted concentrations for any particular customer from such maximum concentration; or

(r) to the extent that the Borrowers have received cash payment in respect of such Accounts but have not yet applied such payment to reduce the amount of such Account; or

(s) such Account has been written off the books of a Borrower or has otherwise been designated as uncollectible on such books; or

(t) such Account (i) represents any unpaid portion of any other Account with such Account Debtor or (ii) constitutes a chargeback, debit memo or other adjustment for unauthorized deductions; or

(u) to the extent that (i) a check, promissory note, chattel paper, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment on such Account and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note, chattel paper or other debt instrument or agreement; or

(v) such Account is owed by an Account Debtor that is a Sanctioned Entity; or

(w) such Account does not comply in all material respects with the requirements of all Requirements of Law, whether federal, state, provincial, territorial or local; or

(x) such Account represents a progress billing or relates to payments of interest; or

(y) such Account is owed by an Account Debtor which has sold all or substantially all of its assets; or

(z) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor; or

(aa) such Account is owed by any Affiliate, employee, officer, director agent or stockholder of any Borrower; or

(bb) such Account arises under one or more contracts for which a surety bond has been posted; or

(cc) such Account arises from the sale of Inventory which Inventory is subject to a Lien in favor of a Person other than the Collateral Agent; or

(dd) the Administrative Agent, determines, in its Permitted Discretion, that such Account might not be paid or is otherwise ineligible.

“Eligible U.S. Trade Accounts Receivable” means the gross outstanding balance of each Account of each U.S. Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, by such U.S. Borrower to a Person that is not an Affiliate of such U.S. Borrower and with respect to which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible U.S. Trade Accounts Receivable” if any of the following shall be true:

(a) such Account is (i) more than 60 days past due according to the original terms of sale for entities using due date agings, or (ii) 90 days past the original invoice date thereof for entities using invoice date agings; provided that, in addition to the Accounts excluded pursuant to subclauses (i) and (ii) of this clause (a), there shall also be excluded the amount of any net credit balances relating to any Accounts (x) more than 60 days past due according to the original terms of sale for entities using due date agings or (y) due more than 90 days from the original invoice date thereof for entities using invoice date agings; or

(b) such Account arises from a sale with original payment terms in excess of 90 days past the original invoice date; or

(c) any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct in all material respects with respect to such Account; or

(d) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to any Borrower but only to the extent of such dispute or claim; or

(e) the Account Debtor on such Account has (i) filed a petition for bankruptcy or any Debtor Relief Law, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under chapter 11 of the Bankruptcy Code, (B) has established debtor-in possession financing satisfactory to the Administrative Agent in its sole discretion, (C) otherwise satisfies each of the requirements set forth in this definition of Eligible U.S. Trade Accounts Receivable) and (D) the Administrative Agent elects to include such Account as an Eligible U.S. Trade Accounts Receivable; or

(f) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any Borrower unless such supplier or creditor has executed a no-offset letter satisfactory to the Administrative Agent, in its sole discretion; provided, however, such Accounts shall only be ineligible to the extent of such potential offset; or

(g) the sale represented by such Account is to an Account Debtor located outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, which letter of credit is in the possession of, and directly drawable by, the Administrative Agent; or

(h) the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis or is made pursuant to an agreement providing for repurchase or return of any goods claimed to be defective or otherwise unsatisfactory; or

(i) such Account is subject to a Lien other than (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) nonconsensual Liens permitted under the definition of Customary Permitted Liens having priority by operation of applicable law; provided that with respect to any such Lien arising under this clause (ii), the eligibility of such Account shall be reduced by the amount of such Lien having such priority less the amount by which Eligible U.S. Trade Accounts Receivable have been reduced in respect of the same nonconsensual Lien through any Reserves; or

(j) the Account Debtor on such Account or any of its Affiliates may subject such Account to any security deposit, deduction, offset, counterclaim, return privilege, freight pay pass through or other conditions other than volume sales discounts given in the ordinary course of the Borrowers’ business; provided, however, that such Accounts shall be ineligible pursuant to this clause (j) only to the extent of the aggregate amount of such security deposits, deductions, offsets, counterclaims, return privileges, freight pay pass through or other conditions; or

(k) the Account Debtor on such Account is located in any state or province requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such state or province either to (i) receive a certificate of authorization to do business in such state or province or be in good standing in such state or province or (ii) file a Notice of Business Activities Report or similar report with the appropriate office or agency of such state or province, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such state or province; or

(l) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal United States Governmental Authority, and pursuant to applicable Requirements of Law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(m) 50% or more of the aggregate outstanding Accounts of an Account Debtor and its Affiliates (other than those that are not Eligible U.S. Trade Accounts Receivable solely by reason of clause (q) below) have become, or have been determined by the Administrative Agent, in accordance with the foregoing clause (a), to be ineligible; or

(n) the sale represented by such Account is denominated in a currency other than Dollars or Canadian Dollars; or

(o) such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion; or

(p) (i) any Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made, (ii) such Account was invoiced in advance of goods sold or (iii) the revenue associated with such Account has not been earned; or

(q) the total Eligible U.S. Trade Accounts Receivable owed by such Account Debtor and its Affiliates to the Borrowers represent more than 20% of total Eligible U.S. Trade Accounts Receivable of the Borrowers at such time, but only to the extent of such excess; provided that the Administrative Agent may, in its Permitted Discretion, reduce the percentages of permitted concentrations for any particular customer from such maximum concentration; or

(r) to the extent that the Borrowers have received cash payment in respect of such Accounts but have not yet applied such payment to reduce the amount of such Account; or

(s) such Account has been written off the books of a Borrower or has otherwise been designated as uncollectible on such books; or

(t) such Account (i) represents any unpaid portion of any other Account with such Account Debtor or (ii) constitutes a chargeback, debit memo or other adjustment for unauthorized deductions; or

(u) to the extent that (i) a check, promissory note, chattel paper, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment on such Account and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note, chattel paper or other debt instrument or agreement; or

(v) such Account is owed by an Account Debtor that is a Sanctioned Entity; or

(w) such Account does not comply in all material respects with the requirements of all Requirements of Law, whether federal, state or local; or

(x) such Account represents a progress billing or relates to payments of interest; or

(y) such Account is owed by an Account Debtor which has sold all or substantially all of its assets; or

(z) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor; or

(aa) such Account is owed by any Affiliate, employee, officer, director, agent or stockholder of any Borrower; or

(bb) such Account arises under one or more contracts for which a surety bond has been posted; or

(cc) such Account arises from the sale of Inventory which Inventory is subject to a Lien in favor of a Person other than the Collateral Agent; or

(dd) the Administrative Agent, determines, in its Permitted Discretion, that such Account might not be paid or is otherwise ineligible.

“Entitlement Holder” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Entitlement Order” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution, climate change, endangered species or the regulation and protection, the environment, natural resources recycling or natural resources consumption, or, as it relates to exposure to hazardous or toxic substances, human or animal health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.) (as it relates to exposure to hazardous toxic substances); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents including such Requirements of Law relating to the transfer of ownership of an industrial establishment.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, and costs of any response, investigation and feasibility studies), fines, penalties, sanctions, orders, injunctive relief, and interest incurred as a result of any claim, suit, action, proceeding, administrative order, investigation order (including judicial and administrative orders) or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, regulation, equity or common law, and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case under or pursuant to any Environmental Law or relating to any Release or threatened Release of any Contaminant.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Permits” has the meaning specified in Section 7.10 (Environmental).

“Equipment” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations and rulings promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated), under common control or treated as a single employer with the Parent or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code, and, solely for purposes of provisions herein relating to Section 412 of the Code, Sections 414 (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(c) of ERISA with respect to any Benefit Plan, other than an event with respect to which the 30 day notice requirement has been duly waived under the applicable regulations, (b) the withdrawal of the Parent, any Subsidiary of the Parent or any ERISA Affiliate from a Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the complete or partial withdrawal of the Parent, any Subsidiary of the Parent or any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Benefit Plan (or the treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Benefit Plan by the PBGC, (g) the failure to make any required contribution to a Benefit Plan, (h) the imposition of a lien under Section 430(k) of the Code or Section 302 or 4068 of ERISA on any property (or rights to property) of the Parent, any Subsidiary of the Parent or any ERISA Affiliate (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Sections 401(a) or 501(a) of the Code or other Requirements of Law to so qualify, (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, (k) the occurrence of a non-exempt prohibited transaction with respect to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate is a disqualified person (within the meaning of Section 4975 of the Code) or with respect to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate could otherwise be liable, (l) any failure by any Benefit Plan to satisfy the minimum funding standards applicable to such Benefit Plan, (m) the determination that any Benefit Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (n) the determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (o) with respect to any Foreign Pension Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Pension Plan, on or before the due date (and after the expiration of any applicable grace periods); (ii) the failure to register, or loss of good standing with, applicable regulatory authorities of any such Foreign Pension Plan required to be so registered and/or in good standing; or (iii) the failure of any Foreign Pension Plan to comply with any material provisions of applicable law and regulations and/or with the material terms of such Foreign Pension Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the

Assignment and Acceptance by which it became a Revolving Credit Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower Representative and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, (a) (i) the rate per annum equal to the Screen Rate for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, (ii) if the rate referenced in the preceding clause (i) is not available, the rate per annum equal to the Interpolated Screen Rate for delivery on the first day of such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to (x) the Screen Rate or (y) if the rate referenced in the preceding clause (x) is not available, the Interpolated Screen Rate, in each case with a term equivalent to such Interest Period quoted for delivery on the most recent Business Day preceding the first day of such Interest Period for which such rate is available (which Business Day shall be no more than 7 Business Days prior to the first day of such Interest Period), divided by (b) (i) a percentage equal to 100% minus (ii) the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan (other than a Swing Loan and a Protective Advance) that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of any Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or being resident in, or carrying on business through a permanent establishment located in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by any Borrower under Section 2.17(b) (Substitution of Lenders; Mitigation)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16 (Taxes), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) (Status of Lenders) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Facilities” means (a) the Credit Agreement, dated as of June 24, 2011, among the Parent, each of the subsidiary guarantors party thereto and Bank of the West, as amended from time to time prior to the date hereof and (b) the Amended and Restated Letter of Credit and Cash Draw Agreement, dated as of June 24, 2011, among the Parent, each of the subsidiary guarantors party thereto and Nedbank Limited, as amended from time to time prior to the date hereof.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans, Protective Advances and Letters of Credit.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the letter agreement dated as of February 25, 2014 addressed to the Parent from the Arrangers and accepted by the Parent on February 25, 2014, with respect to certain fees to be paid from time to time.

“Financial Asset” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on April 30, July 31, October 31 and January 31.

“Fiscal Year” means the twelve month period ending on January 31.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) an amount equal to (x) Consolidated EBITDA for the four-Fiscal Quarter period then most recently ended minus (y) Consolidated Capital Expenditures for such four-Fiscal Quarter period then most recently ended, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Foreign Pension Plan” means each employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) that is governed by the laws of a country other than the United States which the Parent or any of its ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to, in each case within the five years preceding the date of this Agreement but excluding any Canadian Pension Plan.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuer other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Portion of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders and (c) with respect to the Administrative Agent, such Defaulting Lender’s Ratable Portion of outstanding Protective Advances made by the Administrative Agent other than Protective Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Governmental Authority” means the government of the United States of America, the government of Canada, or the government of any other nation, or of any political subdivision of any of the foregoing, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Parent Guarantor and each U.S. and Canadian Loan Party (other than a Non-Guarantor Subsidiary); provided that any Subsidiary of the Parent that guarantees any obligations under or otherwise becomes an obligor under any Convertible Notes Documents shall also be a Guarantor hereunder.

“Guaranty” means the guaranty, in substantially the form of Exhibit G (Form of Guaranty), executed by the Parent and each of the other Guarantors that were Subsidiaries of the Parent on the Effective Date, and each other Person that from time to time becomes party thereto (or that executes a joinder or supplement thereto) pursuant to Section 7.11(a) (Additional Collateral and Guaranties), and, with respect to any Subsidiary of the Parent organized in a jurisdiction other than the United States of America that is required to provide a guaranty hereunder, if required by the Administrative Agent, any other guaranty entered into by any Guarantor under the laws of a jurisdiction other than the United States of America, in form and substance satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person with respect to any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such primary obligation that such primary obligations will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such primary obligation will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of a primary obligation of another Person and (b) any liability of such Person for such primary obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services or securities, primarily for the purpose of enabling the primary obligor to make payment of such primary obligation or to assure the holder of such primary obligation against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that the primary obligations of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of primary obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the primary obligation so guaranteed or otherwise supported.

“Hedge Bank” means the Administrative Agent, any Lender or any Affiliate of any of them that is a party to a Hedge Bank Hedging Contract.

“Hedge Bank Hedging Contract” means any Hedging Contract in respect of Hedging Obligations.

“Hedge Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any valid netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligation” means, any direct or indirect liability, contingent or otherwise, of the Parent or any Subsidiary of the Parent in respect of Hedging Contracts entered into with the Administrative Agent, any Lender or any Affiliate of any of them including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Holding Company” means UTi (Netherlands) Holdings B.V., a Dutch limited liability company, UTI, (US) Holdings Inc., a Delaware corporation, and Market Industries, Ltd, an Oregon corporation.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary that, together with all other Subsidiaries then constituting Immaterial Subsidiaries (a) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters then most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.1(b) or (c) prior to the date of determination, (b) had consolidated assets representing 2.5% or less of the Consolidated Total Assets on the last day of the most recent Fiscal Quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 6.1(b) or (c) prior to the date of determination, (c) is not a Loan Party on the Effective Date, and (d) does not own any Stock or Stock Equivalents in a Domestic Subsidiary that is a Loan Party.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations, contingent or otherwise, with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations by such Person of Indebtedness of others, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends (other than obligations with respect to any Stock compensation or Benefit Plan of the Parent), (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall (x) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity or otherwise, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefor and (y) exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations). The amount of any net obligation under any Hedging Contract on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Information” has the meaning specified in Section 11.17(a) (Confidentiality).

“Information Memorandum” means the document in the form approved by the Parent concerning the Loan Parties which, at the Parent’s request and on its behalf, was prepared in connection with this Agreement and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

“Intellectual Property” has the meaning specified in Section 4.18(a) (Intellectual Property).

“Interest Period” means, in the case of any Eurodollar Rate Loan or any CDOR Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan or CDOR Loan is made or on the date of conversion of (x) a Base Rate Loan or a Canadian Base Rate Loan to such Eurodollar Rate Loan or (y) a Canadian Prime Loan to such CDOR Loan, and ending one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan or a CDOR Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans and CDOR Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iii) the Borrowers may not select any Interest Period that ends after the Scheduled Termination Date or any date on which the Borrower Representative has indicated that it intends to terminate the Revolving Credit Commitments in accordance with Section 2.5 (Reduction and Termination of the Revolving Credit Commitments).

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interpolated Screen Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the period next longer than the length of such Interest Period and (b) the applicable Screen Rate for the period next shorter than the length of such Interest Period.

“Inventory” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Investment” means, with respect to any Person, any investment, whether by means of (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person (in one transaction or a series of related transactions) of all or substantially all of the assets of any other Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, and (c) any loan, advance, capital contribution, guarantee or assumption of debt, or purchase or other acquisition of any other debt or equity participation or interest, by such Person in, to or of any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that is listed on the signature pages hereof as an “Issuer”, or such other Lender as the Borrower Representative and the Administrative Agent may from time to time select as an Issuer hereunder pursuant to Section 2.4 (Letters of Credit); provided that such Lender has agreed to be an Issuer; provided, further, that to the extent that MS remains an Issuer, MS shall not be required to issue any Documentary Letters of Credit.

“ITA” means the Income Tax Act (Canada), as amended.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Last-Out Qualified Secured Obligations” has the meaning specified in Section 2.21 (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts).

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context requires otherwise, the term “Lenders” includes the Swing Loan Lender.

“Lender Appointment Period” has the meaning specified in Section 10.7(a) (Successor Administrative Agent).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or its Parent Company by any Governmental Authority.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(vi) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means (a) with respect to the Issuers taken as a whole, $50,000,000 and (b) (x) with respect to Citi, $25,000,000 and (y) with respect to MS, $25,000,000.; provided that MS shall not be required to issue any Documentary Letters of Credit The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time, or only where the context so requires, the maximum drawable amount of one or more Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made by any Lender pursuant to this Agreement, including any Protective Advances made by the Administrative Agent.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), each Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents, each Borrowing Base Certificate, each Compliance Certificate, and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent, Collateral Agent, Issuer, Arranger or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrowers, each Guarantor and each Subsidiary of any Borrower or any Guarantor that executes and delivers a Loan Document.

“Material Adverse Change” means any fact, circumstance, event or condition that has had or could reasonably be expected to have a material adverse change in (i) the business, financial condition or operations of the Parent and its Subsidiaries, taken as a whole, since October 31, 2013, (ii) the ability of the Loan Parties to perform their respective material obligations (including, without limitation, to grant Liens and perform their payment obligations) under the Loan Documents or (iii) the ability of the Administrative Agent, the Collateral Agent, the Issuers and the Lenders to enforce the Loan Documents.

“Material Adverse Effect” means an effect that has had or could reasonably be expected to have, a Material Adverse Change.

“Material Lease” means any Lease in respect of which annual rent thereunder exceeds $5,000,000.

“Material Real Property” means any Real Property owned by any U.S. and Canadian Loan Party with a fair market value in excess of $2,500,000.

“Maximum Credit” means, at any time, (a) the lesser of (x) the Revolving Credit Commitments in effect at such time and (y) the Borrowing Base at such time, minus (b) any Availability Reserves then in effect.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent, the Swing Loan Lender or the Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by any U.S. and Canadian Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each document and instrument (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), FEMA life-of-loan flood determinations, a policy of flood insurance (which policy (1) shall cover any parcel of improved Real Property that is encumbered by any Mortgage, (2) is written in an amount not less than the aggregate Revolving Credit Commitments or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the Revolving Credit Termination Date or that may be extended to the Revolving Credit Termination Date) and reports and evidence regarding recording and payment of fees, insurance premiums and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, insure, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, any of its Subsidiaries or any ERISA Affiliate contributes to or had an obligation to contribute to within the five years preceding the Effective Date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.1 (Amendments, Waivers, Etc.) and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Immaterial Subsidiary, any Subsidiary of the Parent prohibited from being a Guarantor under any Requirement of Law relating to financial assistance, maintenance of capital or other corporate benefit restrictions (solely for the period that such prohibition is in effect), and, solely after the Canadian Loan Parties have been released from their obligations under the Loan Documents pursuant to the last paragraph of Section 2.5 (Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit), each Subsidiary of the Parent that is organized under the laws of Canada.

“Non-U.S. Lender” means (a) if a Borrower is a Domestic Person, a Lender that is not a Domestic Person, and (b) if a Borrower is not a Domestic Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means, other than any obligations excluded pursuant to the provisos set forth in Section 2.21(a) (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts), the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by any Loan Party to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement and any other Loan Document, and the Last-Out Qualified Secured Obligations under any Designated Secured Cash Management Document and any Designated Secured Hedging Contract, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and, whether or not allowed to accrue in any insolvency proceeding, other fees, interest, charges, expenses, attorneys’ fees and disbursements, Last-Out Qualified Secured Obligations and other sums chargeable to any Loan Party under this Agreement, any other Loan Document, any Designated Secured Cash Management Document and any Designated Secured Hedging Contract, and all obligations of the Loan Parties under any Loan Document to provide Cash Collateral for any Letter of Credit Obligation; provided, that for the purposes of each Guaranty and each other guarantee agreement or other instrument or document executed and delivered pursuant to this Agreement, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor; provided, further, that so long as any Lender is a Defaulting Lender, the Last-Out Qualified Secured Obligations owing to such Lender under any Designated Secured Cash Management Document entered into with such Lender while such Lender was a Defaulting Lender, and each Designated Secured Hedging Contract entered into with such Lender while such Lender was a Defaulting Lender, shall not constitute Obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intellectual Property” has the meaning specified in Section 4.18(a) (Intellectual Property).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17 (Substitution of Lenders; Mitigation)).

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Parent and its Subsidiaries.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Stock of such Lender.

“Parent Guarantor” means the Parent, each Holding Company, and each other Subsidiary of the Parent (other than UTi IMS Israel) that directly owns any Stock or Stock Equivalents in any U.S. and Canadian Loan Party who becomes a party to this Agreement and a Guaranty pursuant to Section 7.11(a) (Additional Collateral and Guaranties), in each case other than a Non-Guarantor Subsidiary.

“Parent’s Accountants” means Deloitte & Touche LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Participant” has the meaning specified in Section 11.2(g)(i) (Assignments and Participations).

“Participant Register” has the meaning specified in Section 11.2(g)(ii) (Assignments and Participations).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), as currently amended.

“Payment Conditions” means, at any time of determination with respect to any specified transaction or payment, that:

(a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment;

(b) (i) (x) Available Credit on the date of the proposed transaction or payment, both immediately before and on a Pro Forma Basis immediately after giving effect to such transaction or payment, and (y) Available Credit for each day of the 30 day period immediately preceding such transaction or payment, calculated on a Pro Forma Basis assuming such transaction or payment occurred on the first day of such 30 day period, and in each case calculated to include the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment, in each case is greater than the greater of (I) 15% of the Commitments at such time and (II) $22,500,000 (or, in the case of Restricted Payments permitted pursuant to Section 8.5 (Restricted Payments), in each case is greater than the greater of (A) 20% of the Commitments at such time and (B) $30,000,000), and (ii) the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period then most recently ended (calculated as of the last day of such four-Fiscal Quarter period on a trailing four-Fiscal Quarter basis after giving Pro Forma Effect to such transaction or payment and the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment), shall not be less than 1.00 to 1.00; or

(c) (i) Available Credit on the date of the proposed transaction or payment, both immediately before and on a Pro Forma Basis immediately after giving effect to such transaction or payment, and (i) Available Credit for each day of the 30 day period immediately preceding such transaction or payment, calculated on a Pro Forma Basis assuming such transaction or payment occurred on the first day of such 30 day period, and in each case calculated to include the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction or payment, in each case is greater than the greater of (x) 25% of the Commitments at such time and (y) $37,500,000 (or, in the case of Restricted Payments permitted pursuant to Section 8.5 (Restricted Payments), in each case is greater than the greater of (I) 30% of the Commitments at such time and (II) $45,000,000);

provided that, in connection with any such proposed transaction or payment (other than a transaction that would otherwise be permitted pursuant to Section 8.3(e)(vii) or (viii) (Investments) if the Payment Conditions were not satisfied at the time of such transaction), the Borrower Representative shall have delivered to the Administrative Agent a certificate of a Responsible Officer confirming compliance with the applicable foregoing conditions (and showing detailed calculations of the Available Credit, the Fixed Charge Coverage Ratio, and Consolidated EBITDA).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, certificate, registration, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a) (i) for any Proposed Acquisition, the Administrative Agent shall receive contemporaneous written notice of such Proposed Acquisition, which notice shall include, in each case, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b) such Proposed Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by the Parent and its Subsidiaries as of the Effective Date or reasonably related thereto;

(c) such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s or its parent’s board of directors;

(d) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Parent and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness that would otherwise be permitted if incurred under Section 8.1 (Indebtedness) mutatis mutandis;

(e) at or prior to the closing of such Proposed Acquisition, the Parent (or the Subsidiary of the Parent making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions, if any, as may be required under Section 7.11 (Additional Collateral and Guaranties);

(f) for any Proposed Acquisition by or involving any Loan Party, at the time of such Proposed Acquisition, the Payment Conditions shall be satisfied; and

(g) at the time of such Proposed Acquisition, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance with clause (f) above), and that, both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Discretion” means a determination made by the Administrative Agent in good faith and in the exercise of its reasonable (from the perspective of a secured asset-based lender in a comparable asset-based lending transaction) business judgment.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, company, association, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledged Debt Instruments” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Pledged Stock” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary or financial institution affiliate of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary or financial institution affiliate thereof has notified, the Administrative Agent, the Borrower Representative, the Issuers or the Swing Loan Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.19(e) (Defaulting Lender Cure)) upon notification of such determination by the Administrative Agent to the Borrower Representative, the Issuers, the Swing Loan Lender and the Lenders.

“PPSA” has the meaning specified in the Canadian Pledge and Security Agreement.

“Priority Payables Reserves” means reserves for liabilities and obligations of any Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens granted to the Collateral Agent to secure the Secured Obligations, including, in the Permitted Discretion of the Administrative Agent, (i) any such amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (ii) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Projections” has the meaning assigned to such term in Section 6.1(g) (Business Plan).

“Property Loss Event” means (a) any loss of or damage to property of the Parent or any of its Subsidiaries or (b) any taking of property of the Parent or any of its Subsidiaries.

“Proposed Acquisition” means the (a) proposed acquisition by the Parent or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Parent or any Subsidiary of the Parent (and, in the case of a merger with the Parent or any Borrower, with the Parent or such Borrower being the surviving corporation), (b) Investments made after the Effective Date by the Parent or any of its Subsidiaries in any joint venture or (c) additional Investments made after the Effective Date by the Parent or any of its Subsidiaries in any joint venture disclosed on Schedule 8.3 (Existing Investments).

“Proposed Acquisition Target” means any Person (or any interest therein) or any operating division thereof subject to a Proposed Acquisition.

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents (including Revolving Credit Loans to any Borrower on behalf of the Lenders pursuant to Section 2.18 (Protective Advances)) that the Administrative Agent, in its sole discretion, deems necessary or desirable to (a) preserve or protect the Collateral or any portion thereof, (b) to enhance the likelihood, or maximize the amount, of repayment of the Obligations or (c) pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including, but not limited to, costs, fees and expenses as described in Section 11.3) and other sums to the extent due and payable under the Loan Documents.

“Prudential Notes” means the Parent’s 4.10% Senior Unsecured Guaranteed Notes, Series A, and 3.50% Senior Unsecured Guaranteed Notes, Series B, issued pursuant to a Note Purchase Agreement, dated as of January 25, 2013, among the Parent, certain subsidiaries of the Parent, as guarantors, The Prudential Insurance Company of America and a limited number of entities affiliated with, or managed by, Prudential Insurance Company of America.

“Pyramid Freight BVI” means Pyramid Freight (Proprietary) Limited, a company incorporated with limited liability in the British Virgin Islands with BVI company number 530960 (excluding Pyramid Freight, South Africa).

“Pyramid Freight, South Africa” means Pyramid Freight (Proprietary) Limited, South Africa Branch, a branch of Pyramid Freight BVI with company number 1987/003687/10 in respect only of its operations in South Africa.

“Quarterly Available Credit” means, at any time the average daily Available Credit for the immediately preceding Fiscal Quarter then ended, expressed as a percentage of aggregate Revolving Credit Commitments.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Revolving Credit Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Revolving Credit Lender by (b) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Revolving Credit Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Revolving Credit Lenders).

“RBS Cash Collateral Agreement” means the Cash Collateral Agreement, dated as of March 11, 2014, by and among the Parent, The Royal Bank of Scotland plc and The Royal Bank of Scotland, Connecticut Branch.

“Real Property” of any Person means all real property and Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuer, as applicable.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrowers to pay in Dollars, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” means, other than any obligations excluded pursuant to the provisos set forth in Section 2.21 (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts), all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Designated Secured Hedge Agreement or Designated Secured Cash Management Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding or that would have accrued but for any such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the definition of “Related Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor, outdoor or subsurface environment, including the movement of Contaminants through or in the air, soil, surface water, ground water or property, in breach of Environmental Laws or Permits.

“Remedial Action” means all actions to (a) clean up, remove, treat, investigate or in any other way address any Contaminant in the indoor, outdoor or subsurface environment, (b) prevent the Release or threat of Release or minimize the further Release of any Contaminant or (c) perform pre-remedial studies or investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, territorial, local and foreign laws, treaties, codes, rules, regulations, guidelines, policies, procedures, standards, terms and conditions of any Permits, orders, judgments, decrees and other determinations of, concessions, grants, approvals, franchises and licenses with, any Governmental Authority or binding arbitrator, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, at any time, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letter of Credit Obligations, Swing Loans and Protective Advances being deemed held by such Revolving Credit Lender for purposes of this definition). A Defaulting Lender’s Revolving Credit Commitments and Revolving Credit Outstandings held or deemed held by such Defaulting Lender shall not be included as Revolving Credit Commitments or Revolving Credit Outstandings in the calculation of “Requisite Lenders.”

“Reserves” means any Availability Reserves and Eligibility Reserves.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person and, in any event shall include the (i) Chief Financial Officer, (ii) Vice President, (iii) Controller and (iv) Treasurer of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Parent or any of its Subsidiaries now or hereafter outstanding, or (c) any voluntary prepayment, redemption, purchase, defeasance, retirement or similar payment in any manner made prior to the scheduled maturity of, or the making of any payment in violation of any subordination terms of, any subordinated indebtedness.

“Restricting Information” has the meaning specified in Section 11.17(b) (Confidentiality).

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Lender” means each Lender other than (a) the Swing Loan Lender and (b) the Administrative Agent (solely with respect to Protective Advances).

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Reimbursement Obligations outstanding at such time, (c) the Letter of Credit Undrawn Amounts at such time, (d) the principal amount of the Swing Loans outstanding at such time and (e) the principal amount of the Protective Advances outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

“S&P” means Standard & Poor’s Rating Services and any successor thereto.

“Sanctioned Entity” means any of (a) a Designated Jurisdiction or a government of a Designated Jurisdiction, (b) an agency of the government of a Designated Jurisdiction, (c) an organization directly or indirectly controlled by a Designated Jurisdiction or its government, (d) a Person resident in or determined to be resident in a Designated Jurisdiction, or (e) a Person named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of Treasury’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

“Sanctions” means any international economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Termination Date” means the earlier of (a) the date that is five years after the Effective Date and (b) if the Convertible Notes have not been redeemed, refinanced or converted to Stock in full in accordance with the terms of the Convertible Notes Documents pursuant to a transaction permitted by this Agreement on or before the date that is six months prior to the date specified in clause (a) (and, in the case of a refinancing, to a date that is at least six months after the date specified in clause (a)), then the date that is six months prior to the date specified in clause (a).

“Screen Rate” means the rate appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative

Agent from time to time in consultation with the Borrower Representative, for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market).

“Secured Obligations” means, other than any obligations excluded pursuant to the provisos set forth in Section 2.21(a) (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts), in the case of the Borrowers, the Obligations and, in the case of any other Loan Party, the obligations of such Loan Party under any Guaranty and the other Loan Documents to which it is a party; provided, that for the purposes of each Guaranty and each other guarantee agreement or other instrument or document executed and delivered pursuant to this Agreement, the term “Secured Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor; provided, further, that so long as any Lender is a Defaulting Lender, the Last-Out Qualified Secured Obligations owing to such Lender under any Designated Secured Cash Management Document entered into with such Lender while such Lender was a Defaulting Lender, and each Designated Secured Hedging Contract entered into with such Lender while such Lender was a Defaulting Lender, shall not constitute Secured Obligations.

“Secured Parties” means, other than any Person excluded pursuant to the provisos set forth in Section 2.21(a) (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts), the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation; provided, that so long as any Lender is a Defaulting Lender, such Lender shall not be a Secured Party with respect to the Last-Out Qualified Secured Obligations owing to such Lender under any Designated Secured Cash Management Document entered into with such Lender while such Lender was a Defaulting Lender, and each Designated Secured Hedging Contract entered into with such Lender while such Lender was a Defaulting Lender.

“Securities Account” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Securities Account Control Agreement” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Securities Intermediary” has the meaning given to such term in the Canadian Pledge and Security Agreement or the U.S. Pledge and Security Agreement, as applicable.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Settlement” has the meaning specified in Section 2.3(a) (Swing Loans).

“Settlement Date” has the meaning specified in Section 2.3(a) (Swing Loans).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South African Facilities” means the credit facility, dated as of July 9, 2009 made available to one or more members of the South African Group as such agreement is amended, modified, replaced or refinanced from time to time and shall also mean any subsequent credit, letter of credit facility, or other borrowing or financing facility of any type that is made available to one or more members of the South African Group.

“South African Group” means Pyramid Freight, South Africa, and each South African Subsidiary.

“South African Rand” means the lawful currency of South Africa.

“South African Subsidiary” means any Subsidiary of the Parent organized or conducting a material portion of its business in South Africa. “South African Subsidiary” shall not include any Subsidiary of the Parent organized in a jurisdiction other than South Africa whose only South African business is the ownership of Stock of Subsidiaries of the Parent organized in South Africa.

“Spot Selling Rate” means, as determined by the Administrative Agent on any day, the rate offered in the foreign exchange market for the purchase of the applicable currency with Dollars at the end of the preceding day, as such rate is published by Bloomberg for such day or, if no such rate is published by Bloomberg, then as offered through the foreign exchange trading office of the Administrative Agent or another financial institution on such day.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Sumitomo Facility” means the Loan Agreement, dated as of October 21, 2013, as amended, supplemented or otherwise modified prior to the date hereof, between the Parent and Sumitomo Mitsui Banking Corporation.

“Supermajority Lenders” means, at any time, collectively, Revolving Credit Lenders having more than sixty-six and two thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than sixty-six and two thirds percent (66 2/3%) of the aggregate Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letter of Credit Obligations, Swing Loans and Protective Advances being deemed held by such Revolving Credit Lender for purposes of this definition). A Defaulting Lender’s Revolving Credit Commitments and Revolving Credit Outstandings held or deemed held by such Defaulting Lender shall not be included in the calculation of “Supermajority Lenders.”

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citibank or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the U.S. Borrowers, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Available Credit at such time. The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended form time to time (including corresponding provisions of succeeding regulations).

“UCC” has the meaning specified in the U.S. Pledge and Security Agreement.

“U.S. and Canadian Loan Party” means each Borrower, each Domestic Subsidiary of the Parent who becomes party to a Guaranty (whether on the Effective Date or pursuant to Section 7.11(a) (Additional Collateral and Guaranties)) and each Subsidiary of the Parent that is organized under the laws of Canada or a province or territory in Canada, who becomes party to a Guaranty (whether on the Effective Date or pursuant to Section 7.11(a) (Additional Collateral and Guaranties)), in each case other than a Non-Guarantor Subsidiary. For the avoidance of doubt, solely after the Canadian Loan Parties have been released from their obligations under the Loan Documents pursuant to the last paragraph of Section 2.5 (Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit), each Subsidiary of the Parent that is organized under the laws of Canada shall be excluded from this definition for all purposes under the Loan Documents.

“U.S. Domiciled Borrower” means any Borrower that is a Domestic Person.

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“U.S. Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit H-1 (Form of U.S. Pledge and Security Agreement), executed by UTi (Netherlands) Holdings B.V., the U.S. Borrowers and each Guarantor that is a Domestic Subsidiary of the Parent on the Effective Date, and each other Person that from time to time becomes party thereto (or that executes a joinder or supplement thereto) pursuant to Section 7.11(b) (Additional Collateral and Guaranties), in each case, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in clause (f) of Section 2.16 (Taxes).

“UTi IMS Entities” means, collectively, UTi Inventory Management Solutions Inc., UTi IMS Israel and UTi Inventory Management Solutions Ltd.

“UTi IMS Israel” means UTi Inventory Management Solutions Limited Partnership, a Limited Partnership organized under the laws of Israel.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weekly Reporting Period” means any period (a) beginning on the date (i) a Default or Event of Default occurs or (ii) the Available Credit, for three consecutive calendar days, is less than the greater of (x) 12.5% of the Maximum Credit and (y) $18,750,000, and (b) ending on the first date thereafter on which all of the following are true: (i) no Default or Event of Default is continuing, and (ii) the Available Credit is equal to or greater than (x) 12.5% of the Maximum Credit and (y) $18,750,000 for 30 consecutive calendar days (inclusive of such date).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) (i) All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP as in effect from time to time and (ii) for the purpose of measuring compliance with Article V (Financial Covenants), all accounting terms and determinations shall, unless expressly otherwise provided herein (including in clause (b) below), be made in accordance with GAAP as in effect from time to time. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial ratios and other financial calculations contained herein or required hereby shall be calculated, (i) without giving effect to any election under the Financial Accounting Standards Board Accounting Standards Codification 825-10-25 previously referred to as Statement of Financial Accounting Standards No. 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of the Parent at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding clause (a)(ii) of this Section 1.3 (Accounting Terms and Principles), if the Parent or any of its Subsidiaries shall make any change to its accounting treatment and reporting practices or tax reporting treatment permitted by Section 8.12 (Accounting Changes; Fiscal Year) and such change would result (but for clause (a)(ii) of this Section 1.3 (Accounting Terms and Principles)) in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) or in the calculation of the Borrowing Base, in each case, that would not have resulted had such change not occurred, the Parent (or the Requisite Lenders) may request that such provisions, including clause (a)(ii) of this Section 1.3 (Accounting Terms and Principles), be amended so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Parent and its Subsidiaries shall be the same (but for clause (a)(ii) of this Section 1.3 (Accounting Terms and Principles)) after such change as if such change had not been made; provided that until so amended, all calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) or in the calculation of the Borrowing Base shall continue to be calculated or construed as if such change in accounting treatment, reporting practice or tax reporting treatment had not occurred.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or divested by the Parent or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Parent on a Pro Forma Basis.

Section 1.4 Conversion of Foreign Currencies

(a) Dollar Equivalents. In determining any Dollar Equivalent, the Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. Principal, interest, reimbursement obligations, fees and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent, the Issuers and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purposes of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in currencies other than Dollars shall be converted to the Dollar Equivalent as provided in the definition of “Dollar Equivalent” or otherwise on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Article II, Article IV, Article V, Article VI, Article VII, Article VIII and Article IX and calculating eligibility criteria including Eligible U.S. Trade Accounts Receivable, Eligible Canadian Trade Accounts Receivable, Revolving Credit Loans, Protective Advances, Revolving Credit Commitments, Available Credit, Maximum Credit, and Revolving Credit Outstandings, unless expressly provided otherwise, where a reference is made to a Dollar amount, the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent; provided that for purposes of calculating limitations on Indebtedness, Investments, Liens and Asset Sales pursuant to Article VIII, any transaction not denominated in Dollars shall be converted into the Dollar Equivalent on the date of such transaction and the amount of such Indebtedness, Investments, Lien or Asset Sale for purposes of determining compliance under Article VIII shall not be affected by subsequent fluctuations in exchange rates.

(b) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or whole cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) References in this Agreement to any law or regulation herein shall be to such law or regulation as amended, modified or supplemented from time to time.

(d) The terms “include”, “includes, and “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(e) The terms “Lender,” “Swing Loan Lender,” “Issuer,” “Administrative Agent” and “Collateral Agent” include, without limitation, their respective successors.

(f) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citibank in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(g) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h) The term “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(j) The terms “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.6 Certain Dutch terms

Notwithstanding anything in this Agreement to the contrary, in this Agreement, where it relates to a Dutch entity, including, but not limited to, UTi (Netherlands) Holdings B.V., a reference to:

(a) unless a contrary indication appears, a “director”, in relation to a Dutch entity, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

(b) “Lien” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c) a “bankruptcy”, “insolvency” or “liquidation” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d) a “reorganization” includes surseance van betaling and noodregeling;

(e) any “case” or “proceeding” taken in connection with bankruptcy or insolvency includes a Dutch entity having filed a notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) (whether or not pursuant to section 60 of the Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen));

(f) a “trustee”, “liquidator”, “receiver” or “receiver-manager” in connection with bankruptcy or insolvency includes a curator; and

(g) an “administrator” includes a bewindvoerder.

ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments

On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans (each a “Revolving Loan”) to (a) the U.S. Borrowers, on a joint and several basis, in Dollars and (b) the Canadian Borrower in Dollars or Canadian Dollars, in each case from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such Revolving Loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit; provided, further, that after giving effect to any Borrowing (x) the Revolving Credit Outstandings shall not exceed the Maximum Credit, (y) no Revolving Credit Lender’s Ratable Portion of all Revolving Credit Outstandings shall exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the aggregate principal amount of Canadian Revolving Loans shall not exceed the Canadian

Sublimit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, the Maximum Credit and the Canadian Sublimit, and subject to the other terms and conditions hereof (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to Section 2.18 (Protective Advances)), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

Notwithstanding anything to the contrary in any Loan Document, but subject to Section 2.17(b) (Substitution of Lenders; Mitigation), each Lender may, at its option, make Revolving Credit Loans, Swing Loans or Protective Advances, as applicable, available to the Borrowers by causing its Applicable Lending Office or any foreign or domestic branch or Affiliate of such Lender to make such Loans; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and the other Loan Documents and to comply with all other terms of this Agreement and the other Loan Documents.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on written notice given by the Borrower Representative to the Administrative Agent not later than:

(i) in the case of a Borrowing by any U.S. Borrower denominated in Dollars, 10:00 a.m. (New York City time) (x) on the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans, and (y) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans;

(ii) in the case of a Borrowing by the Canadian Borrower denominated in Dollars, 10:00 a.m. (New York City time) (x) two Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Canadian Base Rate Loans, and (y) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans; and

(iii) in the case of a Borrowing by the Canadian Borrower denominated in Canadian Dollars, 10:00 a.m. (New York City time) (x) two Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Canadian Prime Loans, and (y) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of CDOR Loans.

Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) whether the Borrower Representative is requesting a Borrowing on its own behalf or on behalf of one or more other Borrowers (and the names of such other Borrowers, if applicable), (B) the date of such proposed Borrowing, which shall be a Business Day, (C) the aggregate amount of such proposed Borrowing, which shall comply with the last two sentences of this clause (a), (D) in the case of a Borrowing requested on behalf of the Canadian Borrower, the currency of the requested Borrowing, (E) whether any portion of the proposed Borrowing will be of Base Rate Loans, Canadian Base Rate Loans, Canadian Prime

Loans, CDOR Loans or Eurodollar Rate Loans, (F) the initial Interest Period or Periods for any such CDOR Loans or Eurodollar Rate Loans, (G) the Deposit Account(s) or Securities Account(s) of the applicable Borrower to be credited with the proceeds of such Borrowing and (H) the Available Credit after giving effect to the proposed Borrowing and calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of this Agreement and as modified by any Reserves established or modified by the Administrative Agent in accordance with the terms of this Agreement prior to the date of such Notice of Borrowing. The Revolving Loans made to the U.S. Borrowers shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Revolving Loans made to the Canadian Borrower (i) denominated in Dollars shall be made as Canadian Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans and CDOR Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans and (ii) denominated in Canadian Dollars shall be made as Canadian Prime Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans and CDOR Loans), the Notice of Borrowing specifies that all or a portion thereof shall be CDOR Loans. If no Interest Period is specified with respect to any requested Eurodollar Rate Loan or CDOR Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans by any U.S. Borrower, the Administrative Agent may make a Swing Loan available to such U.S. Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 in the case of any Eurodollar Rate Loan, any Base Rate Loan, or any Canadian Base Rate Loan, Cdn $1,000,000 in the case of any CDOR Loan, or Cdn $1,000,000 in the case of any Canadian Prime Loan, and, in an integral multiple of $500,000 (or Cdn $500,000, if such Borrowing is in Canadian Dollars) in excess thereof. There shall not be more than a total of 5 different Interest Periods in effect for Eurodollar Rate Loans and CDOR Loans, in the aggregate.

(b) The Administrative Agent shall give to each Revolving Credit Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans or CDOR Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Revolving Credit Lender shall, before 1:00 p.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Revolving Credit Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Effective Date, of the applicable conditions precedent set forth in Section 3.1 (Conditions Precedent to Effective Date) and (ii) at any time (including the Effective Date), of the applicable conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower.

(c) Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the date of any proposed Borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Revolving Credit Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Revolving Credit Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Revolving Credit Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable to Base Rate Loans (in the case of a Borrowing denominated in Dollars) or Canadian Base Rate Loans (in the case of a Borrowing denominated in Canadian Dollars) and (ii) in the case of such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrowers and such Revolving Credit Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Revolving Credit Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Revolving Credit Lender’s Loan as part of such Borrowing for purposes of this Agreement. Any payment by the Borrowers under this clause (c) shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d) The obligations of the Lenders to make Loans, to fund participations in Letters of Credit, Swing Loans and Protective Advances, and to make payments pursuant to Section 11.4(b) (Indemnities) are several and not joint. The occurrence of any Revolving Credit Lender becoming a Defaulting Lender shall not relieve any other Revolving Credit Lender of its obligations to make such Loan or payment on such date but no such other Revolving Credit Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or a payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the U.S. Borrowers under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit, notwithstanding the fact that such Swing Loans, when aggregated with the Swing Loan Lender’s Ratable Portion of all other Revolving Credit Outstandings and Protective Advances of the Lender acting as the Swing Loan Lender, may exceed the amount of such Lender’s Revolving

Credit Commitment; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan (i) to the Canadian Borrower or (ii) to the extent that, after giving effect to such Swing Loan, (x) the aggregate Revolving Credit Outstandings would exceed the Maximum Credit or (y) any Revolving Credit Lender’s Ratable Portion of all Revolving Credit Outstandings exceeds such Revolving Credit Lender’s Revolving Credit Commitment; provided, further, that in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make Swing Loans with the prior consent of the Administrative Agent. Each Swing Loan shall be a Base Rate Loan and must be repaid in full upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a); provided that the U.S. Borrowers shall not use the proceeds of any Swing Loans to refinance any outstanding Swing Loans. The Administrative Agent, on behalf of the Swing Loan Lender, shall request settlement (a “Settlement”) with the Revolving Credit Lenders on at least a weekly basis, by notifying the Revolving Credit Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York City time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Credit Lender (other than the Swing Loan Lender, in the case of the Swing Loans) shall transfer the amount of such Revolving Credit Lender’s Ratable Portion of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of an Event of Default and whether or not the applicable conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swing Loan Lender’s Swing Loans and, together with Swing Loan Lender’s Ratable Portion of such Swing Loan, shall constitute Revolving Credit Loans of such Revolving Credit Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Credit Lender on such Settlement Date, the Swing Loan Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon, for each day from the applicable Settlement Date until the date such amount is repaid to the Swing Loan Lender as specified in Section 2.2(c)(ii) (Borrowing Procedures).

(b) In order to request a Swing Loan, the Borrower Representative shall send to the Administrative Agent a duly completed written request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth (i) whether the Borrower Representative is requesting a Swing Line Loan on its own behalf or on behalf of one or more other U.S. Borrowers (and the names of such other U.S. Borrowers, if applicable), (ii) the requested amount of such Swing Loan, which shall be a minimum of $1,000,000 and in an integral multiple of $500,000 in excess thereof, (iii) the requested date of such Swing Loan, which shall be a Business Day, (iv) the Deposit Account(s) or Securities Account(s) of the applicable U.S. Borrower to be credited with the proceeds of such Swing Loan and (v) the Available Credit after giving effect to such Swing Loan and calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of this Agreement and as modified by any Reserves established or modified by the Administrative Agent in accordance with the terms of this Agreement prior to the date of such request (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the applicable U.S. Borrower on the date set forth in the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan. Notwithstanding anything to the contrary contained in this Section 2.3 or elsewhere in this Agreement, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when a Lender is a Defaulting Lender unless the Swing Loan Lender has entered into arrangements reasonably satisfactory to it and the U.S. Borrowers to eliminate the Swing Loan Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Loan Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Ratable Portion of the outstanding Swing Loans.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a facsimile or electronic mail) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1 (The Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the applicable U.S. Borrowers. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the U.S. Borrowers shall repay such Swing Loan on demand.

(f) Upon the occurrence of an Event of Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower Representative and for the account of any U.S. and Canadian Loan Party one or more Letters of Credit in Dollars from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and 5 days prior to the earliest possible Scheduled Termination Date at the time of issuance; provided that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Effective Date and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v) such Letter of Credit is requested to be denominated in any currency other than Dollars; or

(vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such to the extent provided in the definition of Letter of Credit Sublimit) shall have any obligation to Issue any Letter of Credit. An Issuer shall be under no obligation to amend any Letter of Credit if (x) such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit be more than one year after the date of issuance thereof; provided, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year (to a date that is no later than 5 days prior to the earliest possible Scheduled

Termination Date), as long as, on or before the expiration of each such term and each such period, the applicable Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal; and provided, further, that, for any Letter of Credit having an expiration date after the Revolving Credit Termination Date, the Borrowers agree to comply with the terms of Section 9.3 (Actions in Respect of Letters of Credit).

(c) In connection with the Issuance of each Letter of Credit, the Borrower Representative shall give the relevant Issuer and the Administrative Agent at least four Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall specify the Issuer of such Letter of Credit, and the face amount of the Letter of Credit requested (the Dollar Equivalent of which shall not, without the consent of the Administrative Agent, be less than $100,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day and which shall otherwise comply with the terms of this Section 2.4) and, in the case of an issuance, the name and address of the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) on the last Business Day on which such notice can be given under the immediately preceding sentence.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) Each Borrower agrees that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice of the Issuance of any Letter of Credit Issued by it, of all funded drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly provide to each Lender);

(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the applicable Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower Representative or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Borrowers agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account on the day the Borrower Representative receives written notice from such Issuer that payment has been made under such Letter of Credit, so long as such notice is received no later than 11:00 a.m. New York City time on such day or, if later (or if such day is not a Business Day), the next succeeding Business Day (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Revolving Loans described below in this clause (h)) or any such payment by any Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving

Credit Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 12:00 p.m. (noon) (New York City time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrowers in the principal amount of such payment. Whenever any Issuer receives from any Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(j) Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary of the Parent or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit in the absence of gross negligence or willful misconduct by the Issuer;

(vi) payment by the Issuer under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, receiver-manager or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; and

(vii) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder other than gross negligence or willful misconduct by the Issuer.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to any Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer; provided that the foregoing shall not be construed to excuse any Issuer from liability to any Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit

The Borrowers may, upon prior written notice from the Borrower Representative received by the Administrative Agent not later than 10:00 a.m. (New York City time) at least three Business Days’ prior to the date of termination or reduction, terminate in whole or reduce in part ratably the unused portions of (a) the Canadian Sublimit, (b) the Swing Loan Sublimit or (c) the respective Revolving Credit Commitments of the Revolving Credit Lenders, in each case without premium or penalty other than any amount required to be paid by the Borrowers pursuant to Section 2.14(e) (Breakage Costs); provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Outstandings would exceed the Maximum Credit. The Borrowers shall not terminate or reduce the Swing Loan Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the outstanding Swing Loans would exceed the reduced Swing Loan Sublimit. The Borrowers shall not terminate or reduce the Canadian Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the outstanding Canadian Revolving Loans would exceed the reduced Canadian Sublimit. If, after giving effect to any reduction of the Revolving Credit Commitments pursuant to this Section 2.5, the Canadian Sublimit, the Letter of Credit Sublimit or the Swing Loan Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments, then such Canadian Sublimit, Letter of Credit Sublimit or Swing Loan Sublimit shall be automatically reduced by the amount of such excess. The Revolving Credit Commitments of each Lender shall be automatically and permanently reduced to $0.00 on the Revolving Credit Termination Date.

Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, and without in any way reducing or terminating the Revolving Credit Commitments or the Obligations of the Loan Parties (other than the Canadian Loan Parties) under the Loan Documents, if as a result of a Change in Law in Canada the Borrower Representative reasonably determines in good faith that it or any Loan Party would suffer adverse tax consequences as a result of any Canadian Loan Party acting in its capacity as a Borrower or a Guarantor hereunder or as a result of receiving credit support under the Loan Documents in the form of guaranties or security from the Loan Parties not organized in Canada, then upon prior written notice from the Borrower Representative received by the Administrative Agent not later than 10:00 a.m. (New York City time) three Business Days’ prior to the date of termination, which notice will (A) certify as to such adverse tax consequences and each of the items set forth in clauses (x), (y) and (z) below and (B) be accompanied by a revision to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with the terms of this Agreement demonstrating the effect of such termination on the Borrowing Base (on a Pro Forma Basis), and for the purpose of such Borrowing Base Certificate and all future Borrowing Base Certificates delivered in accordance with the terms of this Agreement, the Eligible Canadian Trade Accounts Receivable shall be $0.00, so long as (x) no Default or Event of Default exists on the date of such termination or would result from such termination, (y) after giving effect to such termination and to any concurrent prepayments hereunder, no Loans to or other Obligations of the Canadian Borrower shall be outstanding (other than under any Designated Secured Cash Management Document or any Designated Secured Hedging Contract and without regard to any joint and several obligations of the Canadian Loan Parties arising under any Loan Document, including under Section 2.20(a) (Co-Borrowers; Borrower Representative) and under any Guaranty, which Obligations the other Loan Parties shall remain jointly and severally liable for and which shall not be released as a result of such termination), and all Letters of Credit issued to any Canadian Loan Party shall be Cash Collateralized or a back-up letter of credit has been issued, in either case on terms satisfactory to the Collateral Agent and the applicable Issuers, in an aggregate amount equal to the Letter of Credit Undrawn Amounts of such Letters of Credit, and (z) after giving effect to such termination, the revised Borrowing Base Certificate delivered pursuant to clause (B) of this paragraph, and any concurrent prepayments hereunder, the Revolving Credit Outstandings shall not exceed the Maximum Credit, the Canadian Sublimit shall be reduced to $0.00 and shall be terminated, and each Canadian Loan Party shall be released from its obligations under the Loan Documents as provided in Sections 10.8(b)(iv) and (e) (Concerning the Collateral and the Collateral Documents), and shall cease to be a Borrower, a Guarantor, a Loan Party and a U.S. and Canadian Loan Party for all purposes under the Loan Documents.

Section 2.6 Repayment of Loans and other Obligations

(a) Revolving Loans. The Borrowers jointly and severally promise to repay the entire unpaid principal amount of the Revolving Loans on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.

(b) Swing Loans. The Borrowers jointly and severally promise to repay the entire unpaid principal amount of the Swing Loans on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.

(c) Protective Advances. The Borrowers jointly and severally promise to repay to the Administrative Agent the entire unpaid principal amount of the Protective Advances on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof; provided that on each date that a Revolving Loan is made while any Protective Advance is outstanding, the Borrowers shall repay all Protective Advances then outstanding with the proceeds of such Revolving Loan.

(d) Other Obligations. The Borrowers jointly and severally promise to repay all other Obligations outstanding under any Loan Document on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof (other than any contingent indemnification Obligation for which no claim has been made).

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each

Lender having sold a participation in any of its Obligations, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership in which such Lender shall register by book entry (i) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interests or obligation of each such Participant in any Obligation, in any Revolving Credit Commitment and in any right to receive payment hereunder.

(b) (i) The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Revolving Credit Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan or a CDOR Loan, the Interest Period applicable thereto, (iv) the amount of any drawn Letters of Credit, (v) the amount of any principal or interest due and payable, and paid, by any Borrower to, or for the account of, each Lender hereunder, (vi) the amount that is due and payable, and paid, by any Borrower to, or for the account of, each Issuer, including the amount of Letter of Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vii) the amount of any sum received by the Administrative Agent hereunder from any Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Revolving Credit Notes evidencing such Loans) and the drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be conclusive and binding, absent manifest error, evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of this Agreement, in the event that any Revolving Credit Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Revolving Credit Lender in order to evidence the Indebtedness owing to such Revolving Credit Lender by the Borrowers hereunder, the Borrowers shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Revolving Credit Lender evidencing the Revolving Loans of such Revolving Credit Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.8 Optional Prepayments

The Borrowers may, upon notice by the Borrower Representative to the Administrative Agent, prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time without premium or penalty (subject to the last sentence of this paragraph); provided, that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) three Business Days prior to any date of prepayment, (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 (or $1,000,000 in the case of a Swing Loan) or a whole multiple of $1,000,000 (or $500,000 in the case of a Swing Loan) in excess thereof, or, if less, the entire principal amount thereof then outstanding and (iii) such notice shall specify the date and amount of such prepayment and the type of Loans to be prepaid and, if Eurodollar Rate Loans or CDOR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower Representative, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If any prepayment of any Eurodollar Rate Loan or CDOR Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

Section 2.9 Mandatory Prepayments

(a) Except for Protective Advances permitted under Section 2.18 (Protective Advances), if at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Credit at such time, the Borrowers shall forthwith prepay the Swing Loans then outstanding first, to the extent of such excess, and then, if the Revolving Credit Outstandings still exceed the Maximum Credit, the Borrowers shall prepay the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrowers shall provide Cash Collateral for Letter of Credit Undrawn Amounts in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 103% of such excess.

(b) Subject to Section 7.12(e) (Control Accounts; Approved Deposit Accounts), the Borrowers hereby waive the right to direct the application of all funds in the Agent Collection Account and agree that, solely during a Cash Dominion Period, the Collateral Agent shall (i) deliver a notice of exclusive control to each Deposit Account Bank for each Approved Deposit Account and to each Approved Securities Intermediary for each Control Account and (ii) except as provided in Section 2.13(h) (Payments and Computations), apply all payments in respect of any Obligations and all available funds in the Agent Collection Account, such Approved Deposit Accounts and such Control Accounts on a daily basis as follows: first, to payment of fees, indemnities, expenses and other amounts (other than principal, interest and fees under Section 2.12(b) (Letter of Credit Fees), but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Article X, Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability)) payable to the Administrative Agent; second, to repay the outstanding principal amount of the Swing Loans until such Swing Loans have been repaid in full; third, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full; and then to any other Obligation then due and payable; provided that, notwithstanding the foregoing, on any day during such Cash Dominion Period that an Event of Default is not continuing, the Collateral Agent may, in its Permitted Discretion, elect to sweep on a daily basis only that portion of the funds on deposit in the Approved Deposit Accounts or credited to the Control Accounts into the Agent Collection Account as shall be necessary to pay in full the Obligations payable on such day pursuant to the waterfall in this Section 2.9(b) (Mandatory Prepayments). Any such election by the Collateral Agent in accordance with the proviso of the immediately preceding sentence shall not in any way waive the Collateral Agent’s right to sweep all such funds on deposit in the Approved Deposit Accounts or credited to the Control Accounts into the Agent Collection Account at any time during a Cash Dominion Period (whether or not an Event of Default is continuing). The Borrowers and each Secured Party consents to such application and to any such election by the Collateral Agent.

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Designated Secured Cash Management Documents and Designated Secured Hedging Contracts) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan, a Swing Loan, a Protective Advance to a U.S. Borrower, or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin;

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin as in effect from time to time during such Interest Period for such Eurodollar Rate Loan;

(iii) if a Canadian Base Rate Loan or a Protective Advance to the Canadian Borrower in Dollars, at a rate per annum equal to the sum of (A) the Canadian Base Rate as in effect from time to time and (B) the Applicable Margin;

(iv) if a Canadian Prime Loan or a Protective Advance to the Canadian Borrower in Canadian Dollars, at a rate per annum equal to the sum of (A) the Canadian Prime Rate as in effect from time to time and (B) the Applicable Margin; and

(v) if a CDOR Loan, at a rate per annum equal to the sum of (A) the CDOR Rate determined for the applicable Interest Period and (B) the Applicable Margin as in effect from time to time during such Interest Period for such CDOR Loan.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan, Canadian Base Rate Loan, and Canadian Prime Loan (including Swing Loans and Protective Advances) shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, Canadian Base Rate Loan, or Canadian Prime Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan, (ii) interest accrued on each Eurodollar Rate Loan and CDOR Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, then on the last day of each three month interval, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan or CDOR Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise). The Borrowers hereby consent to the payment by the Swing Loan Lender of all scheduled payments of interest hereunder with proceeds of a Swing Loan made at the option of the Administrative Agent in accordance with the provisions of Section 2.13(h) (Payments and Computations). The Administrative Agent shall provide the Borrower Representative with prompt notice of any such payment by the Swing Loan Lender.

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, if any amount of any Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest (i) in the case of overdue principal amounts, at a rate that is two percent per annum in excess of the rate of interest applicable to such overdue principal amounts and (ii) in the case of any other overdue amount (including overdue interest, but excluding overdue amounts under Designated Secured Cash Management Documents and Designated Secured Hedging Contracts), at a rate that is two percent per annum in excess of (x) in the case of such overdue amounts of the U.S. Borrowers, the rate applicable to Base Rate Loans, (y) in the case of such overdue amounts of the Canadian Borrower denominated in Dollars, the rate applicable to Canadian Base Rate Loans and (z) in the case of such overdue amounts of the Canadian Borrower denominated in Canadian Dollars, the rate applicable to Canadian Prime Loans. Such interest shall be payable on demand or as otherwise required pursuant to clause (b) above.

(d) Usury Savings Clause.

(i) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required with respect to a Lender or an Issuer, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender or Issuer would be contrary to the provisions of any law applicable to such Lender or Issuer limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender or Issuer, and in such event the Borrowers shall pay such Lender or such Issuer interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of such Lender or such Issuer, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.

(ii) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.10, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower Representative. Any amount or rate of interest referred to in this Section 2.10(d)(ii) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Revolving Credit Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.11 Conversion/Continuation Option

(a) The Borrowers may elect (i) (x) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans and Protective Advances) (or, in the case of the Canadian Borrower, Canadian Base Rate Loans (other than Protective Advances)) or any portion thereof to Eurodollar Rate Loans and (y) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans (or, in the case of Eurodollar Rate Loans made to the Canadian Borrower, Canadian Base Rate Loans) or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period, or (ii) in the case of the Canadian Borrower, (x) at any time on any Business Day, to convert Canadian Prime Loans or any portion thereof to CDOR Loans and (y) at the end of any applicable Interest Period, to convert CDOR Loans or any portion thereof into Canadian Prime Loans or to continue such Canadian Prime Loans or any portion thereof for an additional Interest Period; provided, that, in the case of clauses (i) and (ii) above, the aggregate amount of the Eurodollar Rate Loans or the aggregate amount of the CDOR Loans, in each case for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by the Borrower Representative giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans or CDOR Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of (i) Base Rate Loans or Canadian Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period or (ii) Canadian Prime Loans to CDOR Loans and no continuation in whole or in part of CDOR Loans upon the expiration of any applicable Interest Period, in any case shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan or CDOR Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans and CDOR Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower Representative containing a permitted election to continue any Eurodollar Rate Loans or any CDOR Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, (x) such Eurodollar Rate Loans shall be automatically converted to Base Rate Loans (or Canadian Base Rate Loans, in the case of Eurodollar Rate Loans made to the Canadian Borrower) and (y) such CDOR Loans shall be automatically converted to Canadian Prime Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Unused Commitment Fee. The Borrowers jointly and severally agree to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts (“Utilization”) from the Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date. For the avoidance of doubt, any Swing Loans or Protective Advances outstanding shall not be taken into account when computing the Ratable Portion of the Revolving Loans of the Swing Loan Lender or the Administrative Agent in its capacity as a Revolving Credit Lender.

(b) Letter of Credit Fees. The Borrowers jointly and severally agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the Dollar Equivalent of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding month (or portion thereof), computed on a 360-day basis and payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable L/C Fee Rate multiplied by the Dollar Equivalent average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding month (or portion thereof), payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment, presentation or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, presentation, transfer or drawing, as the case may be.

(c) Additional Fees. The Borrowers jointly and severally have agreed to pay to the Administrative Agent, the Collateral Agent, Citi and MS additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

(d) Payment of Fees. The Borrowers hereby consent to the payment by the Swing Loan Lender of all fees payable hereunder (including fees payable under the Fee Letter) with proceeds of a Swing Loan made at the option of the Administrative Agent in accordance with the provisions of Section 2.13(h) (Payments and Computations). The Administrative Agent shall provide the Borrower Representative with prompt notice of any such payment by the Swing Loan Lender.

(e) Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (a) and (b) above and Section 2.4(h) (Letters of Credit) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that all or a portion of the Letter of Credit Obligations or Swing Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(a) (Defaulting Lender), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such Letter of Credit Obligations or Swing Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuer and the Swing Loan Lender, as applicable (and the pro rata payment provisions of Section 2.13 (Payments and Computations) will automatically be deemed adjusted to reflect the provisions of this Section 2.12(e)).

Section 2.13 Payments and Computations

(a) The Borrowers shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York City time) on the day when due and payable, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its Applicable Lending Office, or such other address of the Administrative Agent referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.16 (Taxes) or Section 2.14(c) (Increased Costs; Capital Adequacy) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders, amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender and amounts payable with respect to Protective Advances shall be retained by the Administrative Agent unless otherwise required to be paid to the Revolving Credit Lenders pursuant to Section 2.18(b) (Protective Advances). Payments received by the Administrative Agent after 11:00 a.m. (New York City time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days with respect to Eurodollar Rate Loans (and Loans bearing interest at (x) the Base Rate based on clause (b) of such definition and (y) the Canadian Base Rate based on clause (c) of such definition) and 365/366 days with respect to all other computations, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(d) Each payment by any Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation (i) denominated in Dollars shall be made in Dollars and (ii) denominated in Canadian Dollars shall be made in Canadian Dollars.

(e) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan or CDOR Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay any such Revolving Loans outstanding as Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans and then, to repay any such Revolving Loans outstanding as Eurodollar Rate Loans or CDOR Loans, with those Eurodollar Rate Loans and CDOR Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(f) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Administrative Agent, the Swing Loan Lender, the Lenders or the Issuers hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date in accordance herewith and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to itself, the Swing Loan Lender, the Lenders or the Issuer, as the case may be, an amount equal to the amount then due such Person. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender or the Issuers, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon for each day from and including the date such amount is distributed to such Lender to but excluding the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (h) below (or required to be applied in accordance with Section 2.9(a) or (b) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable and third, as the Borrower Representative so designates. Payments in respect of (i) Protective Advances received by the Administrative Agent shall be retained by the Administrative Agent unless otherwise required to be paid to the Revolving Credit Lenders pursuant to Section 2.18(b) (Protective Advances), (ii) Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender, (iii) payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion, and (iv) all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Revolving Credit Lenders, in proportion to their respective Ratable Portions.

(h) The Loan Parties hereby irrevocably waive the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agree that during the continuance of an Event of Default, notwithstanding the provisions of Sections 2.9(a) and (b) (Mandatory Prepayments) and clause (g) above, the Collateral Agent shall deliver a notice of exclusive control to each Deposit Account Bank for each Approved Deposit Account and each Approved Securities Intermediary for each Control Account and the Administrative Agent and the Collateral Agent shall apply all payments in respect of any Secured Obligations and all funds on deposit in any Agent Collection Account, Approved Deposit Account and Control Account and all other proceeds of Collateral in the following order:

(i) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and fees under Section 2.12(b) (Letter of Credit Fees), but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Article X, Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability)) payable to the Administrative Agent in its capacity as such;

(ii) second, to payment of that portion of the Secured Obligations constituting unpaid principal of the Protective Advances, ratably among the Administrative Agent (and the Lenders to the extent they have funding their participations in any such Protective Advance) in proportion to their respective amounts described in this clause second payable to them;

(iii) third, to pay interest on and then principal amount of any portion of the Revolving Loans and Swing Loans that the Administrative Agent or Swing Loan Lender may have advanced on behalf of any Lender, and any unfunded payment by the Borrower required to have been paid under Section 2.4(h) (Letters of Credit), in each case for which the Revolving Credit Lenders have not funded their Ratable Portion of such Revolving Loans, Swing Loans or Letters of Credit (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Loan Lender and the applicable Issuers ratably in proportion to such amounts owed to them on the date of any such distribution);

(iv) fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Swing Loans, ratably among the Swing Loan Lender (and the other Lenders to the extent they have funding their participations in any such Swing Loan) in proportion to their respective amounts described in this clause fourth payable to them;

(v) fifth, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Section 2.12(b) (Letter of Credit Fees)) payable to the Lenders (and the Issuers with respect to Letters of Credit) (including fees, charges and disbursements of counsel to the respective Lenders and the Issuers (including fees and time charges for attorneys who may be employees of any Lender or the Issuers) and amounts payable under Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability), ratably among them in proportion to the respective amounts described in this clause fifth payable to them;

(vi) sixth, to payment of that portion of the Secured Obligations constituting accrued and unpaid fees under Section 2.12(b) (Letter of Credit Fees) and interest on the Loans and Reimbursement Obligations (including post-petition interest, whether or not an allowed claim in any proceeding under any Debtor Relief Law), ratably among the Lenders and the Issuers in proportion to the respective amounts described in this clause sixth payable to them;

(vii) seventh, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans (other than the Protective Advances and Swing Loans) and Reimbursement Obligations, ratably among the Lenders and Issuers in proportion to their respective amounts described in this clause seventh payable to them;

(viii) eighth, to provide Cash Collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit) but only with respect to outstanding Letters of Credit that are not supported by “back-to-back” letters of credit as described in Section 9.3;

(ix) ninth, to payment of the Last-Out Qualified Secured Obligations (in the case of such obligations in respect of Designated Secured Hedging Contracts, in the amount of the then-current Hedge Termination Value thereof), ratably among the Cash Management Banks and Hedge Banks in proportion to the respective amounts described in this clause ninth held by them; and

(x) tenth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i) through (x) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s, each Lender’s, each Issuer’s, each Cash Management Bank’s or each Hedge Bank’s interest in the aggregate outstanding Secured Obligations described in such clause.

(i) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrowers hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrowers agree that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans and CDOR Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The CDOR Rate for each Interest Period for CDOR Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “CDOR Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers. The Administrative Agent shall provide the Borrower Representative with prompt notice of each Eurodollar Rate and each CDOR Rate determination.

(b) Interest Rate Unascertainable, Inadequate or Unfair

(i) In the event that (x) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (y) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Revolving Credit Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower Representative and the Revolving Credit Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into (A) a Base Rate Loan, in the case of a Loan to any U.S. Borrower or (B) a Canadian Base Rate Loan, in the case of a Loan to the Canadian Borrower, and the obligations of the Revolving Credit Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans or Canadian Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower Representative that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(ii) In the event that (x) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the CDOR Rate then being determined is to be fixed or (y) the Requisite Lenders notify the Administrative Agent that the CDOR Rate for any Interest Period will not adequately reflect the cost to the Revolving Credit Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower Representative and the Revolving Credit Lenders, whereupon each CDOR Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Canadian Prime Loan, and the obligations of the Revolving Credit Lenders to make CDOR Loans or to convert Canadian Prime Loans into CDOR Loans shall be suspended until the Administrative Agent shall notify the Borrower Representative that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs; Capital Adequacy

(i) Increased Costs Generally. If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate ) or any Issuer;

(2) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3) impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuer or other Recipient, the Borrowers will pay to such Lender, Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If any Lender or Issuer determines that any Change in Law affecting such Lender or Issuer or any lending office of such Lender or such Lender’s or Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuer’s capital or on the capital of such Lender’s or Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any Issuer, to a level below that which such Lender or Issuer or such Lender’s or Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuer’s policies and the policies of such Lender’s or Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer or such Lender’s or Issuer’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of a Lender or Issuer setting forth the amount or amounts necessary to compensate such Lender or Issuer or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section 2.14(c) and delivered to the Borrower Representative, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of any Lender or Issuer to demand compensation pursuant to this Section 2.14(c) shall not constitute a waiver of such Lender’s or Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuer pursuant to this Section 2.14(c) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuer, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Illegality

Notwithstanding any other provision of this Agreement to the contrary, if any Revolving Credit Lender determines that any Change in Law after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Revolving Credit Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, or for any Canadian Lending Office to make CDOR Loans or to continue to fund or maintain CDOR Loans, then, on notice thereof and demand therefor by such Revolving Credit Lender to the Borrower Representative through the Administrative Agent, (i) the obligation of such Revolving Credit Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans, or to make or to continue CDOR Loans and to convert Canadian Prime Loans into CDOR Loans, shall be suspended, and each such Revolving Credit Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans or a Canadian Prime Loan as part of any requested Borrowing of CDOR Loans and (ii) if the affected Eurodollar Rate Loans or CDOR Loans are then outstanding, the applicable Borrowers shall immediately convert each such Eurodollar Rate Loan into a Base Rate Loan and each CDOR Loan into a Canadian Prime Loan. If, at any time after a Revolving Credit Lender gives notice under this clause (d), such Revolving Credit Lender determines that it may lawfully make Eurodollar Rate Loans or CDOR Loans, as applicable, such Revolving Credit Lender shall promptly give notice of that determination to the Borrower Representative and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ right to request, and such Revolving Credit Lender’s obligation, if any, to make Eurodollar Rate Loans or CDOR Loans, as applicable, shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10 (Interest), the Borrowers shall compensate each Revolving Credit Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Revolving Credit Lender to fund or maintain such Revolving Credit Lender’s Eurodollar Rate Loans or CDOR Loans to the applicable Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Revolving Credit Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Defaulting Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans or CDOR Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower Representative or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan or CDOR Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan or a CDOR Loan to a Canadian Prime Loan, in each case as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by any Borrower to repay Eurodollar Rate Loans or CDOR Loans when required by the terms hereof. The Revolving Credit Lender making demand for such compensation shall deliver to the Borrower Representative concurrently with such demand a written statement as to such losses, expenses and liabilities showing in reasonable detail the basis for the calculation thereof, and this statement shall be conclusive as to the amount of compensation due to such Revolving Credit Lender, absent manifest error.

Section 2.15 [Reserved]

Section 2.16 Taxes

(a) Defined Terms. For purposes of this Section 2.16 (Taxes), the term “Lender” includes any Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.2(g)(ii) (Assignments and Participations) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16 (Taxes), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A),

(ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Domiciled Borrower,

(A) any Lender that is a Domestic Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17 Substitution of Lenders; Mitigation Obligations

(a) If any Lender requests compensation under Section 2.14(c) (Increased Costs; Capital Adequacy), or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon written notice from the Borrower Representative to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.2 (Assignments and Participations)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14(c) (Increased Costs; Capital Adequacy) or Section 2.16 (Taxes)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that

(i) The Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.2 (Assignments and Participations);

(ii) Such Lender shall have received payment of an amount equal to the outstanding principal on its Loans and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14(e) (Breakage Costs) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) In the case of any such assignment resulting from a claim for compensation under Section 2.14(c) (Increased Costs; Capital Adequacy) or payments required to be made pursuant to Section 2.16 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter;

(iv) Such assignment does not conflict with applicable law;

(v) In the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

(vi) Such Lender shall deliver any Revolving Credit Notes evidencing such Loans to the Borrower Representative or the Administrative Agent; and

(vii) Neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee;

provided that it is understood that the failure of any Lender replaced pursuant to this Section 2.17 to execute an Assignment and Acceptance or deliver such Revolving Credit Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Revolving Credit Notes shall be deemed cancelled upon such failure. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Any such replacement shall not be deemed a waiver or release of any rights that the Borrowers shall have against the replaced Lender.

Notwithstanding anything to the contrary in this Section 2.17(a), (x) a Lender that acts as an Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuer (including the furnishing of a back-up stand-by letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuer) have been made with respect to such outstanding Letter of Credit and (y) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with Section 10.7 (Successor Administrative Agent; Resignation of Issuers and Swing Loan Lender).

(b) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14(c) (Increased Costs; Capital Adequacy), or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or an Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14(c) (Increased Costs; Capital Adequacy) or Section 2.16 (Taxes), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.18 Protective Advances

(a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) including failure to satisfy or waive any of the conditions precedent set forth in Section 3.2), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of the Lenders in the form of Protective Advances. Any Protective Advance may be made in a principal amount that would (i) cause the aggregate Revolving Credit Outstandings to exceed the Borrowing Base and (ii) cause the Loans denominated in Canadian Dollars to exceed the Canadian Sublimit; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 10% of the Borrowing Base as determined on the date of such proposed Protective Advance; provided, further, that the Revolving Credit Outstandings (including the aggregate amount of outstanding Protective Advances) at any time shall not exceed the Revolving Credit Commitments at such time. Each Protective Advance to a U.S. Borrower shall be a Base Rate Loan and each Protective Advance to the Canadian Borrower (i) in Dollars shall be a Canadian Base Rate Loan or (ii) in Canadian Dollars shall be a Canadian Prime Loan. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent may request that the Revolving Credit Lenders make a Revolving Loan or that the Swing Loan Lender make a Swing Loan to repay a Protective Advance in accordance with Section 2.13(h) (Payments and Computations). At any other time, the Administrative Agent may require the Revolving Credit Lenders to fund their risk participations described in Section 2.18(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Ratable Portion. From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Protective Advance, the Administrative Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s Ratable Portion of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

Section 2.19 Defaulting Lender

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the last two provisos of Section 11.1 (Amendments, Waivers, Etc.).

(ii) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any participations in Letter of Credit Obligations, Swing Loans and Protective Advances of such Defaulting Lender:

(1) the participations in Letter of Credit Obligations, Swing Loans and Protective Advances of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (x) each Non-Defaulting Lender’s Ratable Portion of all Revolving Credit Outstandings (with the aggregate amount of such Non-Defaulting Lenders risk participations and funded participation in Letter of Credit Obligations, Swing Loans and Protective Advances being deemed “held” by such Lender) may not in any event exceed such Revolving Credit Lender’s Revolving Credit Commitment as in effect at the time of such reallocation and (y) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuers, the Swing Loan Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(2) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s participations in Letter of Credit Obligations, Swing Loans and Protective Advances cannot be so reallocated, whether by reason of the first proviso in clause (1) above or otherwise, the Borrowers will, not later than one Business Day after demand by the Administrative Agent (at the direction of the Administrative Agent, the applicable Issuer and/or the Swing Loan Lender, as the case may be), (x) Cash Collateralize the obligations of the Borrowers to the Administrative Agent, Issuers and the Swing Loan Lender in respect of such participations in Letter of Credit Obligations, Swing Loans and Protective Advances, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such participations in Letter of Credit Obligations, Swing Loans and Protective Advances, (y) in the case of such participations in Swing Loans, prepay (subject to clause (3) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, and to the Issuers and the Swing Loan Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(3) any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.19(e) (Defaulting Lender Cure)) the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuers or the Swing Loan Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the Issuers pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(iii) Certain Fees. (1) No Defaulting Lender shall be entitled to receive any fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2) Each Defaulting Lender shall be entitled to receive fees under Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Portion of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(b).

(3) With respect to any fees under Section 2.12 not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower Representative shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations, Swing Loans and Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(ii)(1) above, (y) pay to the Administrative Agent, each Issuer and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Administrative Agent’s, such Issuer’s or such Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit, Swing Loan or Protective Advance is at the time outstanding, the applicable Issuer, the Swing Loan Lender and the Administrative Agent, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Revolving Credit Commitments have been fully reallocated pursuant to Section 2.19(a)(ii) above), by notice to the Borrower Representative and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to the applicable Issuer, the Swing Loan Lender and the Administrative Agent in respect of such Letter of Credit, Swing Loan or Protective Advance in amount at least equal to 103% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuer and the Swing Loan Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b) Cash Collateral.

(i) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuers and the Swing Loan Lender, and agrees to maintain, a first priority security interest in all Cash Collateral provided under this Section 2.19 as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, Swing Loans and Protective Advances, to be applied pursuant to subclause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower Representative will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit, Swing Loans and Protective Advances shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, Swing Loans and Protective Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Administrative Agent’s the Swing Loan Lenders, or any Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19(b) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Swing Loan Lender and each Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.19(a), the Person providing Cash Collateral and the Administrative Agent, each applicable Issuer and the Swing Loan Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by any Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Administrative Agent, the Issuers and the Swing Loan Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.2 (Borrowing Procedures) in such amounts and in such times as may be required to (i) reimburse an outstanding payment made by the Issuers pursuant to a Letter of Credit, (ii) repay an outstanding Swing Loan, (iii) repay an outstanding Protective Advance and/or (iv) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit, Swing Loans or Protective Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit, Swing Loan or Protective Advance.

(d) Removal of Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Requisite Lenders (determined after giving effect to last two provisos of Section 11.1 (Amendments, Waivers, Etc.)) may by notice to the Borrower Representative and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Requisite Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(e) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Loan Lender and Issuer agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(a)(ii)), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and/or make such other adjustments or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Loans and Protective Advances of the Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments (without giving effect to Section 2.19(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender or a Potential Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender or a Potential Defaulting Lender.

(f) New Swing Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(g) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Revolving Credit Commitment of a Defaulting Lender upon not less than 5 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(a)(ii)(3) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuers, the Swing Loan Lender or any Lender may have against such Defaulting Lender.

(h) Cash Management and Hedging. Notwithstanding anything herein or in any other Loan Document to the contrary, so long as any Lender is a Defaulting Lender, the Last-Out Qualified Secured Obligations owing to such Lender under any Designated Secured Cash Management Document entered into with such Lender while such Lender was a Defaulting Lender, and each Designated Secured Hedging Contract entered into with such Lender while such Lender was a Defaulting Lender, in each case that would otherwise be secured under the Loan Documents, shall be excluded for all purposes from the benefit of any security interest granted under the Loan Documents and from the benefit of any priority of payment in any payment waterfall under any Loan Document.

Section 2.20 Co-Borrowers; Borrower Representative

(a) Joint and Several Liability. The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Administrative Agent, the Issuers, or the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent, the Issuers or the Lenders or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or guarantee therefor (including each Guaranty) or right of offset with respect thereto; provided, however, that the joint and several liabilities of the Borrowers under this Section 2.20 shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing or a Notice of Conversion or Continuation) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans or Letters of Credit made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans or Letters of Credit, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuer or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other Person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b) Borrower Representative Appointment. Each Borrower hereby designates the Borrower Representative as its representative and agent on its behalf for the purpose of issuing, executing and delivering Notices of Borrowing and Notices of Conversion or Continuation, delivering and giving instructions with respect to the disbursements of the proceeds of the Loans, paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents, selecting interest rate options, requesting, executing and delivering Letters of Credit, executing, delivering, giving and receiving all other agreements, documents, certificates, instruments, notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any or all of the Borrower Representative and the other Borrowers under the Loan Documents; provided, however, that any amounts paid by the Borrower Representative on behalf of another Borrower shall be deemed a payment by such other Borrower. The Borrower Representative hereby accepts such appointment. The Administrative Agent, each Lender and each Issuer may regard any certificate, document, notice or other communication delivered pursuant to any Loan Document by the Borrower Representative as a certificate, document, notice or communication delivered by the Borrowers. Each representation, warranty, covenant, agreement and undertaking made on a Borrower’s behalf by the Borrower Representative shall be deemed for all purposes to have been made by each such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.21 Designated Secured Cash Management Documents and Designated Secured Hedging Contracts

(a) The Borrower Representative and any Cash Management Bank or Hedge Bank may from time to time designate a Cash Management Document permitted hereunder as a Designated Secured Cash Management Document, or a Hedge Bank Hedging Contract permitted hereunder as a Designated Secured Hedging Contract, in each case upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower Representative and such Cash Management Bank or Hedge Bank, in form and substance reasonably acceptable to the Administrative Agent, which Designation Notice shall include (i) an agreement by such Cash Management Bank or Hedge Bank to be bound by the terms of Section 2.13(g) Payments and Computations), Section 10.1(a) (Authorization and Action), Section 10.9 (Collateral Matters Relating to Related Obligations) and this Section 2.21 mutatis mutandis,

(ii) a description of such Designated Secured Cash Management Document or Designated Secured Hedging Contract, (iii) the maximum amount of obligations under such Designated Secured Cash Management Document which are to constitute Related Obligations and which are to be treated as last-out with respect to priority of payment in accordance with the waterfall provisions set forth in Section 2.13(g) (Payments and Computations) (“Last-Out Qualified Secured Obligations”) and (iv) the maximum amount of obligations under such Designated Secured Hedging Contract which are to constitute Related Obligations and which are to be treated as Last-Out Qualified Secured Obligations; provided that (I) no such Last-Out Qualified Secured Obligations with respect to any Designated Secured Cash Management Document or Designated Secured Hedging Contract shall constitute Last-Out Qualified Secured Obligations or Related Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Last-Out Qualified Secured Obligations and any Reserves imposed as a result of such Last-Out Qualified Secured Obligations, the Available Credit would be less than zero, (II) such Last-Out Qualified Secured Obligations shall constitute Obligations and Related Obligations only to the extent that such Last-Out Qualified Secured Obligations, together with all other Related Obligations theretofore designated hereunder as Last-Out Qualified Secured Obligations, do not exceed $15,000,000 and (III) no such Last-Out Qualified Secured Obligations with respect to any Designated Secured Cash Management Document or Designated Secured Hedging Contract shall constitute Last-Out Qualified Secured Obligations or Related Obligations to the extent that the counterparty to such Designated Secured Cash Management Document or Designated Secured Hedging Contract ceases to be the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender.

(b) The Borrower Representative and any Cash Management Bank or Hedge Bank may increase, decrease or terminate any Last-Out Qualified Secured Obligations in respect of any Designated Secured Cash Management Document or Designated Secured Hedging Contract upon written notice to the Administrative Agent; provided that any increase in any Last-Out Qualified Secured Obligations shall be deemed to be a new designation of Last-Out Qualified Secured Obligations pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 2.21(a). No obligations under any Designated Secured Cash Management Document or Designated Secured Hedging Contract in excess of the applicable Last-Out Qualified Secured Obligations shall constitute Related Obligations, Obligations or Secured Obligations hereunder or under the other Loan Documents.

(c) No counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract that obtains the benefits of Section 2.13(g) (Payments and Computations), any Guaranty, or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as the Administrative Agent, a Lender or Issuer, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Related Obligations arising under Designated Secured Cash Management Documents or Designated Secured Hedging Contracts unless the Administrative Agent has received written notice of such Related Obligations (including, but not limited to a Designation Notice), together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to such Designated Secured Cash Management Document or Designated Secured Hedging Contract.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Effective Date

The effectiveness of this Agreement and the obligations of the Lenders to make the initial Loans (if any) and of the Issuers to Issue the initial Letters of Credit (if any) under this Agreement shall be subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a) Certain Documents. The Administrative Agent and the Collateral Agent or their counsel shall have received on or prior to the Effective Date (and, to the extent any Borrowing of any Eurodollar Rate Loans or CDOR Loans is requested to be made on the Effective Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans or CDOR Loans, at least three Business Days prior to the Effective Date) each of the following, each dated as of the Effective Date unless otherwise indicated or agreed to by the Administrative Agent or the Collateral Agent, in each case in form and substance satisfactory to the Borrowers, the Administrative Agent, the Collateral Agent, the Arrangers, each Lender and their respective counsels:

(i) this Agreement, duly executed and delivered by each of the parties hereto and, for the account of each Lender requesting the same, a Revolving Credit Note of the Borrowers conforming to the requirements set forth herein;

(ii) a Guaranty, duly executed and delivered by the Parent, UTi (Netherlands) Holdings B.V., each Domestic Subsidiary of the Parent, and each Subsidiary of the Parent organized under the laws of Canada, in each case other than any Non-Guarantor Subsidiaries;

(iii) the U.S. Pledge and Security Agreement, duly executed by UTi (Netherlands) Holdings B.V., each U.S. Borrower, and each Guarantor that is a Domestic Subsidiary of the Parent;

(iv) [reserved;]

(v) the Canadian Pledge and Security Agreement, duly executed by UTi (Netherlands) Holdings B.V., the Canadian Borrower, and each Guarantor organized under the laws of Canada;

(vi) evidence reasonably satisfactory to the Collateral Agent that, the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected security interest in the Collateral (other than the Real Property) with the priority required by the Loan Documents (or arrangements for perfection satisfactory to the Collateral Agent and the Arrangers shall have been made), including (x) such documents duly executed by each Loan Party as the Collateral Agent may request with respect to the perfection of its security interests in such Collateral (including financing statements under the UCC and PPSA, with respect to the Loan Parties, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office, the Copyright Office or the Canadian Intellectual Property Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the U.S. Pledge and Security Agreement and the Canadian Pledge and Security Agreement) and (y) copies of UCC and PPSA search results as of a recent date, together with copies of such financing statements and amendments, none of which shall cover such Collateral, except for those that shall be terminated on the Effective Date or are otherwise permitted hereunder;

(vii) except as provided in Section 7.17 (Post-Closing Obligations), confirmation that (i) all instruments representing Pledged Debt Instruments, duly endorsed in blank and (ii) all certificates, instruments and other documents representing all Pledged Stock, together with stock powers for such certificates, instruments and other documents executed in blank, each pledged pursuant to the U.S. Pledge and Security Agreement or the Canadian Pledge and Security Agreement, as applicable, have been delivered to the Collateral Agent or its counsel;

(viii) a favorable opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties;

(ix) favorable opinions of Harney, Westwood & Riegels LLP; WeirFoulds LLP; Boekel de Neree N.V.; Snell & Wilmer LLP; Poore, Roth & Robinson, P.C.; Tonkon Torp LLP; Dibble Law Offices; and Richards, Layton & Finger, P.A., each acting as local and foreign counsel to the Loan Parties, customary for transactions of this type and including customary qualifications and assumptions;

(x) a certificate of a duly authorized officer of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder or thereunder to be executed and delivered by or on behalf of such Loan Party on or before the Effective Date, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and the transactions contemplated hereunder and thereunder, (D) all shareholder or equity holder resolutions or consents, if applicable, necessary to approve the Loan Documents and the transactions contemplated hereunder and thereunder; and (E) the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party as in effect on the date of such certification, certified as of a recent date by the Secretary of State of the state of organization (in the case of each Loan Party that is a Domestic Person), together with certificates of such official attesting to the good standing of each such Loan Party under the laws of its jurisdiction of organization (to the extent such jurisdiction provides for the designation of entities organized thereunder as existing in good standing);

(xi) a certificate of a Responsible Officer of the Parent, in form and substance satisfactory to the Administrative Agent, stating that after giving effect to (a) the initial funding of any Loans and the Issuance of any Letters of Credit hereunder, (b) the payment by the Borrowers of all fees and expenses described in clause (b) below, and (c) the transactions described in clause (f) below, the Borrowers and each of the Guarantors are Solvent;

(xii) a certificate of a Responsible Officer of the Parent certifying that the conditions precedent set forth in clauses (a)(xiv), (d) (including a certification as to the amount of the Available Credit on the Effective Date), (e), (f) and (i) below and in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied;

(xiii) evidence reasonably satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with insurance certificates (to the extent that the issuance of insurance certificates is customary in the jurisdiction of the applicable insurance broker) naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies of any Loan Party and otherwise complying with the requirements of Section 7.5 (Maintenance of Insurance);

(xiv) evidence satisfactory to the Lenders in their reasonable judgment that (A) the existing Indebtedness of the Parent and its Subsidiaries does not exceed $645,000,000 on the Effective Date, and (B) the existing secured Indebtedness (without regard to the Commitments or any Capital Lease Obligations) of the Loan Parties does not exceed $70,000,000 on the Effective Date;

(xv) a perfection certificate duly completed and executed by each Loan Party in the form provided by the Administrative Agent shall have been delivered to the Administrative Agent prior to the Effective Date.

(b) Fees and Expenses Paid. There shall have been paid all reasonable and out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) due and payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders on or before the Effective Date (including all such fees described in the Fee Letter) under or in connection with the Loan Documents and the transactions contemplated hereby and thereby.

(c) Field Examination. Prior to the Effective Date, the Administrative Agent shall have received the results of a field examination of each of the U.S. and Canadian Loan Parties conducted by a field examiner satisfactory to the Administrative Agent, which results shall be reasonably satisfactory to the Administrative Agent.

(d) Minimum Available Credit. On the Effective Date, after giving effect to the initial funding of any Loans, the Issuance of any Letters of Credit hereunder, and the payment by the Borrowers of all fees and expenses described in clause (b) above, Available Credit shall not be less than $100,000,000.

(e) Material Adverse Change. Except as disclosed on Schedule 4.5 (Material Adverse Effect), there shall not have occurred a Material Adverse Change.

(f) Refinancing of Existing Facilities. (i) All obligations under the Existing Facilities shall have been repaid in full and all liens granted thereunder, if any, shall have been terminated, and (ii) the Administrative Agent shall have received payoff letters and release documents for each of the Existing Facilities, each duly executed and delivered by the Parent or the applicable Subsidiaries of the Parent, and the applicable agents, issuers or lenders thereunder, or other evidence of such termination and release, in each case in form and substance reasonably satisfactory to the Administrative Agent; provided, that the existing letters of credit and related reimbursement obligations shall remain outstanding under the Existing Facility with Nedbank Limited to the extent disclosed in Schedule 8.1 (Existing Indebtedness).

(g) Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the Effective Date.

(h) Borrowing Base Certificate. The Administrative Agent shall have received an initial Borrowing Base Certificate setting forth the Borrowing Base as of the most recent month ended at least five calendar days prior to the Effective Date, in a form reasonably satisfactory to the Administrative Agent.

(i) Financial Advisor. The Parent shall have engaged and be continuing to engage a financial advisor of nationally recognized standing reasonably acceptable to Citi and MS on terms and conditions, and with a scope of services, reasonably acceptable to Citi and MS.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents (other than Designated Secured Cash Management Documents and Designated Secured Hedging Contracts not arising in connection with this Agreement) shall be true and correct on and as of the Effective Date, and shall be true and correct in all material respects on and as of the date of such Loan or Issuance after the Effective Date, with the same effect as though made on and as of such date, in each case both immediately before and immediately after the making of such Loan or the Issuance of such Letter of Credit, except, to the extent such representations and warranties (x) expressly relate to an earlier date, such representations and warranties shall have been true and correct in all material respects as of such earlier date, (y) are qualified by “material”, “material adverse effect” or a similar term shall be true and correct in all respects, and (z) are contained in Sections 4.4(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.1(a), (b) and (c); and

(ii) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after the making of such Loan or the Issuance of such Letter of Credit.

(c) Availability. Both immediately before and immediately after the making of such Loan or the Issuance of such Letter of Credit, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date (i) does not violate any Requirement of Law on the date of or immediately following the making of such Loan or the Issuance of such Letter of Credit and (ii) is not enjoined, temporarily, preliminarily or permanently.

(e) Defaulting Lenders and Potential Defaulting Lenders. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuer will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit (including to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof), and the Swing Loan Lender will not be required to make any Swing Loan, unless the Issuer or the Swing Loan Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuer or the Swing Loan Lender; provided that (i) the Revolving Credit Outstandings of each Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit

Commitment, and (ii) neither any reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Collateral Agent, the Issuers, the Swing Loan Lender or any other Lender may have against such Defaulting Lender or such Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

Each submission by any Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by any Borrower of the proceeds of each Loan requested therein, and each submission by any Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by such Borrower as to the matters specified in clause (b) (Representations and Warranties; No Defaults) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Effective Date Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Effective Date), each Revolving Credit Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Revolving Credit Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Revolving Credit Lender prior to the Borrowing on the Effective Date, borrowing of Swing Loans or Issuance hereunder specifying its objection thereto and such Revolving Credit Lender shall not have made available to the Administrative Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to enter into this Agreement, the Loan Parties represent and warrant each of the following to the Lenders, the Issuers, the Administrative Agent and the Collateral Agent, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

The Parent and each of the Parent’s Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such jurisdiction provides for the designation of entities organized thereunder as existing in good standing), except, in the case of such Persons that are not Loan Parties, where the failure to be so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect, (b) is duly qualified to do business as a foreign entity and is in good standing (if applicable) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, in the aggregate, be reasonably expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, except, in the case of such Persons that are not Loan Parties, where the failure to have such power could not, in the aggregate, be reasonably expected to have a Material Adverse Effect, (d) is in compliance with all applicable Requirements of Law (including the Anti-Terrorism Order and the Patriot Act), except where the failure to be in compliance could not, in the aggregate, be reasonably expected to have a Material Adverse Effect, and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or where the failure to so obtain or make could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the making of the Loans and the issuance of Letters of Credit thereunder, and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii) have been or, at the time of delivery thereof, will have been duly authorized by all necessary corporate, limited liability company, partnership or organizational action, including the consent of shareholders, directors, partners, managers and members where required;

(iii) do not and will not (A) contravene or violate such Loan Party’s Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party, or any order or decree of any Governmental Authority or arbitrator having binding power applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of any material Contractual Obligation of such Loan Party or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than (x) those in favor of the Collateral Agent pursuant to the Collateral Documents; and (y) Liens permitted by Section 8.2 (Liens, Etc.); in the case of clauses (B) and (C) above, except where such violation, conflict, breach or default could not be reasonably expected to have a Material Adverse Effect; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority, other than those that have been or will be, prior to the Effective Date or on or prior to the date such Person becomes a Loan Party, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Effective Date) or otherwise, and each of which on the Effective Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents, except where the failure to obtain such consent, authorization or approval or make such notice, filing or registration could not be reasonably expected to have a Material Adverse Effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Ownership of Subsidiaries

(a) As of the Effective Date, the authorized Stock of each Loan Party is validly issued, fully paid and non-assessable. As of the Effective Date, the Parent has no Subsidiaries other than those specifically disclosed in Schedule 4.3 (Ownership of Subsidiaries), and all of the outstanding Stock in such Subsidiaries is owned beneficially and of record by each Person in the percentages specified on Schedule 4.3 (Ownership of Subsidiaries), free and clear of all Liens other than the Liens created under the Collateral Documents or permitted under this Agreement and the other Loan Documents.

(b) The Loan Parties do not own or hold, directly or indirectly, any Stock of any Person other than Investments permitted by Section 8.3 (Investments).

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Parent and its Subsidiaries as at January 31, 2013 and the related Consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, certified by the Parent’s Accountants, copies of which have been furnished to the Administrative Agent, fairly present, the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of the operations of the Parent and its Subsidiaries for the Fiscal Year ended on such date, all in accordance with GAAP.

(b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries as at April 30, 2013, July 31, 2013 and October 31, 2013, and the related Consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the Fiscal Quarter then most recently ended, copies of which have been furnished to the Administrative Agent, fairly present, the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of the operations of the Parent and its Subsidiaries for the Fiscal Quarter ended on such dates, all in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Effective Date, none of the Parent or any of the Parent’s Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clauses (a) or (b) above or in the notes thereto.

(d) The Projections are based upon good faith estimates and the assumptions stated therein, all of which the Parent believes to be reasonable in light of conditions and facts known to the Parent as of the Effective Date and, as of the Effective Date, reflect the Parent’s good faith estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein; provided, that no assurance is given that the results forecasted in such Projections will be achieved and that actual results during the period or periods covered thereby are subject to significant uncertainties and contingencies (many of which are out of the control of the Loan Parties) and may differ from the projected results set forth therein by a material amount.

Section 4.5 Material Adverse Effect

Except as disclosed on Schedule 4.5 (Material Adverse Effect), since October 31, 2013, there have been no events or developments, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made, issued or extended on the Effective Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made, issued or extended, (b) the disbursement of the proceeds of such Loans referred to in clause (a) pursuant to the instructions of any Borrower, and (c) the payment and accrual of all transaction costs of the Loan Parties in connection with the foregoing, the Parent and its Subsidiaries, taken as a whole, are Solvent.

Section 4.7 Litigation

Except for the Disclosed Matters, there are no pending or, to the knowledge of any Loan Party, threatened actions, investigations or proceedings affecting the Parent or any of its Subsidiaries before any court, or Governmental Authority other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently). Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.8 Taxes

(a) All federal, state, provincial, territorial, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Parent or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, correct and complete, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Parent or such Tax Affiliate in accordance with GAAP or (ii) which could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. The Parent and each of its Tax Affiliates has complied with the payroll tax, wage withholding, social security and unemployment withholding provisions of applicable Requirements of Law and has timely paid the amounts withheld over to the respective Governmental Authorities except as could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Parent or any of its Tax Affiliates has (i) as of the Effective Date, executed or filed with the IRS, Canada Revenue Agency or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Parent (or its Tax Affiliate) is the common parent or, in the case of any Tax Affiliate of the Parent , a group of which such Tax Affiliate was a member prior to the acquisition by the Parent or a Subsidiary of the Parent of such Tax Affiliate, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(c) The Borrowers do not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4 of the Code), except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Full Disclosure

The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Parent or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect. The information prepared and furnished in writing to the Administrative Agent by or on behalf of the Loan Parties in connection with this Agreement, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading taken as a whole in light of the circumstances in which made; provided that with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished (it being understood that actual results may vary from projected results and that such differences may be material).

Section 4.10 Margin Regulations

None of the Loan Parties or any Subsidiary of the Parent is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) None of the Loan Parties or any Subsidiary of the Parent is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof.

(b) None of the Loan Parties or any Subsidiary of the Parent is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any Loan Party, no other party is in default under or with respect to any Contractual Obligation owed to the Parent or any Subsidiary of the Parent, other than, in either case, those defaults that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

Section 4.12 Investment Company Act

None of the Loan Parties is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrowers (and, to the extent distributed to any of them in a transaction permitted by the Loan Documents, the Parent and each Subsidiary of the Parent) solely (i) to pay transaction costs, fees and expenses associated with the Loan Documents and the transactions related thereto, (ii) to provide working capital from time to time for the Borrowers and their Subsidiaries and (iii) for other general corporate purposes of the Borrowers and their Subsidiaries.

Section 4.14 Insurance

Schedule 4.14 (Insurance) sets forth as of the Effective Date a summary of all material insurance policies maintained by the U.S. and Canadian Loan Parties. All material policies of insurance of any kind or nature of the U.S. and Canadian Loan Parties are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. As of the Effective Date, none of the U.S. and Canadian Loan Parties has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Parent or any of its Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to any Loan Party’s knowledge, threatened, against or involving the Parent or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Parent or any of its Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Effective Date, there is no collective bargaining agreement covering any employee of the Parent or its Subsidiaries in the United States and Canada.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies as of the Effective Date all Benefit Plans and identifies each Benefit Plan that is a Multiemployer Plan.

(b) Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law is subject to a currently effective determination letter from the IRS (or its equivalent based on Requirements of Law) stating that it so qualifies and, to the knowledge of the Parent and its Subsidiaries, no event has occurred which would result in the loss of such qualification.

(c) Each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) None of the Parent, any of the Parent’s Subsidiaries nor any ERISA Affiliate could have any Withdrawal Liability as a result of a complete withdrawal from a Multiemployer Plan as of the Effective Date that would reasonably be expected to have a Material Adverse Effect.

(f) There are no actions, suits or claims pending or threatened against or involving a Benefit Plan (other than routine claims for benefits) which would reasonably be expected in the aggregate to have a Material Adverse Effect.

(g) Except as would not be reasonably expected to have a Material Adverse Effect, (i) the PBGC has not instituted proceedings to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted and (ii) each Benefit Plan and any trust established thereunder satisfies the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA.

(h) Except as would not be reasonably expected to have a Material Adverse Effect, with respect to each Multiemployer Plan: (i) neither the Parent nor any Subsidiary of the Parent nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full); (ii) no event has occurred that presents a material risk of a partial withdrawal; (iii) neither the Parent nor any Subsidiary of the Parent nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA; and (iv) no circumstances exist that present a material risk that any such plan will go into reorganization.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Pension Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Pension Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations according to the actuarial assumptions most recently used to determine employer contributions to such Foreign Pension Plan; (iii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

(j) Schedule 4.16 (List of Plans) lists all Canadian Pension Plans and Canadian Benefit Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries or in respect of which they have any liability. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Canadian Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. To the knowledge of the Borrowers, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under the applicable Requirements of Law. None of the Canadian Pension Plans is a defined benefit plan.

Section 4.17 Environmental Matters

(a) Except as disclosed on Schedule 4.17 (Environmental Matters), the operations of the Parent and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits and there are no proceedings pending or, to the knowledge of any Loan Party, threatened that could increase the costs of, or impair the ability of the Parent or any of its Subsidiaries to maintain, such compliance, other than such non-compliance or proceedings that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Parent or any of its Subsidiaries or any Real Property currently or, to the knowledge of any Loan Party, previously owned, operated or leased by or for the Parent or any of its Subsidiaries is subject to any pending or, to the knowledge of any Loan Party, threatened, claim, order, notice of violation or notice of potential liability or is the subject of any pending or, to the knowledge of any Loan Party, threatened proceeding or governmental investigation under or pursuant to Environmental Laws (in the case of former Real Property that relates to the period of ownership, operation or lease by the Parent or any Subsidiary), other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17 (Environmental Matters), as of the Effective Date, no Real Property owned, operated or leased by the Parent or any of its Subsidiaries is a treatment, storage or disposal facility (including for waste or hazardous waste) requiring a Permit for such treatment, storage or disposal activities under Environmental Laws including the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog for which the Parent or any of its Subsidiaries has failed to obtain or comply with such required permit, except where failure to obtain such a Permit could not reasonably be expected to have a Material Adverse Effect.

(d) There have been no environmental incidents or conditions arising out of or relating to the operations of any Loan Party or, during the period of ownership, operation or lease by a Loan Party, the operation of any Real Property owned, operated or leased by the Parent or any of its Subsidiaries other than those that, in the aggregate, could not reasonably be expected to result in Environmental Costs and Liabilities that could reasonably be expected to have a Material Adverse Effect.

(e) As of the Effective Date, no Environmental Lien has been filed against any owned property of the Parent or any of its Subsidiaries or, to the knowledge of any Loan Party, any leased property of the Parent or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect.

(f) The Lenders have been provided with, or been provided reasonable access to, all existing Phase I, Phase II, remedial or similar environmental reports identifying or describing actual or potential Environmental Liabilities and Costs, in each case relating to the Parent, any of its Subsidiaries, or the Collateral and, in each case, other than reports identifying or describing such liabilities and costs that could not reasonably be expected to have a Material Adverse Effect.

Section 4.18 Intellectual Property

(a) The Parent and each of its Subsidiaries owns, or is validly licensed to use, all trademarks, service marks, trade names, copyrights, patents, Internet domain names, know-how, trade secrets, and other proprietary information, methods and formulas and all other intellectual property and any applications and registrations for any of the foregoing (“Intellectual Property”) necessary to conduct, the respective businesses of the Parent and its Subsidiaries as such businesses are presently being conducted, free and clear of all Liens (other than Customary Permitted Liens), except as could not reasonably be expected to have a Material Adverse Effect. The conduct of, and the use of Intellectual Property in, the business of the Parent and its Subsidiaries (including the products and services of the Parent and its Subsidiaries) does not infringe, misappropriate, or otherwise violate in any material respect the rights of any other Person, and there has been no such claim asserted or threatened in the past six years against the Parent or any of its Subsidiaries or, to the knowledge of any Loan Party, any other Person, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Except for office actions issued by a Governmental Authority in the ordinary course of patent or trademark prosecution, there are no pending or threatened claims or litigations (i) alleging any infringement, misappropriation or violation by the Parent or any of its Subsidiaries of any Intellectual Property or other right of any Person or (ii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or other Intellectual Property exclusively licensed to the Parent or any of its Subsidiaries, except in each case claims and litigations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.19 Title; Real Property

(a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all material Real Property and good title to, or leasehold interest in, substantially all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Parent, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Parent and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Parent’s and its Subsidiaries’ right, title and interest in and to all such property, except to the extent that the failure to obtain such items could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Effective Date, no portion of any Material Real Property is located in a special flood hazard area as designated by any federal Governmental Authority.

Section 4.20 OFAC

None of the Parent or any of its Subsidiaries (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is currently a Sanctioned Entity. No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been used by the Parent or any of its Subsidiaries, to lend, contribute, provide, or has otherwise been made available by the Parent or any of its Subsidiaries, to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Sanctioned Entity, or in any other manner that could result in any violation by any Lender, any Arranger, the Administrative Agent, any Issuer, or any of their respective Affiliates, of Sanctions.

Section 4.21 Anti-Terrorism; FCPA

The Parent and each of its Subsidiaries are in compliance with all Requirements of Law relating to anti-terrorism or money laundering (collectively, “Anti-Terrorism Laws”), including, but not limited to, (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), (c) the United States Foreign Corrupt Practices Act of 1977, as amended, (d) the Requirements of Law comprising or implementing the Bank Secrecy Act, (e) the Requirements of Law administered by the U.S. Department of Treasury’s Office of Foreign Asset Control, (f) the Proceeds of Crime Act (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder, and (g) other applicable anti-money laundering, anti-terrorism financing, government sanction and “know your client” laws in each jurisdiction. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the knowledge of the Parent or any of its Subsidiaries, indirectly by or on behalf of the Parent or any of its Subsidiaries, (x) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (y) in violation of Sanctions.

Section 4.22 Deposit Accounts and Securities Accounts

Set forth on Schedule 4.22 (Deposit Accounts and Securities Accounts) is an accurate list of all Deposit Accounts and Securities Accounts maintained by each U.S. and Canadian Loan Party as of the Effective Date, which list includes, with respect to each such account, in each case as of the Effective Date, the account number, the name of such account, the name of the account bank or securities intermediary, as applicable, at which such account is located, whether such account is (or is required to be) an Approved Deposit Account, a Control Account, an Excluded Deposit Account, and whether such account has a lockbox associated with it (in which case the corresponding lockbox number shall also be listed).

Section 4.23 Borrowing Base Certificate

As of the date of each Borrowing Base Certificate, the information set forth in such Borrowing Base Certificate is accurate and complete in all material respects.

ARTICLE V

FINANCIAL COVENANT

The Loan Parties agree with the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to the following as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Minimum Fixed Charge Coverage Ratio

The Loan Parties shall not permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries, on a consolidated basis (calculated on a Pro Forma Basis), for any period of four consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter to be less than 1.0 to 1.0, to be measured as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending immediately preceding the date on which Available Credit is less than the greater of (a) 10% of the Maximum Credit at such time and (b) $15,000,000. Once such covenant is in effect, compliance with the covenant will be discontinued on the first date thereafter on which, during the preceding 30 consecutive calendar days (inclusive of such date), Available Credit shall have been equal to or greater than the greater of (i) 10% of the Maximum Credit and (ii) $15,000,000 (the period such covenant is in effect, the “Financial Covenant Trigger Period”).

ARTICLE VI

REPORTING COVENANTS

The Loan Parties agree with the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to each of the following, as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Loan Parties shall furnish to the Administrative Agent each of the following:

(a) Monthly Reports. During a Weekly Reporting Period, as soon as available, but in any event within 30 days after the end of each fiscal month in each Fiscal Year (other than any fiscal month ending on the last day of any Fiscal Quarter), financial information regarding the Parent and its Subsidiaries consisting of the Consolidated statements of income, including revenue and operating income, for such month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a Responsible Officer of the Parent as fairly presenting the Consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Quarterly Reports. As soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the Parent and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting the Consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. As soon as available, but in any event within 90 days after the end of each Fiscal Year thereafter, financial information regarding the Parent and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all prepared in accordance with GAAP and, in the case of such Consolidated Financial Statements, certified without qualification as to the scope of the audit or as to the Parent being a going concern by the Parent’s Accountants, together with the report of such accounting firm stating that (i) such Consolidated Financial Statements fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s Accountants shall concur and that shall have been disclosed in the notes to such Financial Statements) and (ii) the examination by the Parent’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(d) [Reserved]

(e) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a), (b) or (c) above, a certificate of a Responsible Officer of the Parent (each, a “Compliance Certificate”) (i) showing detailed calculations of the financial covenant contained in Article V (Financial Covenant) (whether or not a Financial Covenant Trigger Period exists and including a detailed calculation of Consolidated EBITDA for the applicable four quarter period) as of the last day of the fiscal month, Fiscal Quarter or Fiscal Year in respect of which such Compliance Certificate is being delivered, and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Loan Parties propose to take with respect thereto.

(f) Corporate Chart and Other Collateral Updates. To the extent that the Corporate Chart changes with respect to any Loan Party or any Subsidiary of the Parent required to become a Loan Party hereunder, promptly after the date of such change, and in any event no less frequently than once each year, (i) a certificate of a Responsible Officer of the Parent certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (f)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Parent in form and substance reasonably satisfactory to the Administrative Agent that all certificates, written statements, written updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (f) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (f) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant (other than the covenants set forth in the first two sentences of this clause (f)), or any breach of any representation or warranty (other than a representation or warranty made pursuant to the first sentence of this clause (f)), contained in any Loan Document or any other Default or Event of Default.

(g) Business Plan. Not later than 45 days after the last day of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Parent and its Subsidiaries for the next Fiscal Year approved by the Board of Directors of the Parent (the “Business Plan”), (ii) forecasts prepared by management of the Parent for each Fiscal Quarter in such Fiscal Year and (iii) forecasts prepared by management of the Parent for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet, income statement, statement of cash flows, Borrowing Base, and Available Credit and (y) a statement of all of the material assumptions on which such forecasts are based, the forecasts described in clauses (ii) and (iii) together being referred to herein as the “Projections”.

(h) Management Letters, Etc. Within three Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Parent’s Accountants).

Notwithstanding the foregoing, the obligations in clauses (b) and (c) of this Section 6.1 may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing the Parent’s Form 10-K or 10-Q, as applicable, filed with the United States Securities and Exchange Commission; provided that any documents required to be delivered pursuant to clauses (b) and (c) of this Section 6.1 shall be deemed to have been delivered on the date (i) that the Parent posts such documents, or provides a link thereto on the website on the Internet at the Parent’s website address, or (ii) on which such documents are available via the EDGAR system of the United States Securities and Exchange Commission on the Internet, in each case so long as the information and materials deemed delivered pursuant to this sentence satisfy the requirements of Section 6.1(b) or (c), as applicable.

Section 6.2 Default Notices

As soon as practicable, and in any event within two Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of (a) any Default, (b) any Event of Default or (c) any other event that such Loan Party expects has or could reasonably be expected to have a Material Adverse Effect or cause or result in or reasonably be expected to cause or result in a Material Adverse Change, the Borrower Representative shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Borrower Representative shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator having binding authority, affecting the Parent or any Subsidiary of the Parent that (i) seeks injunctive or similar relief that could reasonably be expected to have a Material Adverse Effect or (ii) in the reasonable judgment of the Parent or such Subsidiary, an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 6.4 [Reserved]

Section 6.5 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower Representative shall send the Administrative Agent copies of (a) all reports and registration statements that the Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any national, Canadian federal or provincial securities commission or foreign securities exchange or the National Association of Securities Dealers, Inc., (b) all material press releases and (c) all other statements concerning material changes or developments in the business of the Parent or any of its Subsidiaries made available by the Parent or any of its Subsidiaries to the public; provided that any documents required to be delivered pursuant to this Section 6.5 shall be deemed to have been delivered on the date (i) that the Parent posts such documents, or provides a link thereto on the website on the Internet at the Parent’s website address, or (ii) on which such documents are available via the EDGAR system of the United States Securities and Exchange Commission on the Internet.

Section 6.6 Labor Relations

Promptly after a Responsible Officer of any Loan Party becoming aware of the same, the Borrower Representative shall give the Administrative Agent written notice of any material labor dispute to which the Parent or any of its Subsidiaries is or is reasonably expected to become a party involving any strikes, work slowdowns or lockouts or other similar disputes relating to any of such Person’s plants and other facilities and, in the aggregate, cause a Material Adverse Effect.

Section 6.7 Tax Returns

Upon the request of the Administrative Agent or any Lender through the Administrative Agent, the Loan Parties shall provide copies of all federal, state, provincial, territorial and local tax returns and reports filed by any U.S. and Canadian Loan Party in respect of taxes measured by net income (excluding sales, use and like taxes), franchise taxes and other material taxes.

Section 6.8 Insurance

As soon as is practicable and in any event within 60 days after the end of each Fiscal Year, the Borrower Representative shall furnish the Administrative Agent with (a) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the U.S. and Canadian Loan Parties and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured with respect to the Collateral, as applicable, subject to and to the extent required by the Loan Documents. The Borrower Representative shall also provide the information set forth in this paragraph promptly upon the occurrence of any material change in the amount, coverage or duration of its insurance coverage (including the termination of any such coverage).

Section 6.9 ERISA Matters and Canadian Pension Plan Matters

The Borrower Representative shall furnish the Administrative Agent each of the following:

(a) Except as otherwise specifically provided in the subsequent provisions of this Section 6.9, promptly and in any event within 30 days after the Parent or any Subsidiary of the Parent or, to the knowledge of the Parent or any Loan Party, any ERISA Affiliate, knows or has reason to know that any ERISA Event that, individually or in the aggregate, could be expected to have a Material Adverse Effect has occurred, written notice describing such event and a description of any action that has been taken or proposed to be taken with respect thereto;

(b) promptly and in any event within 10 days after the Parent or any Subsidiary of the Parent or, to the knowledge of the Parent or any Loan Party, any ERISA Affiliate, knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Benefit Plan, a written statement of a Responsible Officer of the Borrower Representative describing such ERISA Event or waiver request and any action, that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that the Parent or any Subsidiary of the Parent or, to the knowledge of the Parent or any Loan Party, any ERISA Affiliate, files a notice of intent to terminate any Benefit Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of such notice; and

(d) following the institution of a proceeding by a fiduciary of a Multiemployer Plan against the Parent or any Subsidiary of the Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, then as soon as reasonably possible after such 30 days, written notice describing such proceedings and a description of any action that has been taken or proposed to be taken with respect thereto.

(e) The Borrower Representative shall furnish the Administrative Agent prompt written notice of receipt of any notice of any material governmental investigation or any material litigation or proceeding commenced or threatened against any Loan Party that is asserted or instituted against any Canadian Pension Plan, Canadian Benefit Plan, its fiduciaries or its assets.

(f) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(g) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(h) The Loan Parties shall deliver to the Administrative Agent (if applicable) (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties and their Subsidiaries in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing which in each case, would have a cost in excess of $1,000,000 per annum in the aggregate for any and all such plans; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan or a Canadian Benefit Plan.

Section 6.10 Environmental Matters

The Borrower Representative shall provide the Administrative Agent promptly and in any event within 10 Business Days after any member of the management of the Parent or any Subsidiary of the Parent (a) first receives from a third party any of the following:

(i) notification alleging that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Person to unbudgeted Environmental Liabilities and Costs, in excess of $5,000,000 in the aggregate in any Fiscal Year or that could reasonably be expected to have a Material Adverse Effect.

(ii) notification that any real or personal property of such Person is or is reasonably expected to be subject to any Environmental Lien for Environmental Liabilities and Costs in excess of $5,000,000 in any Fiscal Year or that would reasonably be expected to have a Material Adverse Effect;

(iii) notice of violation of or potential liability under any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Parent and its Subsidiaries collectively to Environmental Liabilities and Costs in excess of $5,000,000 in any Fiscal Year or that could not reasonably be expected to have a Material Adverse Effect;

(iv) notice of the commencement of any judicial or administrative proceeding or investigation alleging that the Parent or any of its Subsidiaries is responsible for a violation of or liability under any Environmental Law, that, in the aggregate would have a reasonable likelihood of subjecting the Parent and its Subsidiaries collectively to unbudgeted Environmental Liabilities and Costs in excess of $5,000,000 in any Fiscal Year or that could reasonably be expected to have a Material Adverse Effect; and

(b) receives a written reasonable request by the Administrative Agent or any Lender through the Administrative Agent for an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice delivered pursuant to this Section 6.10 (or pursuant to a request in accordance with Section 6.15 (Other Information)).

Section 6.11 Borrowing Base Determination

(a) The Borrower Representative shall deliver, as soon as available and in any event not later than 15 Business Days after the end of each fiscal month (or, solely in the case of the calendar months ending March 31, 2014, April 30, 2014, and May 31, 2014, not later than 30 calendar days after such date), or more frequently if the Borrower Representative may elect, including on or prior to the closing date of any Permitted Acquisition or any other Investment permitted under Section 8.3 (Investments) where the acquired assets are intended to be included in the Borrowing Base (to the extent permitted by the definition of Borrowing Base), a Borrowing Base Certificate as of the last calendar day of such preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower Representative, a subsequent date on or prior to the date of such Borrowing Base Certificate) executed by a Responsible Officer of the Borrower Representative, together with supporting information in connection therewith, together with any additional reports, statements and reconciliations with respect to the Borrowing Base as required by clause (e) below and as the Administrative Agent may reasonably request. During a Weekly Reporting Period, the Borrower Representative shall deliver, as soon as available and in any event not later than 5:00 p.m. (New

York City time) three Business Days after the last calendar day of each week, an additional Borrowing Base Certificate as of the last calendar day of such preceding calendar week executed by a Responsible Officer of the Borrower Representative, together with supporting information in connection therewith, and with any additional reports, statements and reconciliations with respect to the Borrowing Base as required by clause (e) below and as the Administrative Agent may otherwise reasonably request. Notwithstanding anything to the contrary in this Section 6.11(a), no later than one Business Day prior to the consummation of an Asset Sale (or merger, consolidation or amalgamation that constitutes an Asset Sale) permitted pursuant to Section 8.4 (Sale of Assets) (or such later date as the Administrative Agent may agree in its sole discretion) of (i) Collateral that is included in the Borrowing Base with an aggregate value in excess of $7,500,000 (measured at the time of such Asset Sale) to any Person other than a Borrower or (ii) any Stock of a Borrower to any Person other than a Borrower or any Holding Company that results in the disposition of Collateral that is included in the Borrowing Base with an aggregate value in excess of $7,500,000 (measured at the time of such Asset Sale), then in each case the Borrower Representative shall deliver to the Administrative Agent a revision to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with the terms of this Agreement demonstrating the effect of such Asset Sale on the Borrowing Base (on a Pro Forma Basis), and shall, in each case, thereafter deliver such supporting information as may be reasonably requested by the Administrative Agent. Each Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of this Agreement shall set forth the aggregate amount of all Last-Out Qualified Secured Obligations, in each case based on the latest information that is available to the Borrowers as of the date of such certificate.

(b) The Borrowers shall cooperate with the conduct by the Administrative Agent and its agents, employees, consultants, accountants, lawyers, appraisers, representatives, independent contractors and advisors of (or, upon request of the Administrative Agent, shall conduct, or shall cause to be conducted, at its expense, and present to the Administrative Agent for approval) such appraisals, field audits, investigations and reviews as the Administrative Agent shall deem advisable for the purpose of determining the Borrowing Base, all upon notice and at such times during normal business hours and as often as may be reasonably requested, in each case, at the Borrowers’ expense; provided, however, that (i) so long as no default under any Loan Document shall have occurred and be continuing for a period of five consecutive Business Days and no Event of Default shall be continuing, such appraisals, field audits, investigations and reviews shall not be requested by the Administrative Agent to be at the Borrowers’ expense, in each case, more frequently than twice in any twelve-month period unless the Available Credit at any time is less than the greater of (x) $37,500,000 and (y) 25% of the Maximum Credit at such time (the “Field Examination Trigger”), and then, in each case, no more frequently than three times in such twelve-month period and (ii) upon the consummation of any Permitted Acquisition or any other Investment permitted by Section 8.3 (Investments), the Borrowers may request that the Administrative Agent conduct, and the Administrative Agent shall promptly conduct (or, at the option and upon request of the Administrative Agent, the Borrowers shall conduct, or shall cause to be conducted, at its expense, and present to the Administrative Agent for approval) such additional appraisals, field audits, investigations and reviews, in each case, at the Borrowers’ expense, as the Administrative Agent shall deem advisable for the purpose of determining the extent, if any, to which Eligible U.S. Trade Accounts Receivable or Eligible Canadian Trade Accounts Receivable acquired in such

Permitted Acquisition or such other Investment permitted by Section 8.3 (Investments) may be included in the Borrowing Base. The Borrowers shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein. Each appraisal, field audit, investigation and review conducted in accordance with this Section 6.11(b) shall be in form, scope and substance satisfactory to the Administrative Agent from an appraiser, auditor, examiner or consultant satisfactory to the Administrative Agent.

(c) The Borrower Representative shall promptly notify the Administrative Agent in writing in the event that at any time any Loan Party receives or otherwise gains knowledge that (i) the outstanding Revolving Credit Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess or (ii) a Cash Dominion Period, a Financial Covenant Trigger Period or a Weekly Reporting Period has begun.

(d) The Administrative Agent may, at the Borrowers’ sole cost and expense, make test verifications of the Accounts in such manner and through such medium that the Administrative Agent considers advisable in a commercially reasonable manner and in accordance with its customary business practices (as in effect from time to time) applicable to asset based loans, and the Borrowers shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the Borrowers, the Borrowers shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

(e) As soon as available, each of the reports set forth on Exhibit J (Form of Borrowing Base Reporting Exhibit), in each case delivered no later than the time, to the Person, and in the manner set forth in Exhibit J (Form of Borrowing Base Reporting Exhibit).

(f) Upon request by the Administrative Agent, a list of Account Debtors with respect to Eligible Accounts, with addresses and contact information.

(g) The Borrower Representative shall deliver to the Administrative Agent on the date that it delivers each monthly Borrowing Base Certificate (or on the date that it delivers the last Borrowing Base Certificate in each calendar month during a Weekly Reporting Period) (or such later date as the Administrative Agent may agree in its sole discretion), a report setting forth, for the Parent and each applicable Subsidiary of the Parent and covering the one calendar month period most recently then ended, the Dollar Equivalent amount and date of each intercompany dividend, distribution or Investment made by each investing Subsidiary (as defined in Section 8.3(e)(vii) (Investments)) to the Parent or to UTi Inventory Management Solutions Inc., and by the Parent or UTi Inventory Management Solutions Inc. to each receiving Subsidiary (as defined in Section 8.3(e)(vii) (Investments)), in each case to the extent that such dividends, distributions and Investments were made, or included as part of a series of dividends, distributions and Investments made, in accordance with Section 8.3(e)(vii) or (viii) (Investments).

Section 6.12 Customer Contracts

Promptly after any Responsible Officer of a Loan Party becoming aware of the same, the Borrower Representative shall give the Administrative Agent written notice of any cancellation, termination or loss of any Contractual Obligation or other customer arrangement to the extent such cancellation, termination or loss could reasonably be expected to have a Material Adverse Effect.

Section 6.13 Tax Reporting

Promptly after a Borrower determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower Representative shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

Section 6.14 Notices under Convertible Notes Documents

Promptly after the sending or filing thereof, the Borrower Representative shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Convertible Notes Document.

Section 6.15 Other Information

The Borrower Representative shall provide the Administrative Agent or any Lender acting through the Administrative Agent with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Parent or any Subsidiary of the Parent as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Loan Parties agree with the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to each of the following, as long as any Obligation (other than any contingent indemnification Obligation for which no claim has been made and the Letters of Credit for which Cash Collateral has been provided or arrangements have been made in connection therewith) or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes); provided, that no Loan Party shall be obligated to maintain any right or franchise if the Parent determines, in good faith, that the abandonment of any such right or franchise could not reasonably be expected to have a Material Adverse Effect.

Section 7.2 Compliance with Laws, Etc.

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, comply with all applicable Requirements of Law (including the Anti-Terrorism Order and the Patriot Act), Contractual Obligations and Permits, except where the failure so to comply could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, except as permitted by Section 7.1 (Preservation of Corporate Existence, Etc.), Section 8.4(a) (Sale of Assets) and Section 8.7 (Restriction on Fundamental Changes), use commercially reasonable efforts, in the ordinary course of business, to preserve its business and its business relationship and goodwill with its customers, suppliers and others having business relations with the Parent or any of its Subsidiaries, except where the failure to so comply could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent or the appropriate Subsidiary of the Parent in accordance with GAAP, or where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance

The Loan Parties shall (a) maintain for themselves, and the Loan Parties shall cause to be maintained for each Subsidiary of the Parent, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks and with such self-insured retentions as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas under similar circumstances in which the Parent or such Subsidiary operates, and, in any event, all insurance required by any Collateral Documents and (b) subject to Section 7.17(a) (Post-Closing Obligations), cause such insurance relating to any U.S. and Canadian Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in such coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6 Access

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, from time to time permit the Administrative Agent, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an

Event of Default, no such notice shall be required) on any Business Day during normal business hours to (a) examine and make abstracts from the records and books of account of the Parent and each Subsidiary of the Parent, (b) visit the properties of the Parent and each Subsidiary of the Parent, (c) discuss the affairs, finances and accounts of the Parent and each Subsidiary of the Parent with the officers of the Parent and its Subsidiaries and (d) communicate directly with any certified public accountants (including the Parent’s Accountants); provided that unless an Event of Default shall be continuing (i) the Administrative Agent and any agents or representatives thereof shall not have, in aggregate more than two (or, if a Field Examination Trigger has occurred in such calendar year, three) such examinations and visits during any calendar year and (ii) no exercise of such examination and inspection right shall interfere with the normal operation or business of any Loan Party.

Section 7.7 Keeping of Books

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, keep proper books of record and account, in which adequate entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary such that Financial Statements may be prepared in accordance with GAAP.

Section 7.8 Maintenance of Properties, Etc.

Subject to Section 7.1 (Preservation of Corporate Existence, Etc.) and Section 8.4 (Sale of Assets), the Loan Parties shall, and shall cause each Subsidiary of the Parent to, maintain and preserve (a) in good working order and condition all of its properties as necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered or applied-for Owned Intellectual Property with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrowers (and, to the extent distributed to any of them in a transaction permitted by the Loan Documents, the Parent and each Subsidiary of the Parent) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

The Loan Parties shall, and shall cause each Subsidiary of the Parent to, comply with all Environmental Laws and all Permits required for their respective operations thereunder (“Environmental Permits”), except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect, and, without limiting the foregoing, the Loan Parties shall, at their sole cost and expense, upon receipt by Parent or any of its Subsidiaries of any notification or otherwise obtaining knowledge of any Release, non-compliance with any Environmental Law or Environmental Permit or other event that has any reasonable likelihood of the Parent or any Subsidiary of the Parent incurring Environmental Liabilities and Costs in excess of $25,000,000 in the aggregate, take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental

Authority requires to address the Release, violation or event and to otherwise ensure compliance with Environmental Laws and Environmental Permits, in each case except for matters for which the Loan Parties, the Parent or any Subsidiary is disputing its responsibility or liability in good faith.

Section 7.11 Additional Collateral and Guaranties; Additional Co-Borrowers

To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become U.S. and Canadian Loan Parties after the Effective Date), the Loan Parties agree to do each of the following, unless otherwise agreed by the Administrative Agent:

(a) Within 30 days (or such longer period as the Administrative Agent may agree) after (i) a Domestic Subsidiary of the Parent or a Subsidiary of the Parent that is organized under the laws of Canada, in each case other than a Non-Guarantor Subsidiary, is formed, acquired, or ceases to be a Non-Guarantor Subsidiary or (ii) any other Subsidiary of the Parent (other than UTi IMS Israel) that directly owns any Stock or Stock Equivalents in any U.S. and Canadian Loan Party acquires such Stock or Stock Equivalents; or on the date that any Subsidiary of the Parent that is not a Guarantor hereunder guarantees any obligations under, or otherwise becomes an obligor under, any Convertible Notes Documents, deliver or cause such Subsidiary of the Parent to deliver to the Administrative Agent (x) a duly-executed joinder to this Agreement, together with (y) a duly-executed Guaranty (or supplements and amendments thereto, as applicable), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary or advisable in order to ensure that such Person guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof;

(b) Within 30 days (60 days in the case of Mortgages and Mortgage Supporting Documents) (or such longer period as the Administrative Agent may agree) after (I) a Domestic Subsidiary of the Parent or a Subsidiary of the Parent that is organized under the laws of Canada, in each case other than a Non-Guarantor Subsidiary, is formed, acquired, or ceases to be a Non-Guarantor Subsidiary or (II) any other Subsidiary of the Parent (other than UTi IMS Israel) that directly owns any Stock or Stock Equivalents in any U.S. and Canadian Loan Party acquires such Stock or Stock Equivalents, deliver or cause such Subsidiary of the Parent to deliver to the Collateral Agent such duly-executed (i) joinders and amendments to the U.S. Pledge and Security Agreement, (ii) joinders and amendments to the Canadian Pledge and Security Agreement, (iii) Mortgages together with Mortgage Supporting Documents related thereto with respect to all Material Real Property owned by any such Person that is a U.S. and Canadian Loan Party, (iv) Mortgages together with Mortgage Supporting Documents related thereto with respect to all Material Leases of any such Person that is a U.S. and Canadian Loan Party; provided that the U.S. and Canadian Loan Parties are only required to use commercially reasonable efforts to obtain such Mortgages with respect to Material Leases, and, (v) if applicable, other Collateral Documents (and, in the case of any Subsidiary of the Parent (other than UTi IMS Israel) that owns Stock or Stock Equivalents in any U.S. and Canadian Loan Party, foreign charges, pledges, security agreements and other Collateral Documents reasonably necessary to pledge the Stock and Stock Equivalents that such Subsidiary owns in any U.S. and Canadian Loan Party), in each case in form and substance reasonably satisfactory to the

Administrative Agent and as the Administrative Agent reasonably deems necessary or advisable in order to (x) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest in the Stock and Stock Equivalents and other debt Securities (A) owned by any U.S. and Canadian Loan Party, and (B) of any U.S. and Canadian Loan Party owned by Parent, any Holding Company, or any other Subsidiary of the Parent (other than UTi IMS Israel) and (y) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest in all property interests and other assets of any U.S. and Canadian Loan Party, in each case other than Excluded Property (as defined in the U.S. Pledge and Security Agreement and the Canadian Pledge and Security Agreement respectively);

(c) Deliver to the Collateral Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d) To take such other actions as reasonably requested by the Administrative Agent that are necessary or advisable (i) to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by Requirements of Law and (ii) to effectuate the terms of any subordination or intercreditor agreement entered into in connection with this Agreement (including, without limitation, causing any Loan Party or any Subsidiary of the Parent to acknowledge the terms of such agreement);

(e) In connection with each Mortgage and all Mortgage Supporting Documents required under clause (b) above, the applicable U.S. and Canadian Loan Parties shall deliver FEMA life-of-loan flood determinations, and a policy of flood insurance (which policy (1) shall cover any parcel of improved Real Property that is encumbered by any Mortgage, (2) is written in an amount not less than the aggregate Revolving Credit Commitments or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the Revolving Credit Termination Date or that may be extended to the Revolving Credit Termination Date);

(f) If, in connection with a Permitted Acquisition or any other Investment permitted under Section 8.3 (Investments), the Parent or any Subsidiary of the Parent acquires the Stock of a Person and, from and after the date of such acquisition, such Person would constitute a Domestic Subsidiary of the Parent or a Subsidiary of the Parent that is organized under the laws of Canada, in each case other than a Non-Guarantor Subsidiary, then the Borrower Representative may, on or prior to the date such Permitted Acquisition or Investment is consummated, designate in a written notice to the Administrative Agent that it intends for such Person to become a Borrower hereunder, which notice shall include the full legal name of such Person and such Person’s jurisdiction of organization (which shall be the United States or Canada). The Borrower Representative shall provide the Administrative Agent with all documentation and other information with respect to such Person that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in a manner reasonably satisfactory to the Administrative Agent prior to such Person becoming a Borrower hereunder. The Loan Parties shall cause such Person to comply with each of the requirements set forth in Section 7.11 mutatis mutandis; provided that for the purpose of this Section 7.11(f), any reference in Section 7.11 to a Person becoming a Guarantor shall also be a reference to such Person becoming a Borrower, and the joinder to this Agreement executed by such Person pursuant to Section 7.11(a) shall be in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary or advisable in order to ensure that such Person becomes a Borrower for all purposes under the Loan Documents, including, but not limited to, becoming a primary obligor, jointly and severally liable in respect of all Obligations hereunder and under any other Loan Documents to which such Person shall become a party, including pursuant to the terms of Section 2.20 (Co-Borrowers; Borrower Representative). Upon execution and delivery of such joinder to this Agreement, such Person shall be deemed to be a Borrower for all purposes under this Agreement and the other Loan Documents; provided that, prior to the inclusion of such Person’s assets in the Borrowing Base the Administrative Agent shall have received an appraisal and field audit in respect of such assets as provided in Section 6.11(b) (Borrowing Base Determination), which appraisal and field audit shall be in form, scope and substance reasonably satisfactory to the Administrative Agent, at the sole expense of the Borrowers (which appraisal and field audit shall not be considered in any limitation on such appraisal and field audit at the expense of the Borrowers as provided in Section 6.11(b)(ii) (Borrowing Base Determination)); provided, further, that the Administrative Agent may, in its Permitted Discretion, determine to include the Eligible U.S. Trade Accounts Receivable and Eligible Canadian Trade Accounts Receivable of such Person in the Borrowing Base prior to the Administrative Agent’s receipt of such appraisal and field audit to the extent permitted in accordance with the second proviso to the definition of Borrowing Base; and

(g) If requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) Subject to Sections 7.12(i) and (j), within 60 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the U.S. and Canadian Loan Parties shall (i) deposit in an Approved Deposit Account all cash received by them, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and its Domestic Subsidiaries may (X) maintain payroll, withholding tax and other fiduciary accounts, and (Y) maintain other accounts as long as the aggregate balance in all such accounts referred to in this clause (Y) does not exceed $2,500,000, in each case above without complying with the provisions of this clause (a) (such Deposit

Accounts, “Excluded Deposit Accounts”). Promptly following any U.S. and Canadian Loan Party opening or closing of any Excluded Deposit Account, the Borrower Representative shall deliver a written notice to the Administrative Agent setting forth the account number, the name of such Excluded Deposit Account, the name and address of the account bank at which such Deposit Account is located, and stating that such Deposit Account is an Excluded Deposit Account.

(b) The U.S. and Canadian Loan Parties shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all proceeds of such Accounts and General Intangibles received by any U.S. and Canadian Loan Party from any other Person, no later than 60 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion). If any U.S. and Canadian Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to an Approved Deposit Account, the Administrative Agent shall, notwithstanding anything to the contrary herein or in any other Loan Document, be entitled to make such notification directly to such Account Debtor.

(c) In the event (i) any U.S. and Canadian Loan Party or any Deposit Account Bank shall, after the Effective Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank has materially deteriorated, such U.S. and Canadian Loan Party shall notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d) In the event (i) any U.S. and Canadian Loan Party or any Approved Securities Intermediary shall, after the Effective Date, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of an Approved Securities Intermediary has materially deteriorated, such U.S. and Canadian Loan Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e) The Administrative Agent and the Collateral Agent may establish one or more collection account with such depositaries and Securities Intermediaries as it in its sole discretion shall determine. Each U.S. and Canadian Loan Party agrees that each such collection account shall meet the requirements of the definition of “Cash Collateral Account” (each such collection account, an “Agent Collection Account”). Without limiting the foregoing, funds on deposit in any Agent Collection Account may be invested (but the Administrative Agent and the Collateral Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent or the Collateral Agent, as applicable, and, except during a Cash Dominion Period, the Administrative Agent and the

Collateral Agent agree with each U.S. and Canadian Loan Party to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower Representative; provided, however, that neither the Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the U.S. and Canadian Loan Parties, any Subsidiary of the Parent or any Person claiming on behalf of or through any U.S. and Canadian Loan Party or any Subsidiary of the Parent shall have any right to demand payment of any funds held in any Agent Collection Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. During a Cash Dominion Period and after notice of exclusive control from the Collateral Agent, subject to the proviso to Section 2.9(b) (Mandatory Prepayments), all funds deposited into any Approved Deposit Account or credited to a Control Account shall be swept on a daily basis into the Agent Collection Account. The Administrative Agent or the Collateral Agent, as applicable, shall apply all funds on deposit in an Agent Collection Account as provided in Section 2.9(b) (Mandatory Prepayments).

(f) During a Cash Dominion Period, after delivering a notice of exclusive control, the Collateral Agent shall have sole access to the Approved Deposit Accounts and Control Accounts at all times and each U.S. and Canadian Loan Party shall take all actions necessary to grant the Collateral Agent such sole access. At no time during a Cash Dominion Period shall any U.S. and Canadian Loan Party remove any item from an Approved Deposit Account or Control Account without the Collateral Agent’s prior written consent.

(g) If, notwithstanding the foregoing provisions of this Section 7.12, the Parent or any Subsidiary of the Parent receives any proceeds of any Account of any U.S. and Canadian Loan Party or otherwise shall have dominion and control over any such proceeds or collections during a Cash Dominion Period, such Person shall receive and hold any such payments and collections as the Collateral Agent’s trustee, shall not commingle such payments and collections with any of such Person’s other funds, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of such Accounts received by it to an Approved Deposit Account or as otherwise directed by the Collateral Agent.

(h) Each U.S. and Canadian Loan Party hereby acknowledges and agrees that the funds on deposit in or credited to the Approved Deposit Accounts and the Control Accounts shall at all times continue to be first priority collateral security for all of the Obligations.

(i) Subject to any grace period set forth in Section 7.12(a), before opening or replacing any Deposit Account or Securities Account (in each case other than Excluded Deposit Accounts) (or by such later date as the Collateral Agent may specify in its sole discretion), each U.S. and Canadian Loan Party shall cause each depository bank or securities intermediary through which it seeks to open or create such Deposit Account or Securities Account to enter into a Deposit Account Control Agreement or a Securities Account Control Agreement with respect thereto. No U.S. and Canadian Loan Party shall permit any Excluded Deposit Account to cease to become an Excluded Deposit Account unless it shall have caused to be executed and delivered a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, in favor of the Collateral Agent.

(j) Any Deposit Account or Securities Account (in each case other than Excluded Deposit Accounts) that is acquired by a U.S. and Canadian Loan Party, or that is a Deposit Account or Securities Account (in each case other than Excluded Deposit Accounts) of a Person that becomes a U.S. and Canadian Loan Party after the Effective Date, in connection with an Investment permitted hereunder or that is otherwise acquired after the Effective Date, must be made subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, complying with the provisions of this Section 7.12 within 30 days following the date it is acquired or such Person becomes a U.S. and Canadian Loan Party (or by such later date as the Collateral Agent may specify in its sole discretion).

Section 7.13 Real Property

(a) Each Loan Party shall, and shall cause each Subsidiary of the Parent to (i) comply in all material respects with all of their respective obligations under all of their respective Material Leases now or hereafter held respectively by them, (ii) comply in all material respects with all of their respective obligations under all Leases set forth in Section II.A of the Perfection Certificate, (iii) not modify, amend, cancel, extend or otherwise change in any manner any Material Lease if such modification, amendment, cancellation, extension or change could reasonably be expected to have a Material Adverse Effect, and (iv) provide the Administrative Agent with a copy of each notice of default under any Material Lease received by any Loan Party or any Subsidiary of the Parent immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by any Loan Party or any Subsidiary of the Parent under any Material Lease simultaneously with its delivery of such notice under such Material Lease; provided that no such notice shall be required with respect to any Material Lease of the Parent or any Subsidiary of the Parent if the default disclosed in such notice could not reasonably be expected to have a Material Adverse Effect.

Section 7.14 Administration of Accounts

(a) If an Account of any U.S. and Canadian Loan Party includes a charge for any taxes, the Administrative Agent is authorized, in its discretion, to the Borrower Representative of its intention to do so, to pay the amount thereof to the proper taxing authority for the account of such U.S. and Canadian Loan Party if such U.S. and Canadian Loan Party does not do so and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent, the Collateral Agent nor the Lenders shall be liable for any taxes that may be due from the U.S. and Canadian Loan Parties or with respect to any Collateral.

(b) Notwithstanding anything herein to the contrary, each U.S. and Canadian Loan Party shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement, the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any U.S. and Canadian Loan Party under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c) Each U.S. and Canadian Loan Party shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request.

Section 7.15 Anti-Terrorism Laws

The Loan Parties, the Subsidiaries of the Parent and their respective Affiliates and agents shall not (a) conduct any business or engage in any transaction or dealing with any Sanctioned Entity, including the making or receiving any contribution of funds, goods or services to or for the benefit of any such Sanctioned Entity, except to the extent not in violation of Sanctions, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or any Sanctions. The Parent and its Subsidiaries shall not use any part of the proceeds of the Loans or Letters of Credit, directly or, to the knowledge of the Parent or any of its Subsidiaries, indirectly, in violation of Sanctions.

Section 7.16 No Unlawful Contributions or Other Payments

The Parent and its Subsidiaries shall comply with the United States Foreign Corrupt Practices Act of 1977, as amended and shall not use any part of the proceeds of the Loans or Letters of Credit, directly or, to the knowledge of the Parent or any of its Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 7.17 Post-Closing Obligations

(a) No later than 60 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall deliver to the Administrative Agent endorsements naming the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, under all insurance policies to be maintained with respect to the properties of each Loan Party, and to provide that no cancellation, material addition in amount or material change in such coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

(b) If the U.S. and Canadian Loan Parties have not sold their Material Real Property by December 31, 2014, no later than 60 days following such date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall deliver to the Administrative Agent all Mortgages and Mortgage Supporting Documents

with respect to all Material Real Property in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary or advisable in order to comply with the requirements of Section 7.11(b) (Additional Collateral and Guaranties), it being understood that, for the purpose of this Section 7.17(b), any reference in such Section to a time period after the acquisition of owned Real Property shall be a reference to a time period after December 31, 2014 (as if such Material Real Property owned on December 31, 2014 was acquired on such date).

(c) No later than 60 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall deliver to the Administrative Agent a Tax Clearance Certificate from the Montana Department of Revenue for Sammons Transportation, Inc., dated as of a recent date after the Effective Date.

(d) No later than 60 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall deliver to the Collateral Agent a fully executed original of a subordinated master intercompany note signed by the Parent and each Subsidiary required to deliver an intercompany note or agree to subordination terms pursuant to Sections 8.1(e) (Indebtedness) and 8.3(e) (Investments) or as otherwise required by this Agreement and the other Loan Documents, in the form of Exhibit L (Form of Subordinated Master Intercompany Note) or such other form as the Administrative Agent may reasonably agree, duly endorsed in blank.

(e) No later than 5 Business Days (or such later date as the Administrative Agent may agree in its sole discretion) following the filing with the Arizona Secretary of State thereof, the Borrower Representative shall deliver to the Administrative Agent a copy of a certificate of name change for the company currently known as Concentrek Inc., an Arizona corporation that is to be filed with the Secretary of State of the State of Arizona after the Effective Date, certified by the Secretary of State of the State of Arizona.

(f) No later than 30 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall deliver to the Collateral Agent the following certificates of Stock together with stock powers for each such certificate executed in blank:

(i) Stock certificate No. 7 for 999 Series A shares of Span de Mexico, S.A. de C.V. issued to UTi Canada Contract Logistics Inc.

(ii) Stock certificate No. 8 for 4,655,073 Series B shares of Span de Mexico, S.A. de C.V. issued to UTi Canada Contract Logistics Inc.

(iii) Stock certificates in respect of all of the issued Stock of UTi, United States, Inc., a Puerto Rico company, issued to UTi, United States, Inc., a New York corporation.

(g) The Canadian Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent, within 30 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), acknowledgements and confirmations limiting the assets secured by prior existing registrations under the PPSA from (i) Integrated Distribution Systems o/a Wajax Industries; (ii) De Lage Langden Financial Services Canada Inc., and (iii) Ricoh Canada Inc., in each case, in form and substance satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

The Loan Parties agree with the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to each of the following, as long as any Obligation (other than any contingent indemnification Obligation for which no claim has been made and the Letters of Credit for which Cash Collateral has been provided or arrangements have been made in connection therewith) or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations (other than in respect of Designated Secured Hedging Contracts not permitted to be incurred pursuant to Section 8.14 (No Speculative Transactions)) and Guaranty Obligations in respect thereto;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness); provided that any such Indebtedness of any U.S. and Canadian Loan Party shall be subordinated to the Secured Obligations pursuant to an intercompany note on terms reasonably satisfactory to the Administrative Agent and, in the case of Indebtedness owing to a U.S. and Canadian Loan Party, evidenced by an intercompany note and pledged by such U.S. and Canadian Loan Party as Collateral pursuant to, and to the extent required by, the Collateral Documents;

(c) Guaranty Obligations incurred by the Parent or any Subsidiary of the Parent in respect of Indebtedness of the Parent or any Subsidiary of the Parent that is otherwise permitted by this Section 8.1 (other than clause (a) above); provided that (i) no Guaranty Obligation incurred by any Subsidiary of the Parent in respect of the Convertible Notes shall be permitted unless such Subsidiary shall have also provided a Guaranty and (ii) if the Indebtedness being guaranteed by such Guaranty Obligations is subordinated to the Secured Obligations, such Guaranty Obligations shall be subordinated to the Guaranty Obligations in respect of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) plus the aggregate then outstanding principal amount of all Capital Lease Obligations listed on Schedule 8.1 (Existing Indebtedness) shall not exceed $100,000,000 at any time;

(e) Indebtedness arising from intercompany loans:

(i) from a U.S. and Canadian Loan Party to any other U.S. and Canadian Loan Party;

(ii) from a U.S. and Canadian Loan Party to any other Loan Party (other than a U.S. and Canadian Loan Party) to the extent such Investment is permitted by Section 8.3 (Investments);

(iii) from a Loan Party (other than a U.S. and Canadian Loan Party) to any other Loan Party (other than a U.S. and Canadian Loan Party);

(iv) from the Parent or any Subsidiary of the Parent (other than a U.S. and Canadian Loan Party) to any U.S. and Canadian Loan Party;

(v) from a Subsidiary of the Parent (other than a Loan Party) to any other Subsidiary of the Parent (other than a Loan Party)

(vi) from a Loan Party to any other Subsidiary of the Parent (other than a Loan Party) to the extent such Investment is permitted by Section 8.3 (Investments);

provided that any such Indebtedness of any U.S. and Canadian Loan Party shall be subordinated to the Secured Obligations pursuant to an intercompany note on terms reasonably satisfactory to the Administrative Agent and, in the case of Indebtedness owing to a U.S. and Canadian Loan Party, evidenced by an intercompany note and pledged by such U.S. and Canadian Loan Party as Collateral pursuant to, and to the extent required by, the Collateral Documents;

(f) Indebtedness arising under any bank guaranties, or bid, performance or surety bonds entered into in the ordinary course of business;

(g) Indebtedness under Hedging Contracts permitted under Section 8.14 (No Speculative Transactions);

(h) unsecured Indebtedness of the Parent and Guaranty Obligations by any Guarantor incurred in connection with the Convertible Notes in an aggregate principal amount not to exceed $400,000,000;

(i) renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (b), (d), (f), (h), (l), (n), (o), (p), (q), (r) or this clause (i); provided that (i) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness is not increased except by an amount equal to unpaid accrued interest and premium thereon and any make-whole payments applicable thereto plus reasonable fees and expenses incurred with respect to such refinancing, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party or any of their respective Subsidiaries except, in the case of any such Subsidiary that is not a U.S. and Canadian Loan Party, as permitted under the documents in respect of such Indebtedness as in effect immediately prior to such refinancing, and such Indebtedness and such terms do not violate the terms of this Agreement or any other Loan Document, (iii) no Loan Party or Subsidiary of any Loan Party that is not originally obligated or required to be obligated with respect to the repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such renewal, extension, refinancing or refunding does not result in a shortening of (x) the average weighted maturity that occurs prior to the latest Scheduled Termination Date in effect at such time or (y) the final maturity of the Indebtedness to a date earlier than the maturity date of such Indebtedness or, if earlier, the date that is 91 days after the latest Scheduled Termination Date in effect at such time, in each case of the Indebtedness so renewed, extended, refinanced or refunded, (v) the terms of any such renewal, extension, refinancing or refunding are not less favorable to the obligor thereunder than the original terms of such Indebtedness, (vi) if the Indebtedness that is renewed, extended, refinanced or refunded was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the renewal, extension, refinancing or refunding Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the renewed, extended, refinanced or refunded Indebtedness and (vii) with respect to renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (i) above, the stated maturity of such Indebtedness is no earlier than, and the terms of such Indebtedness shall not provide for any mandatory prepayments, scheduled amortization, principal or sinking fund payments prior to, the date that is 91 days after the latest possible Scheduled Termination Date;

(j) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with Deposit Accounts, in the ordinary course of business;

(l) Indebtedness of any Person that becomes a Subsidiary of any Borrower after the date hereof and Indebtedness acquired or assumed in connection with Permitted Acquisitions, in the case of the Loan Parties, in an aggregate principal amount not to exceed $25,000,000 at any time; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Acquisition and is not created or incurred in contemplation of or in connection therewith, and such Indebtedness is not guaranteed in any respect by the Parent or any of its Subsidiaries (other than by any such Person that so becomes a Subsidiary of the Parent);

(m) Indebtedness of the Parent or any Subsidiary of the Parent constituting indemnification obligations, earnout arrangements or obligations in respect of purchase price or other similar adjustments in connection with acquisitions, sales and dispositions permitted under this Agreement, or deferred compensation or other similar arrangements incurred in connection with Permitted Acquisitions or any Investment permitted under Section 8.3 (Investments);

(n) Indebtedness of the UTi IMS Entities in an aggregate principal amount not to exceed $50,000,000 incurred to finance the acquisition or carrying cost of Inventory;

(o) Indebtedness of the Parent or any Subsidiary of the Parent that is not a U.S. and Canadian Loan Party in an aggregate principal amount not to exceed $200,000,000 at any time;

(p) unsecured Indebtedness of any U.S. and Canadian Loan Party in an aggregate principal amount not to exceed $15,000,000 at any time;

(q) Indebtedness of UTi (China) Ltd for the purpose of financing its lease of the office building in Shanghai, China owned by UTi (China) Ltd on the Effective Date pursuant to a sale and leaseback transaction, in an aggregate principal amount not to exceed $20,000,000 at any time; and

(r) Indebtedness of members of the South African Group (other than Pyramid Freight BVI) under the South African Facilities in an aggregate principal amount not to exceed 1,500,000,000 South African Rand at any time;

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 8.1 (Indebtedness) will not constitute an incurrence of Indebtedness.

Section 8.2 Liens, Etc.

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any Subsidiary of the Parent to assign, any right to receive income or profits with respect thereto, except for the following:

(a) Liens created pursuant to the Loan Documents and Liens on cash or deposits granted in favor of the Administrative Agent, the Swing Loan Lender or any Issuer to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit, Swing Loans or Protective Advances, as contemplated under this Agreement;

(b) Liens existing on the Effective Date and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens on the assets or property of the Parent and the Parent’s Subsidiaries;

(d) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) above or this clause (d) to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(i) (Indebtedness);

(e) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary of the Parent; provided that (i) such security interests secure Indebtedness permitted under Section 8.1(d) (Indebtedness), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets (other than assets financed by the same financing source) and (iv) such security interests shall not apply to any other property or assets of such Person (other than proceeds thereof), or to any other Person;

(f) [reserved;]

(g) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

(h) any Lien on an asset, or an asset of any Person, acquired by the Parent or a Subsidiary of the Parent after the Effective Date pursuant to an Investment permitted under this Agreement; provided that such Lien existed at the time such asset or such Person was acquired by the Parent or such Subsidiary and the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition;

(i) Liens securing obligations of the Parent or any of its Subsidiaries (other than the U.S. and Canadian Loan Parties) in respect of Cash Management Obligations and Hedging Contracts of the type permitted pursuant to Section 8.1(g) (Indebtedness);

(j) Liens (i) in favor of a U.S. and Canadian Loan Party securing obligations of the Parent or any Subsidiary of the Parent (other than a U.S. and Canadian Loan Party) owing to such U.S. and Canadian Loan Party, (ii) in favor of any Loan Party (other than a U.S. and Canadian Loan Party) securing obligations of any Subsidiary of the Parent (other than a Loan Party) owing to such Loan Party (other than a U.S. and Canadian Loan Party), or (iii) in favor of any Subsidiary of the Parent (other than a Loan Party) securing obligations of any other Subsidiary of the Parent (other than a Loan Party) owing to such Subsidiary, in each case in respect of Indebtedness incurred pursuant to Section 8.1(e) (Indebtedness);

(k) Liens securing obligations of (i) the Parent or any Subsidiary of the Parent (other than a Loan Party) in respect of Indebtedness incurred pursuant to Section 8.1(o) (Indebtedness) or any refinancing thereof permitted under Section 8.1(i) (Indebtedness), (ii) the UTi IMS Entities. in respect of Indebtedness incurred pursuant to Section 8.1(n) (Indebtedness) (to the extent that the Liens securing such obligations attach solely to the Inventory so financed and any proceeds of such Inventory), (iii) UTi (China) Ltd in respect of Indebtedness incurred pursuant to Section 8.1(q) (Indebtedness) or any refinancing thereof permitted under

Section 8.1(i) (Indebtedness), and (iv); members of the South African Group (other than Pyramid Freight BVI) in respect of Indebtedness incurred pursuant to Section 8.1(r) (Indebtedness) or any refinancing thereof permitted under Section 8.1(i) (Indebtedness);

(l) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Parent or any of its Subsidiaries in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Parent or such Subsidiary; provided that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 8.1 (Indebtedness);

(m) any encumbrance or restriction with respect to the Stock of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement, in each case solely in connection with an Investment permitted under Section 8.3 (Investments);

(n) other Liens (other than Liens on Accounts or Inventory) securing obligations that do not exceed $15,000,000 at any time outstanding; and

(o) Liens solely on any cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

Section 8.3 Investments

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, directly or indirectly, make or maintain any Investment except for the following:

(a) Investments existing on the Effective Date and, to the extent such Investments involve any Loan Party, disclosed on Schedule 8.3 (Existing Investments), and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 8.3;

(b) Investments in cash and Cash Equivalents;

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business;

(d) Investments received in settlement of amounts due to the Parent or any Subsidiary of the Parent effected in the ordinary course of business;

(e) Investments:

(i) by a U.S. and Canadian Loan Party in any other U.S. and Canadian Loan Party;

(ii) by a U.S. and Canadian Loan Party in any other Loan Party (other than a U.S. and Canadian Loan Party) in an aggregate principal amount not to exceed $15,000,000 at any time;

(iii) by a Loan Party (other than a U.S. and Canadian Loan Party) in any other Loan Party (other than a U.S. and Canadian Loan Party);

(iv) by the Parent or any Subsidiary of the Parent (other than a U.S. and Canadian Loan Party) in any Loan Party; provided that if such Investment is of a type described in clause (a) of the definition of Investment, (x) no such Investment shall be made by UTi IMS Israel pursuant to this Section 8.3(e)(iv) and (y) the Parent or such Subsidiary making any such Investment in a U.S. and Canadian Loan Party shall comply with the requirements of Section 7.11 (Additional Collateral and Guaranties; Additional Borrowers);

(v) by a Subsidiary of the Parent (other than a Loan Party) in any other Subsidiary of the Parent (other than a Loan Party);

(vi) by a Loan Party in any other Subsidiary of the Parent (other than a Loan Party) in an aggregate principal amount not to exceed $15,000,000 at any time;

(vii) by the Parent in any Subsidiary of the Parent (other than a Loan Party) (the “receiving Subsidiary”); provided that such Investment in such Subsidiary is made solely with identifiable proceeds of, and in an aggregate amount equal to, a dividend, distribution or Investment in the Parent by any other Subsidiary of the Parent (other than a Loan Party) (the “investing Subsidiary”) permitted under this Agreement, substantially contemporaneous with, and in any event no later than five Business Days after, the date that the Parent receives such dividend, distribution or Investment;

(viii) by UTi (Netherlands) Holdings B.V. in any receiving Subsidiary; provided that such Investment in such Subsidiary is made solely with identifiable proceeds of, and in an aggregate amount equal to, a dividend, distribution or Investment in UTi (Netherlands) Holdings B.V. by any investing Subsidiary permitted under this Agreement, substantially contemporaneous with, and in any event no later than five Business Days after, the date that UTi (Netherlands) Holdings B.V. receives such dividend, distribution or Investment;

provided that any such Investments in the form of a loan or advance to any U.S. and Canadian Loan Party shall be subordinated to the Secured Obligations pursuant to an intercompany note on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a U.S. and Canadian Loan Party, evidenced by an intercompany note and pledged by such U.S. and Canadian Loan Party as Collateral pursuant to, and to the extent required by, the Collateral Documents;

(f) Investments received as consideration in connection with any Asset Sale permitted by Section 8.4(a) (Sale of Assets);

(g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(h) Hedging Contracts permitted under Section 8.1 (Indebtedness);

(i) Investments in any joint ventures in an aggregate amount not to exceed $25,000,000 at any time;

(j) Investments not otherwise permitted hereby; provided that the aggregate outstanding amount of all such Investments shall not exceed $25,000,000 at any time;

(k) Permitted Acquisitions;

(l) Investments constituting Restricted Payments permitted under Section 8.5 (Restricted Payments);

(m) Investments of any Person existing at the time such Person becomes a Subsidiary of the Parent in connection with a Permitted Acquisition or any other Investment Permitted under this Section 8.3, or consolidates or merges with the Parent or any of its Subsidiaries pursuant to a transaction permitted under Section 8.7 (Restrictions on Fundamental Changes), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(n) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable, security deposits and prepayments arising from the granting of trade credit in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(o) Investments to the extent that payment for such Investments is made with Stock of the Parent;

(p) Investments consisting of the redemption, purchase, repurchase or retirement of any Stock or Stock Equivalent permitted under Section 8.5 (Restricted Payments);

(q) Guarantees of operating leases of any Loan Party (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations of any Loan Party that do not constitute Indebtedness, in each case, entered into by an Loan Party in the ordinary course of business;

(r) advances of payroll payments by the Parent or any Subsidiary of the Parent to employees of the Parent or such Subsidiary of the Parent in the ordinary course of business;

(s) advances by the Parent or any Subsidiary of the Parent to employees of the Parent or such Subsidiary of the Parent in an aggregate amount not to exceed $500,000 at any time for relocation expense reimbursements in the ordinary course of business; and

(t) any other Investments; provided that both before and after giving effect to such Investment under this Section 8.3(t), the Payment Conditions are satisfied.

Notwithstanding anything to the contrary in this Section 8.3 (including Sections 8.3(j) and (t)), no Proposed Acquisition of any assets or any Person that is not a Subsidiary of the Parent at the time thereof pursuant to Sections 8.3(j) or (t) shall be permitted unless all of the conditions and requirements set forth in the definition of Permitted Acquisition shall be satisfied. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

Section 8.4 Sale of Assets

(a) The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any Accounts), to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets (any such disposition described above being an “Asset Sale”), except for the following:

(i) the sale or disposition of Cash Equivalents or Inventory and the sale of past due Accounts in connection with the compromise or collection thereof, in each case in the ordinary course of business;

(ii) non-exclusive licenses of intellectual property of the Parent and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the business of the Parent or any of its Subsidiaries;

(iii) any Asset Sale to any U.S. and Canadian Loan Party;

(iv) any Asset Sale to any Loan Party (other than a U.S. and Canadian Loan Party) by any U.S. and Canadian Loan Party in an aggregate amount not to exceed $15,000,000;

(v) any Asset Sale by the Parent or any Subsidiary of the Parent (other than a U.S. and Canadian Loan Party) to any Loan Party;

(vi) any Asset Sale by any Subsidiary of the Parent (other than a Loan Party) to any Loan Party;

(vii) any Asset Sale by any Subsidiary of the Parent (other than a Loan Party) to any other Subsidiary of the Parent (other than a Loan Party);

(viii) the sale or disposition of assets or property that have become obsolete, uneconomic, that are surplus or that are replaced in the ordinary course of business;

(ix) (x) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction and (y) a sale of assets pursuant to a sale and leaseback transaction;

(x) the sale or disposition of Stock, by way of merger or otherwise, of a member of the South African Group to another Person in order to obtain, maintain or optimize BBBEE status;

(xi) the sale or disposition of Stock pursuant to, and in accordance with the terms of, the Convertible Notes Documents and the Convertible Preference Share Documents;

(xii) non-recourse factoring of Accounts by any Subsidiary of the Parent (other than a U.S. and Canadian Loan Party); provided that such sale shall be in cash on customary market terms at such time;

(xiii) the sale or disposition of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(xiv) leases, subleases, space leases, licenses or sublicenses (other than leases, subleases, licenses or sublicenses of intellectual property), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries;

(xv) (A) the sale or disposition of Inventory in the ordinary course of business by the UTi IMS Entities and (B) the other transactions set forth on Schedule 8.4(a)(xv) (Asset Sales);

(xvi) Asset Sales by the Parent or any Subsidiary of the Parent (other than the Stock of a U.S. and Canadian Loan Party) not otherwise permitted under this Section 8.4 (Sale of Assets); provided that (A) the aggregate amount of all such Asset Sales pursuant to this clause (xvi) shall not, (I) in the case of the U.S. and Canadian Loan Parties, exceed $50,000,000 in the aggregate and (II) in the case of the Parent and its Subsidiaries (other than the U.S. and Canadian Loan Parties), exceed 50% of Consolidated Total Assets in the aggregate, (B) at the time of any such Asset Sale, no Default or Event of Default shall have occurred and be continuing or would result from such Asset Sale, (C) 75% of the consideration received in respect of any such Asset Sale shall be cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 8.2 (Liens, Etc.)); provided, however, for purposes of this clause (C), the following will be deemed to be cash: (X) any liabilities (as shown on the Parent’s and its Subsidiaries’ most recent balance sheet provided hereunder or in the footnotes thereto) (including contingent reimbursement obligations with respect to letters of credit), other than liabilities that are by their terms subordinated to the payment in cash of the Secured Obligations, that are assumed by the transferee with respect to the applicable Asset Sale pursuant to a customary assumption or similar agreement and for which the Parent and its Subsidiaries shall have been validly released by all applicable creditors in writing, (Y) any letters of credit with respect to the reimbursement of which the Parent or its Subsidiaries are obligated, to the extent such letters of credit relate to the assets or business subject to such Asset Sale and are cancelled no later than 60 days following such Asset Sale and for which the transferee with respect to the applicable Asset Sale has guaranteed or indemnified the reimbursement of any drawing thereunder on customary terms, and (Z) any securities, notes or other obligations from such transferee that are converted into cash or Cash Equivalents within 180 days following the closing of the applicable Asset Sale, to the extent of such cash or Cash Equivalents;

(xvii) the sale or disposition by Market Transport, Ltd. of its Material Real Property located at 110 N. Marine Drive, Portland, OR 97217; and

(xviii) the sale or disposition by UTi (China) Ltd of the office building in Shanghai, China owned by UTi (China) Ltd pursuant to a sale and leaseback transaction;

provided that the Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, make any Asset Sale for less than fair market value, except for Asset Sales to a U.S. and Canadian Loan Party or permitted by Sections 8.3 (Investments), 8.5 (Restricted Payments) and 8.7 (Restrictions on Fundamental Changes) and Liens permitted under Section 8.2 (Liens, Etc.).

Section 8.5 Restricted Payments

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; except for the following:

(i) dividends or distributions from a Domestic Subsidiary of the Parent to another Domestic Subsidiary of the Parent that directly owns Stock in such Subsidiary;

(ii) dividends or distributions from a Subsidiary of the Parent organized under the laws of Canada to another Subsidiary of the Parent organized under the laws of Canada that directly owns Stock in such Subsidiary;

(iii) dividends or distributions from a Subsidiary of the Parent (other than a Loan Party) ratably with respect to their Stock;

(iv) dividends or distributions from a Subsidiary of the Parent to any Subsidiary that is its equityholder in an aggregate amount not greater than the amount necessary for such Subsidiary to pay its actual foreign, federal, state or local income tax liabilities in respect of income earned by such Subsidiary, after deducting any unused prior losses, but only to the extent such income taxes are attributable to the income of a Subsidiary of the Parent;

(v) Restricted Payments by the Parent and its Subsidiaries (other than the U.S. and Canadian Loan Parties) pursuant to agreements entered into to obtain, maintain or optimize BBBEE status;

(vi) Restricted Payments in the form of regularly scheduled interest payments under, and the issuance of Stock pursuant to, the Convertible Notes Documents and the Convertible Preference Share Documents;

(vii) Restricted Payments to purchase, retire, redeem or otherwise acquire the Stock of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of its Subsidiaries or by any stock option plan or other benefit plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such plan or any other agreement under which such shares of Stock or related rights were issued;

(viii) dividends on the Stock of the Parent in an aggregate amount not to exceed (w) $6,500,000 in calendar year 2014, (x) $7,000,000 in calendar year 2015, (y) $7,500,000 in calendar year 2016, and (z) $8,000,000 in calendar year 2017 and in each calendar year thereafter; and

(ix) any other Restricted Payment (other than any payment in violation of any subordination terms of any Indebtedness); provided that both before and after giving effect to such Restricted Payment under this Section 8.5(ix), the Payment Conditions are satisfied.

provided, however, that such Restricted Payment shall not be permitted if an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

Section 8.6 Prepayment of Indebtedness

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that the Loan Parties may (A) prepay the Obligations in accordance with the terms of the Loan Documents, (B) make regularly scheduled interest payments of the Convertible Notes in accordance with the terms of the Convertible Notes Documents, (C) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness, so long as, both before and after giving effect thereto, the Payment Conditions are satisfied, (D) prepay any Indebtedness payable to any U.S. and Canadian Loan Party or, in the case of any Subsidiary of the Parent that is not a U.S. and Canadian Loan Party, prepay any Indebtedness payable to the Parent or any Subsidiary of the

Parent, (E) [reserved], (F) make required cash payments in respect of fractional shares under the Convertible Preference Share Documents, (G) prepay Indebtedness secured by an asset the Lien upon which is permitted under Section 8.2 (Liens, Etc.), upon the sale of such asset as long as such Asset Sale is permitted under Section 8.4 (Sale of Assets) and (H) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1 (Indebtedness).

Section 8.7 Restriction on Fundamental Changes

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, (a) merge or consolidate with any Person, except that:

(i) the Parent may merge or consolidate with any Person so long as the survivor of such merger or consolidation is the Parent, or is organized under the laws of the British Virgin Islands, any State of the United States or Canada;

(ii) any U.S. Borrower may merge or consolidate with (x) any other U.S. Borrower or (y) the Parent or any other Subsidiary of the Parent (other than a Borrower), in the case of clause (y), so long as such U.S. Borrower is the survivor of such merger or consolidation;

(iii) the Canadian Borrower may merge or consolidate with the Parent or any other Subsidiary of the Parent (other than a Borrower or a Domestic Subsidiary of the Parent) so long as the Canadian Borrower is the survivor of such merger or consolidation;

(iv) any U.S. and Canadian Loan Party that is a Domestic Subsidiary of the Parent (other than a Borrower) may merge or consolidate with (x) any other U.S. and Canadian Loan Party (other than a Borrower) so long as a U.S. and Canadian Loan Party that is a Domestic Subsidiary of the Parent is the survivor of such merger or consolidation; or (y) the Parent or any other Subsidiary of the Parent (other than a U.S. and Canadian Loan Party), so long as such U.S. and Canadian Loan Party that is a Domestic Subsidiary of the Parent is the survivor of such merger or consolidation;

(v) any U.S. and Canadian Loan Party that is a Subsidiary of the Parent organized under the laws of Canada (other than a Borrower) may merge or consolidate with (x) any other U.S. and Canadian Loan Party (other than a Borrower) that is a Subsidiary of the Parent organized under the laws of Canada or (y) the Parent or any other Subsidiary of the Parent (other than a U.S. and Canadian Loan Party), in the case of clause (y), so long as such U.S. and Canadian Loan Party that is a Subsidiary of the Parent organized under the laws of Canada is the survivor of such merger or consolidation;

(vi) any Loan Party (other than a U.S. and Canadian Loan Party) may merge or consolidate with (x) any other Loan Party (so long as there is no reduction in the value or enforceability of the Guaranty of such Loan

Party upon such merger or consolidation) or (y) the Parent or any other Subsidiary of the Parent (other than a Loan Party), in the case of clause (y), so long as such Loan Party is the survivor of such merger or consolidation;

(vii) any Subsidiary of the Parent (other than a Loan Party) may merge or consolidate with any other Subsidiary of the Parent (other than a Loan Party); and

(viii) so long as no Default or Event of Default exists or would result therefrom, a merger or consolidation, the purpose of which is to effect an Asset Sale permitted pursuant to Section 8.4 (Sale of Assets) may be effected; provided that if a Loan Party (other than UTi Inventory Management Solutions Inc.) is a party to any transaction with the Parent or another Subsidiary of the Parent effected pursuant to this Section 8.7(a)(ix), then the provisions of Sections 8.7(a)(i) through (a)(vi) shall also be satisfied.

(b) other than in connection with an Investment permitted under Section 8.3 (Investments), (i) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (ii) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (iii) enter into any joint venture or partnership with any Person or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Parent, the Loan Parties are in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3 (Investments).

Section 8.8 Change in Nature of Business

The Loan Parties shall not, and shall not permit any of the Parent’s Subsidiaries to, engage in any business if, as a result, the generally nature of the business in which the Parent and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the businesses in which the Parent and its Subsidiaries, take as a whole, are engaged on the Effective Date.

Section 8.9 Transactions with Affiliates

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Parent that is not a U.S. and Canadian Loan Party, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Parent that is not a U.S. and Canadian Loan Party, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Parent that is not a U.S. and Canadian Loan Party or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Parent that is not a U.S. and Canadian Loan Party (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions that are on terms no less favorable to the U.S. and Canadian Loan Parties as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation in the ordinary course of business to officers or directors (including issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans), (iii) Restricted Payments permitted under Section 8.5 (Restricted Payments), (iv) Indebtedness permitted under Section 8.1 (Indebtedness), (v) Investments permitted under Section 8.3 (Investments), (vi) Asset Sales permitted under Section 8.4(a) (Sale of Assets), (vii) cancellation of Indebtedness permitted under Section 8.6 (Cancellation of Indebtedness), and (vii) fundamental changes permitted under Section 8.7 (Restriction on Fundamental Changes).

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge; Effective Financing Statements

Except pursuant to the Loan Documents and any agreements governing Indebtedness or Capital Lease Obligations permitted by clauses (b) or (d) of Section 8.1 (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby), the Loan Parties shall not, and shall not permit any Subsidiary of the Parent to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any Loan Party, (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations (other than any agreement required by the holder of a Lien permitted by Section 8.2 (Liens, Etc.), to the extent the prohibition or limitation contained therein relates solely to property, assets or revenues covered by such permitted Lien), including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations, or (c) suffer to exist any effective financing statement naming any Loan Party as debtor that does not relate to a Lien permitted under Section 8.2 (Liens, Etc.); provided that the foregoing clauses (a) and (b) shall not apply to restrictions or prohibitions that (i) arise in connection with an Asset Sale permitted under Section 8.4 (Sale of Assets), solely to the extent relating to the property be disposed of, (ii) are customary provisions (A) in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.3 (Investments) and applicable solely to such joint venture, (B) restricting subletting or assignment of any lease governing a leasehold interest of the Parent or any of its Subsidiaries or (C) restricting assignment of any agreement entered into in the ordinary course of business, (iii) are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (iv) arise in connection with cash or other deposits permitted under Section 8.2 (Liens, Etc.) or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (v) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vi) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (vii) arise by operation of applicable Requirements of Law, (viii) are restrictions imposed by any agreement relating to Indebtedness of a Subsidiary of the Parent that is not a Loan Party which is permitted under Section 8.1 (Indebtedness), (ix) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.1 (Indebtedness) but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness or that expressly permits Liens for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the Facility and the Secured Obligations on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior basis, (x) are binding on a Subsidiary of the Parent at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming a Subsidiary of the Parent, and (xi) are restrictions in the Sumitomo Facility, the South African Facilities and the RBS Cash Collateral Agreement, in each case no more restrictive than those in effect on the Effective Date.

Section 8.11 Modification of Constituent Documents

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.12 Accounting Changes; Fiscal Year

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as permitted by GAAP or required by any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.

Section 8.13 Margin Regulations

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14 No Speculative Transactions

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent to, engage in (a) any speculative transaction or (b) in any transaction involving Hedging Contracts except for the sole purpose of hedging in the ordinary course of business for non-speculative purposes.

Section 8.15 Compliance with ERISA

The Loan Parties shall not, nor shall they permit any Subsidiary of the Parent, or, solely to the extent any Borrower has the ability, such Borrower shall not permit any ERISA Affiliate, to cause or permit to occur (a) an event that could reasonably be expected to result in the imposition of a Lien under Section 412 or 430 of the Code or Section 302 or 4068 of ERISA to the extent such Lien could reasonably be expected to have a Material Adverse Effect, or (b) ERISA Events that could reasonably be expected to have a Material Adverse Effect in the aggregate.

Section 8.16 Canadian Pension Plans

The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any defined benefit Canadian Pension Plan, without the prior written consent of the Lenders, (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained or contributed to a defined benefit Canadian Pension Plan, without the prior written consent of the Lenders, acting reasonably, or (c) wind-up any defined benefit Canadian Pension Plan, in whole or in part, unless it has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial wind-up) is fully funded or has no unfunded liability at the effective date of the wind-up, without prior written consent of the Lenders.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable;

(b) the Borrowers shall fail to pay (i) any interest on any Loan, (ii) any fee under any of the Loan Documents or (iii) any other Obligation (other than the obligations referred to in clause (a) above) and such non-payment continues for a period of 3 Business Days after the due date therefor;

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document (other than any Designated Secured Cash Management Document and any Designated Secured Hedging Contract not arising in connection with this Agreement) or by any Loan Party (or any of its officers) pursuant to any Loan Document (other than any Designated Secured Cash Management Document and any Designated Secured Hedging Contract not arising in connection with this Agreement) shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.9 (Mandatory Prepayments), Section 2.19(a)(ii)(2)(x) (Reallocation of Defaulting Lender Commitment, Etc.), Article V (Financial Covenants), Section 6.2 (Default Notices), Section 6.11 (Borrowing Base Determination) (if such failure continues for 2 Business Days), Section 7.1 (Preservation of Corporate Existence, Etc.), Section 7.2 (Compliance with Laws, Etc.), Section 7.5 (Maintenance of Insurance), Section 7.9 (Application of Proceeds), Section 7.11 (Additional Collateral and Guaranties), Section 7.12 (Control Accounts; Approved Deposit Accounts) or Article VIII (Negative Covenants), (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in any Guaranty to which it is a party (but only to the extent it relates to a default under one of the covenants listed in clause (i) above, or (iii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent, the Collateral Agent or any Lender;

(e) (i) the Borrowers or any Subsidiary of the Parent shall fail to make any payment on any Indebtedness of any Borrower or any such Subsidiary (other than the Obligations) beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and, in each case, such failure relates to any such Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit agreement) of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness described in clause (i) above, if the effect of such event or condition is to accelerate, cause to become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment or mandatory prepayment due to asset sale, casualty, condemnation or debt or equity issuance), prior to the stated maturity thereof, or to permit the acceleration of, the maturity of any such Indebtedness described in clause (i) above, (iii) there occurs under any Hedging Contract an Early Termination Date (or similar term, as defined in such Hedging Contract) resulting from (x) any event of default under such Hedging Contract as to which a Loan Party or any Subsidiary of the Parent is the Defaulting Party (or similar term, as defined in such Hedging Contract) or (y) any Termination Event (or similar term as defined in such Hedging Contract) under such Hedging Contract as to which a Loan Party or any Subsidiary of the Parent is an Affected Party (or similar term, as defined in such Hedging Contract) and, in either event, the Hedge Termination Value owed by such Loan Party or such Subsidiary of the Parent as a result thereof is greater than $25,000,000 or (iv) any “Event of Default” (or similar term) shall occur under any Convertible Notes Document; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) Subject to Section 9.4 (Exclusion of Immaterial Subsidiaries), (i) the Parent or any Subsidiary of the Parent shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay such debts generally or shall make a general assignment for the benefit of creditors, (ii) any case or proceeding shall be instituted by or against the Parent or any Subsidiary of the Parent seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, interim receiver, receiver, receiver-manager, liquidator, administrator, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such case or proceedings instituted against the Parent or any Subsidiary of the Parent (but not instituted by the Parent or any Subsidiary of the Parent), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such case or proceedings shall occur or (iii) the Parent or any Subsidiary of the Parent shall take any corporate or other organizational action to authorize any action set forth in clauses (i) or (ii) above;

(g) one or more money judgments or orders (or other similar process) involving an aggregate amount in excess of $25,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Parent and its Subsidiaries and not discharged or satisfied in full and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, could, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(i) any Loan Document after delivery thereof shall for any reason in any material respect fail or cease to be valid and binding on, or enforceable against any Loan Party party thereto, or any Loan Party shall so state in writing;

(j) (i) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or any Loan Party shall so state in writing or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or (ii) any Loan Party or any Subsidiary of the Parent shall assert the invalidity of any Loan Document; or

(k) there shall occur any Change of Control.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower Representative declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Revolving Credit Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower Representative, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default) with respect to any Loan Party, (x) the Revolving Credit Commitments of each Revolving Credit Lender to make Loans and the commitments of each Revolving Credit Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers, (c) may, and at the request of the Requisite Lenders, shall, by notice to the Borrower Representative, require that the Borrowers Cash Collateralize the Letter of Credit Obligations (in an amount equal to 103% of the sum of all Letter of Credit Undrawn Amounts), and (d) take any remedial action provided for in any Loan Document. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable Requirements of Law.

Section 9.3 Actions in Respect of Letters of Credit

At any time (i) subject to Section 2.13 (Payments and Computations), upon the request of the Administrative Agent during the continuance of any Event of Default, (ii) subject to Section 2.13 (Payments and Computations), upon the Revolving Credit Termination Date or (iii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 103% of the Letter of Credit Undrawn Amounts, the Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of all Letter of Credit Undrawn Amounts. In lieu of the Cash Collateral required by the preceding sentence with respect to any Letter of Credit, the Borrowers may deliver to an Issuer a “back-to-back” letter of credit issued on behalf of, or for the account of, such Issuer in form and substance, and issued by a financial institution satisfactory to the Administrative Agent and such Issuer, and having a face amount equal to 103% of the applicable Letter of Credit Undrawn Amounts. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Exclusion of Immaterial Subsidiaries

Solely for the purposes of determining whether an Event of Default has occurred under Section 9.1(f), any reference in any such paragraph to any Subsidiary of the Parent shall be deemed not to include any Immaterial Subsidiaries affected by any event or circumstance referred to in any such paragraph.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.1 Authorization and Action

(a) Each of the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby, irrevocably, appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and each such Lender and Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers and take such actions as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents to act as agent for the Lenders, Issuers and the other Secured Parties under such Loan Documents. Each of the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby, irrevocably, appoints Citibank as the Collateral Agent and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers and take such actions as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents The provisions of this Article X are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, and neither the Borrowers nor any other Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein, or the Administrative Agent or the Collateral Agent shall believe in good faith to be necessary), and such instructions shall be binding upon all Lenders and each Issuer; provided, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that (i) the Administrative Agent or the Collateral Agent in good faith believes exposes it to liability unless the Administrative Agent or the Collateral Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower Representative or any Lender or Issuer shall have given notice to the Administrative Agent or the Collateral Agent describing such Default and such event or events. The Administrative Agent and the Collateral Agent agree to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein, or the Administrative Agent or the Collateral Agent shall believe in good faith to be necessary).

(c) In performing its functions and duties hereunder and under the other Loan Documents, except to the limited extent provided in Section 11.2(d) (Assignments and Participations) and Section 2.7 (Evidence of Debt), the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. Neither the Administrative Agent nor the Collateral Agent assumes, and neither of them shall be deemed to have assumed any duties or obligations other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. It is understood and agreed that the use of the term “agent”, “administrative agent” or “collateral agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or expressed) obligations arising under agency doctrine of any applicable law. Instead such term in used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(d) The Administrative Agent and the Collateral Agent may perform any and all of their functions and duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its functions and duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities of the Administrative Agent and the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(e) Neither the Administrative Agent, the Collateral Agent, nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III (Conditions Precedent) or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent. Neither the Administrative Agent, the Collateral Agent nor any member of the Agent’s Group shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for a failure to disclose, any information relating to any Parent or any of its Affiliates that is communicated to or obtained by a Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity

(f) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent, the Collateral Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or Issuer and each Lender or Issuer confirms to the Administrative Agent and the Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Collateral Agent or any of its Related Parties.

(g) The Arrangers shall have no obligations, powers or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 10.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, the Collateral Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and the Collateral Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(d) (Assignments and Participations), (c) may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon, (d) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts, (e) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Parent or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (f) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (g) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (h) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by relying on or acting upon any notice, request, statement, document, consent, certificate or other instrument or other writing (including any electronic message, internet or intranet website posting or other distribution) or any telephone message believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of

Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuer unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender or Issuer prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender or Issuer shall not have made available to the Administrative Agent such Lender or Issuer’s ratable portion of such Borrowing. Neither the Administrative Agent nor the Collateral Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 10.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers and the Loan Parties agree, and the Parent shall cause each of its other Subsidiaries to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on Debtdomain™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Loan Parties acknowledges and agrees, and the Parent shall cause each of its other Subsidiaries to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Loan Parties hereby approves, and the Parent shall cause each of its other Subsidiaries to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Parent shall cause each of its other Subsidiaries to understand and assume, the risks of such distribution.

(c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE

APPROVED ELECTRONIC PLATFORM EXCEPT ERRORS OR OMISSIONS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT AFFILIATE. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Issuers and the Loan Parties agree, and the Parent shall cause each of its other Subsidiaries to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(e) Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering (w) all materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.17 (Confidentiality)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor;” and (z) the Administrative Agent and Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” Notwithstanding the foregoing, the Loan Parties shall not be under any obligation to mark the Borrower Materials “PUBLIC.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.17 (Confidentiality).

(f) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including the U.S. federal and state securities laws, to make reference to Borrower Materials that are not made available through the portion of the Approved Electronic Platform designated “Public Investor;” and that may contain material non-public information with respect to a Loan Party or its securities for purposes of the U.S. federal or state securities laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Approved Electronic Platform or otherwise, such Public

Lender acknowledges that (i) the Administrative Agent, the Issuers and other Lenders may have access to such information and (ii) neither the Borrowers nor the Administrative Agent, Issuer or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

Section 10.4 The Administrative Agent Individually

(a) With respect to its Ratable Portion, Citibank shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent. The terms “Lenders”, “Revolving Credit Lenders”, “Requisite Lenders”, “Supermajority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Revolving Credit Lender or as one of the Requisite Lenders or Supermajority Lenders. Citibank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with, any Loan Party or any Affiliate thereof as if Citibank were not acting as the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefore to the Lenders or Issuers.

(b) Each Lender and each Issuer understands that Citibank, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.4(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in on or more of the Loan Parties or their Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders or the Issuers that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or any Issuer or use on behalf of the Lenders or the Issuers, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender and each Issuer such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the Issuers.

(c) Each Lender and each Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or the Issuers (including the interests of the Lenders and the Issuers hereunder and under the other Loan Documents). Each Lender and each Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any Issuer. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or any Issuer including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 10.5 Lender Credit Decision

(a) Each Lender and each Issuer confirms to the Administrative Agent, each other Lender and Issuer and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or Issuer or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender and each Issuer acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or Issuer or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or Issuer or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Parent and its Subsidiaries;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or Issuer or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 10.6 [Reserved]

Section 10.7 Successor Administrative Agent; Successor Collateral Agent; Resignation of Issuers and Swing Loan Lender

(a) Either or both of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Issuers and the Borrower Representative. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower Representative (other than to the extent an Event of Default is continuing), to appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent or Collateral Agent, as applicable. In addition and without any obligation on the part of the retiring Administrative Agent or Collateral Agent to appoint, on behalf of the Lenders and the Issuers, a successor Administrative Agent or Collateral Agent, as applicable, the retiring Administrative Agent or Collateral Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower Representative and the Lenders and the Issuers that no Person has accepted appointment as successor Administrative Agent or Collateral Agent, as applicable, and the effective date of such retiring Administrative Agent’s or Collateral Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent or Collateral Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents and (ii) except for amount owed or otherwise payable from time to time to the retiring Administrative Agent or Collateral Agent under the Loan Documents, including Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Article X, Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability), all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders or the retiring Administrative Agent or Collateral Agent appoint a successor Administrative Agent or Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, of the retiring (or retired) Administrative Agent or Collateral Agent (other than the rights the retiring (or retired) Administrative Agent or Collateral Agent retains under the Loan Documents, including Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Article X, Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability), with respect to any amounts owed or payable from time to time to the retiring (or retired) Administrative Agent or Collateral Agent), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations as Administrative Agent or Collateral Agent, as applicable, hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. In addition to the foregoing, after the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of Sections 2.14(c) (Increased Costs; Capital Adequacy), 2.16 (Taxes), Article X, Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) and Section 11.5 (Limitations of Liability) shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents.

(b) Any resignation pursuant to this Section 10.7 by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower Representative and the Lenders and the Issuers otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Loan Lender shall enter into an Assignment and Assumption and acquire from the retiring Swing Loan Lender each outstanding Swing Loan of such retiring Swing Loan Lender for a purchase price equal to par plus accrued interest and

(iv) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

(c) Any Issuer may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower Representative. After the resignation of an Issuer hereunder, the retiring Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(d) Any Swing Loan Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower Representative. After the resignation of a Swing Loan Lender hereunder, the retiring Swing Loan Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Loan Lender under this Agreement and the other Loan Documents with respect to Swing Loans made by it prior to such resignation, but shall not be required to make any additional Swing Loans.

Section 10.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and each Issuer agrees that any action taken by the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of such Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Parent or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and each Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts and Securities Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in accordance with Section 2.18 (Protective Advances); provided, however, that the Requisite Lenders may by written notice to the Administrative Agent revoke the Administrative Agent’s right and authority to make Protective Advances in accordance with the terms hereof, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable Requirements of Law or otherwise.

(b) Each of the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Collateral Agent for the benefit of the Lenders, the Issuers and the other Secured Parties against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Revolving Credit Commitments and payment and satisfaction in full in cash of all Loans, all Reimbursement Obligations and all other Obligations (other than Last-Out Qualified Secured Obligations not then due and payable under Designated Secured Cash Management Documents or Designated Secured Hedging Contracts) that the Collateral Agent has been notified in writing are then due and payable (and, in respect of Letter of Credit Undrawn Amounts, with respect to which Cash Collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Collateral Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(e) or (k)(ii) (Liens, Etc.);

(iii) with respect to any U.S. and Canadian Loan Party, any part of the Collateral sold or disposed of by such U.S. and Canadian Loan Party if the Loan Party disposing of such property certifies to the Collateral Agent in writing that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry) or if such sale or disposition is permitted pursuant to a waiver or consent, in accordance with the terms hereof, to a transaction otherwise prohibited by this Agreement; and

(iv) all of the Collateral owned by the Canadian Loan Parties and all of the Canadian Loan Parties, upon termination of the Canadian Sublimit and payment of all Obligations required to be paid, in each case in accordance with and subject to the conditions set forth in the last paragraph of Section 2.5 (Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit).

(c) Each of the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby direct the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

(d) Each of the Administrative Agent, the Collateral Agent, the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby consents to the release of any Guarantor (and, in the case of a sale of all of the assets or all of the Stock of UTi Inventory Management Solutions Inc. pursuant to Section 8.4(xv) (Sale of Assets) or Section 8.7(a)(viii) (Restriction on Fundamental Changes), UTi Inventory Management Solutions Inc. (solely to the extent that the other Borrowers remain jointly and severally liable for any Obligations of UTi Inventory Management Solutions Inc. that are not repaid in full at the time of such transaction)) from its obligations under any Guaranty and the other Loan Documents to which it is a party if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted under the Loan Documents.

(e) Each of the Administrative Agent, the Collateral Agent, the Lenders (in its capacities as a Lender, Swing Loan Lender, and potential counterparty to a Designated Secured Cash Management Document or Designated Secured Hedging Contract) and the Issuers hereby consents to the release of each Canadian Loan Party from its obligations under any Guaranty and the other Loan Documents to which it is a party (solely to the extent that the other Borrowers remain jointly and severally liable for any Obligations that are not repaid in full at the time of such release) upon termination of the Canadian Sublimit and payment of all Obligations required to be paid, in each case in accordance with and subject to the conditions set forth in the last paragraph of Section 2.5 (Reduction and Termination of the Revolving Credit Commitments, Swing Loan Sublimit and Canadian Sublimit).

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Related Obligations solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent (i) the Administrative Agent shall hold, and have the right and power to act with respect to, each Guaranty on behalf of and as agent for the holders of the Related Obligations and the other Secured Parties and (ii) the Collateral Agent shall hold, and have the right and power to act with respect to the Collateral on behalf of and as agent for the holders of the Related Obligations and the other Secured Parties, (b) the Administrative Agent and the Collateral Agent are otherwise acting solely as agents for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (c) all matters, acts and omissions relating in any manner to any Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (d) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other

Loan Documents, by the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (e) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (f) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.), with such Sections applying to Affiliates of any Lender mutatis mutandis.

Section 10.10 Delivery of Certain Financial Information

The Loan Parties agree that the Administrative Agent may make available to the Lenders and the Issuers all Approved Electronic Communications provided to the Administrative Agent pursuant to (a) clauses (a) through (e) of Section 6.1 (Financial Statements) and (b) Section 6.11 (Borrowing Base Determination). The Loan Parties further agree, that the Administrative Agent may make available to the Lenders and the Issuers such other Approved Electronic Communications provided to the Administrative Agent, upon such Lenders’ and Issuers’ request.

Section 10.11 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law involving any Loan Party as a debtor thereunder the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest then due, owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers, the Collateral Agent and the Administrative Agent under Sections 2.12 (Fees), 11.3 (Costs and Expenses) and 11.4 (Indemnities)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation. expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 (Fees), 11.3 (Costs and Expenses) and 11.4 (Indemnities).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall,

(i) unless in writing and signed by the Supermajority Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(A) Amend, supplement or otherwise modify, waive or consent to any change to the definitions of “Availability Reserve”, “Borrowing Base” (or component definition thereof as used therein to calculate the Borrowing Base, except as provided in clause (ii)(K) below), “Eligibility Reserves”, “Eligible Canadian Trade Accounts Receivable” (or component definition thereof as used therein to calculate the Eligible Canadian Trade Accounts Receivable), “Eligible U.S. Trade Accounts Receivable” (or component definition thereof as used therein to calculate the Eligible U.S. Trade Accounts Receivable), or “Priority Payables Reserves”, in each case in a manner that has the effect of increasing the Borrowing Base;

(ii) unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(A) waive any condition specified in Section 3.1 (Conditions Precedent to Effective Date) or Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), except as otherwise provided therein and except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders or the Supermajority Lenders, in which case only such consent shall be required to waive such condition, and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Effective Date), subject to the provisions of Section 3.3 (Determinations of Effective Date Borrowing Conditions);

(B) extend or increase the Revolving Credit Commitment of such Lender (provided that the Administrative Agent may make Protective Advances as provided in this Agreement), or subject such Lender to any additional obligation, it being understood that a waiver of any condition precedent set forth in Section 3.1 (Conditions Precedent to Effective Date) or Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or the waiver of any Default or Event of Default, mandatory prepayment under Section 2.9 (Mandatory Prepayments) or mandatory reduction of the Revolving Credit Commitments (other than on the Revolving Credit Termination Date) shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender;

(C) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or reduce such Lender’s Revolving Credit Commitment resulting in a change in such Lender’s Ratable Portion;

(D) reduce, or release the Borrowers from their obligation to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(E) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(F) expressly subordinate any of the Secured Obligations in right of payment (other than in respect of debtor-in-possession financings provided in a case under Chapter 11 of the Bankruptcy Code or similar debtor relief or debt adjustment laws of the United States, Canada or other applicable jurisdiction from time to time in effect) to other obligations, or any Liens securing the Secured Obligations (it being agreed that any such subordination directly affects all Lenders);

(G) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(H) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents);

(I) release any Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under any Guaranty (in each case except as otherwise permitted herein or in the other Loan Documents);

(J) modify the priority of application of payments set forth in Section 2.9 (Mandatory Prepayments) or Section 2.13(g) (Payments and Computations) (it being agreed that any such modification directly affects all Lenders);

(K) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or the definitions of the terms “Requisite Lenders”, “Supermajority Lenders”, “Ratable Portion” or “ratably”; or

(L) increase the applicable Advance Rates in respect of Eligible Canadian Trade Accounts Receivable or Eligible U.S. Trade Accounts Receivable, above 85% (it being agreed that any such increase directly affects all Lenders);

and provided, further, that (I) no amendment, waiver, modification, termination or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, (II) no amendment, waiver, modification, termination or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders otherwise required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents, (III) no amendment, waiver, modification, termination or consent shall, unless in writing and signed by each Issuer in addition to the Lenders otherwise required above to take such action, affect the rights or duties of such Issuer under this Agreement or the other Loan Documents, (IV) no amendment, waiver, modification, termination or consent to any change to any provision of the Fee Letter may be made, or rights or privileges thereunder changed, unless in writing and signed by each of the parties thereto, (V) no amendment, waiver, modification, termination or consent to any change to any provision of any Loan Document as the same applies to any Arranger may be made, or rights or privileges thereunder changed, without the prior written consent of such Arranger, and (VI) no amendment, waiver, modification, termination or consent to any change in the relevant payment priority of the Cash Management Banks or Hedge Banks under Section 2.13(g) (Payments and Computations) or any change in Section 2.21 (Designated Secured Cash Management Documents and Designated Secured Hedging Contracts) may be made, or rights or privileges thereunder changes, unless in writing and signed by the relevant Cash Management Banks and Hedge Banks party to any Designated Secured Cash Management Document or Designated Secured Hedging Contract directly affected thereby;

and provided, further, that the Administrative Agent may, with the consent of the Borrowers, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency or ambiguity, so long as such amendment, modification or supplement does not adversely affect the right of any Lender or any Issuer;

and provided, further, anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Revolving Credit Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Requisite Lenders, the Supermajority Lenders, or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Requisite Lenders” and “Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Revolving Credit Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

Section 11.2 Assignments and Participations

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender or Issuer may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clauses (b) and (h) below, (ii) by way of participation in accordance with the provisions of clause (g) below or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (g) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Revolving Credit Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it and all of its rights and obligations with respect to the Swing Loans and Letters of Credit); provided, however, that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans and Swing Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in clause (b)(i)(A) above, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes the Revolving Credit Outstandings thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Outstandings of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date”, “Effective Date” (or similar term) is specified in the Assignment and Acceptance, as of such date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower Representative shall be deemed to have consented to such less amount if the Borrower Representative has not responded within 10 Business Days of a request for such lesser amount.

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Revolving Credit Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Outstandings and the Revolving Credit Commitment assigned.

(iii) No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default shall have occurred and be continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower Representative shall be deemed to have consented to such Person if the Borrower Representative has not responded within 10 Business Days of a request for such approval; provided, further, that the Borrower Representative’s consent shall not be required during the primary syndication of the Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each Issuer and Swing Loan Lender shall be required for any assignment in respect of the Facility (such consent not to be unreasonably withheld or delayed).

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (B) any Revolving Credit Note (if the assigning Revolving Credit Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Notwithstanding anything in this Agreement to the contrary, no such assignment shall be made to (A) any Loan Party or any Affiliate or Subsidiary of any Loan Party (and any attempted assignment or transfer by any party hereto to any such Person shall be null and void) or (B) any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi) No such assignment shall be made to a natural person.

(vii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuers, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swing Loans and Protective Advances in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Requirements of Law without compliance with the provisions of this clause, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent in the Register pursuant to Section 2.7 (Evidence of Debt) and the receipt of the assignment fee referenced in clause (b)(iv) above, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender under this Agreement and, if such Revolving Credit Lender was an Issuer, of such Issuer hereunder, (B) the Revolving Credit Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (C) the assigning Revolving Credit Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14(c) (Increased Costs), 2.15 (Capital Adequacy), 2.16 (Taxes), 11.3 (Costs and Expenses), 11.4 (Indemnities) and Section 11.5 (Limitation of Liability) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender or a Potential Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender or a Potential Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g) of this Section 11.2.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Revolving Credit Commitments of each Lender.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Revolving Credit Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower Representative. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Revolving Credit Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the assigning Revolving Credit Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

(f) In addition to the other assignment rights provided in this Section 11.2, each Revolving Credit Lender may pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Revolving Credit Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Credit Lender as a party hereto.

(g) (i) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Swing Loan lender, Issuer or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Loans and Swing Loans owing to it and its rights and obligations with respect to the Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders, the Issuers and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would

(A) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation or (B) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). Subject to clause (i) below, and the provisions of Section 2.17 (Substitution of Lenders), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14(c) (Increased Costs; Capital Adequacy) or 2.16 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (Status of Lenders) (it being understood that the documentation required under Section 2.16(g) (Status of Lenders) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 (Substitution of Lenders; Mitigation Obligations) as if it were an assignee under paragraph (b) above; and (B) shall not be entitled to receive any greater payment under Section 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.17 (Substitution of Lenders; Mitigation Obligations) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 (Right of Set-off) as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 (Sharing of Payments, Etc.) as though it were a Lender, provided, further, however, that any such Participant shall have no direct right to enforce any of the terms of this Agreement against any Loan Party, the Administrative Agent or any other Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.3 Costs and Expenses

The Loan Parties shall, jointly and severally, promptly pay or reimburse (a) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, and their respective Affiliates (including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and other counsel to the Administrative Agent or other similar amounts payable by the Administrative Agent to or on behalf of any agent, sub-agent, appraiser, field examiner or other third-party), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, consents, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and the administration and consummation of the transaction contemplated hereby and thereby shall be consummated), including the creation, perfection or protection of the Liens granted under the Loan Documents, (b) all reasonable and documented out-of-pocket costs and expenses incurred by any Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Arranger, any Lender or any Issuer (including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and other counsel to the Administrative Agent, the Collateral Agent, any Arranger, any Lender or any Issuer), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, the Collateral Agent, any Arranger, any Lender or any Issuer, in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or (B) in connection with the Commitments, the Loans made, or the Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Commitments, Loans or Letters of Credit or in any legal proceeding or proceeding under any Debtor Relief Law. The foregoing costs and expenses payable or reimbursable by the Loan Parties shall include, without limitation, all search, filing, recording, title insurance, and all field examination, collateral audit and appraisal charges incurred prior to the Effective Date, and following the Effective Date, pursuant to Section 6.11(b) (Borrowing Base Determinations), Section 7.6 (Access), or as otherwise permitted hereunder, and all other reasonable and out-of-pocket expenses related thereto incurred by the Administrative Agent or the Collateral Agent. All amounts due under this Section 11.3(a) shall be paid promptly. Each Guarantor agrees to pay or reimburse each Secured Party for all of its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under any Guaranty or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and other counsel to the Administrative Agent or other similar amounts payable by the Administrative Agent to or on behalf of any agent, sub-agent, appraiser, field examiner or other third-party, and all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent.

Section 11.4 Indemnities

(a) Each Loan Party, jointly or severally, agrees to indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time it entered into such Hedging Contract) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the fees, charges and disbursements of any counsel for any Indemnitee or other similar amounts payable by the Administrative Agent to or on behalf of any agent, sub-agent, appraiser, field examiner or other third-party, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to, in connection with, arising out of or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement, letter or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Contaminants on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liabilities and Costs related in any way to the Parent or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Parent or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements have been determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.4(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.3(a) (Costs and Expenses) and Section 11.4(a) (Indemnitees) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any Issuer, any Swing Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent), such Issuer, such Swing Loan Lender or such Related Party, as the case may be, such Lender’s aggregate Ratable Portion of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuer or Swing Loan Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), such Issuer or such Swing Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), such Issuer or any such Swing Loan Lender in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 2.2(d) (Borrowing Procedure).

(c) Each Loan Party, jointly or severally, shall indemnify the Administrative Agent, the Collateral Agent the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, or any of them, for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(d) The Loan Parties, jointly or severally, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Loan Parties, in any event, may participate in the defense thereof with legal counsel of such Loan Party’s choice. In the event that such Indemnitee requests that any Loan Party defend against such investigation, litigation or proceeding or requested Remedial Action, the applicable Loan Parties shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair any Loan Party’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(e) The agreements in Section 11.3 (Costs and Expenses), this Section 11.4 and Section 11.5 (Limitations of Liability) shall survive the resignation of the

Administrative Agent, any Issuer or the Swing Loan Lender, the replacement of any Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of the Obligations.

(f) All amounts due under this Section 11.4 shall be payable promptly after demand therefor by the relevant Person entitled thereto.

Section 11.5 Limitation of Liability

(a) To the fullest extent permitted by applicable law, the Loan Parties (and the Lenders and Issuers, in relation to the Administrative Agent), shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Commitment, Loan or Letter of Credit, or the use of the proceeds thereof or such Indemnitee’s activities in connection therewith (whether before or after the Closing Date).

(b) NO INDEMNITEE REFERRED TO IN SECTION 11.4(A) (INDEMNITIES) SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.6 Right of Set-off

If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, such Lender, such Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, such Lender or such Issuer or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Lender, Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Administrative Agent, such Lender or such Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 (Defaulting Lender) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the

Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, each Issuer and their respective Affiliates under this Section 11.6 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuer or their respective Affiliates may have. Each Lender and Issuer agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.7 Sharing of Payments, Etc.

If any Revolving Credit Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Revolving Credit Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Revolving Credit Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Revolving Credit Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Credit Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Potential Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Credit Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Credit Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 11.8 Notices; Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower Representative or any Loan Party, to it at UTi Worldwide Inc., c/o UTi Services, Inc., 100 Oceangate, Suite 1500, Long Beach, CA 90802, Attention of General Counsel (Telephone No. 562.552.9400);

(ii) if to the Administrative Agent, the Swing Loan Lender, or Citibank, N.A., in its capacity as an Issuer, to Citibank, N.A. at 390 Greenwich Street, 1st Floor, New York, New York 10013, Attention of Matthew Paquin (Facsimile No. 212.723.8721; Telephone No. 212.723.3751);

(iii) if to MS in its capacity as Issuer, to it at 1300 Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention of Letter of Credit Dept. (Telephone No. 443.627.4555), and if to any other Issuer, to it at the address provided in writing to the Administrative Agent and the Borrower Representative at the time of its appointment as an Issuer hereunder;

(iv) if to any Lender, to it at is address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article 2 if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ , any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Governing Law

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.11 Submission to Jurisdiction; Service of Process; Judgment Currency

(a) THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) The Borrowers and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.8 (Notices, Etc.). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the spot rate for the purchase of the

Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Collateral Agent, the Lenders and the Issuers against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

Section 11.12 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.13 Marshaling; Payments Set Aside

None of the Administrative Agent, the Collateral Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that a Loan Party makes a payment or payments to the Administrative Agent, the Collateral Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.14 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

Section 11.15 Execution in Counterparts

This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 3.1 (Conditions Precedent to Effective Date), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.16 Entire Agreement

This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (or any of them), embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent, or any other Secured Party in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any part, but rather in accordance with the fair meaning thereof.

Section 11.17 Confidentiality

(a) Each Lender, each Issuer and the Administrative Agent agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, any Issuer or any Lender or any of its respective Affiliates may be a party, (vi) subject to an agreement containing provisions substantially the same as those of this clause (a), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder,(vii) on a confidential basis to (A) to any rating agency when required by it in connection with rating any Loan Party or any of their respective Subsidiaries or (B) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers, (vii) with the consent of the Borrower or (viii) to the extent such Information (i) becomes publicly available other than as a result of a breach of this clause (a) or (ii) becomes available to the Administrative Agent, any Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this clause (a), “Information” means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuer or any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any of its respective Subsidiaries, provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of information as provided in this clause (a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Issuer and Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender or an Issuer, by participating in any conversations or other interactions with a Lender or an Issuer or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any or its Related Parties be responsible or liable in any way for any decision a Lender or an Issuer may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender or an Issuer has or has not limited its access to Restricting Information, such Lender’s or Issuer’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s or Issuer’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, Issuer or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(c) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders and the Issuers whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Issuers and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of clause (a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and Issuers and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender, Issuer or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender or Issuer that may decide not to take access to Restricting Information. Nothing in clause (b) or this clause (c) shall modify or limit a Lender’s or Issuer’s obligations under clause (a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Lender and each Issuer acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender and each Issuer agrees that it will nominate at least on designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s and such Issuer’s Administrative Questionnaire. Each Lender and each Issuer agrees to notify the Administrative Agent from time to time of such Lender’s and such Issuer’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Lender and each Issuer acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders and Issuers generally. Each Lender and each Issuer that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders and

Issuers may have access to Restricting Information that is not available to such electing Lender or Issuer. None of the Administrative Agent nor any Lender or Issuer with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or Issuer or to use such Restricting Information on behalf of such electing Lender or Issuer, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) The provisions of the foregoing clauses of this Section 11.17 are designed to assist the Administrative Agent, the Lenders, the Issuers and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders or Issuers express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders and Issuers hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party, Lender or Issuer’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party, Lender or Issuer with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each of the Issuers and each Loan Party assumes the risks associated therewith.

Section 11.18 Use of Name, Logo, etc.

The Loan Parties consent to the publication in the ordinary course by Administrative Agent or the Arrangers of the Administrative Agent’s or the Arrangers’ customary advertising material relating to the financing transactions contemplated by this Agreement using in a reasonable manner, any Loan Party’s name, product photographs, logo or trademark, subject always to such quality control requirements, usage instructions and guidelines in relation thereto that may be in effect from time to time. Such consent shall remain effective until revoked by the Borrower Representative in writing to the Administrative Agent and the Arrangers.

Section 11.19 Patriot Act Notice

Each Lender and each Issuer that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender or Issuer) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, Issuer or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent, any Issuer or any Lender, provide all documentation and other information that the Administrative Agent, such Issuer or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 11.20 Process Agent Appointment

The Parent and each Loan Party that is not a Domestic Subsidiary, by becoming a party to this Agreement, hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the such Loan Party and its property service of copies of the summons and complaint and any other notice, document or process which may be served in such action, litigation or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent, and the Parent and each Loan Party that is not a Domestic Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Parent and each Loan Party that is not a Domestic Subsidiary also irrevocably consents to the service of any and all process in any such action, litigation or proceeding by the mailing of copies of such process to the address set forth in Section 11.8(a)(i) (Notices, Etc.), or such other address as the parties hereto have been notified in writing pursuant to Section 11.8(c) (Notices, Etc.).

Section 11.21 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and the other Loan Parties acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders, on the other hand, (B) the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such Loan Parties, (C) the Borrowers and the other Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and (D) no fiduciary, advisory or agency relationship between the Parent and its Subsidiaries and the Administrative Agent, the Collateral Agent, any Arranger, Issuer or Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Collateral Agent, any Arranger, Issuer or Lender has advised or is advising the Parent or any Subsidiary of the Parent on other matters; (ii) (A) each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties, their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders has any obligation to the Borrowers, the other Loan Parties or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent or its Affiliates, and none of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders has any obligation to disclose any of such interests to the Parent or its Affiliates. To the fullest extent permitted by law, each Borrower and each other

Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UTI, UNITED STATES, INC.,
UTI INTEGRATED LOGISTICS, LLC,
UTI INVENTORY MANAGEMENT SOLUTIONS INC.,
MARKET TRANSPORT, LTD.,
SAMMONS TRANSPORTATION, INC.,
CONCENTREK, INC.,
INTRANSIT, INC., as U.S. Borrowers

By:	/s/ Lance D’Amico
	Title:	Authorized Officer

UTI, CANADA, INC., as Canadian Borrower

By:	/s/ Lance D’Amico
	Title:	Authorized Officer

[SIGNATURE PAGE TO UTI CREDIT AGREEMENT]

UTI WORLDWIDE INC.,
UTI CANADA CONTRACT LOGISTICS INC.,
UTI (NETHERLANDS) HOLDINGS B.V.,
UTI, (US) HOLDINGS, INC.,
MARKET INDUSTRIES, LTD., as Guarantors

By:	/s/ Lance D’Amico
	Title:	Authorized Officer

[SIGNATURE PAGE TO UTI CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swing Loan Lender, Issuer and Lender

By:	/s/ Matthew Paquin
	Title:	Vice President and Director

CITIGROUP GLOBAL MARKETS INC., as Joint Book Runner and Joint Lead Arranger

By:	/s/ Matthew Paquin
	Title:	Authorized Signer

[SIGNATURE PAGE TO UTI CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Book Runner and Joint Lead Arranger

By:	/s/ Michael King
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and an Issuer

By:	/s/ Michael King
	Title:	Vice President

[SIGNATURE PAGE TO UTI CREDIT AGREEMENT]

BANK OF THE WEST, as Joint Book Runner and Joint Lead Arranger

By:	/s/ Bonnie Kehe
	Title:	Director & Regional Manager

BANK OF THE WEST, as a Lender

By:	/s/ Bonnie Kehe
	Title:	Director & Regional Manager

[SIGNATURE PAGE TO UTI CREDIT AGREEMENT]

Exhibit A

Form of Assignment and Acceptance

[Omitted]

Exhibit B

Form of Revolving Credit Note

[Omitted]

Exhibit C

Form of Notice of Borrowing

[Omitted]

Exhibit D

Form of Swing Loan Request

[Omitted]

Exhibit E

Form of Letter of Credit Request

[Omitted]

Exhibit F

Form of Notice of Conversion and Continuation

[Omitted]

Exhibit G

Form of Guaranty

Guaranty

GUARANTY, dated as of March 27, 2014 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 23 (Additional Guarantors) hereof (each, a “Guarantor” and, collectively, the “Guarantors”), in favor of the Administrative Agent, the Collateral Agent, each Lender, each Issuer and each other holder of an Obligation (each, a “Guaranteed Party” and, collectively, the “Guaranteed Parties”).

W i t n e s s e t h:

WHEREAS, pursuant to the Credit Agreement, dated as of March 27, 2014 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement) among UTi Integrated Logistics, LLC, Market Transport, Ltd., Sammons Transportation, Inc., Concentrek Inc, InTransit, Inc., UTi, United States, Inc., UTi Inventory Management Solutions Inc. and UTi Canada Inc., each as a Borrower, UTi Worldwide Inc., as a Guarantor (the “Parent”), UTi (Netherlands) Holdings B.V., as a Guarantor, certain subsidiaries of Parent, the lenders from time to time party thereto (the “Lenders”), the Issuers, Citibank, as administrative agent (in such capacity, the “Administrative Agent”), the Collateral Agent and the other parties thereto, the Lenders and Issuers have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each of the Guarantors (other than Parent) is a direct or indirect Subsidiary of Parent;

WHEREAS, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrowers under the Credit Agreement; and

WHEREAS, a condition precedent to the obligation of the Lenders and the Issuers to make their respective extensions of credit to the Borrowers under the Credit Agreement is that the Guarantors shall have executed and delivered this Guaranty for the benefit of the Guaranteed Parties;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Guaranty

(a) To induce the Lenders to make the Loans and the Issuers to issue Letters of Credit, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrowers or any other Loan Party, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code or any other Debtor Relief Law, or which would accrue but for the commencement of any proceeding under the Bankruptcy Code or any other Debtor Relief Law whether or not such interest is an allowed claim in such proceeding), fees and costs of collection, except as provided in Section 2 (Limitation of Guaranty). This Guaranty constitutes a guaranty of payment and not of collection.

(b) Each Guarantor further agrees that, if (i) any payment made by any Borrower or any other person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) the proceeds of Collateral are required to be returned by any Guaranteed Party to any Loan Party or any of its subsidiaries, its estate, trustee, receiver or any other party, including any Guarantor, under any bankruptcy law, equitable cause or any other Requirement of Law, then, to the extent of such payment or repayment, any such Guarantor’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered (and if any Lien or other Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment (or any Lien or other Collateral securing such obligation).

(c) This Guaranty is not a suretyship (borgtocht) within the meaning of the Dutch Civil Code (Burgerlijk Wetboek).

Section 2 Limitation of Guaranty

(a) Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to any Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 3 (Contribution) of this Guaranty or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor and other Loan Parties of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.

(b) Each Guarantor that has total assets exceeding $10,000,000 (or such other amount so that such Guarantor is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time any Swap Obligation is incurred (such Guarantor, a “Qualified ECP Guarantor”), jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Guarantor hereunder to honor all of such Guarantor’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guaranty, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until all of the Guaranty Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Revolving Credit Commitments shall have expired or been terminated (or, if earlier, in respect of any particular Qualified ECP Guarantor, at such time as it ceases to be a Guarantor pursuant to Section 10.8 of the Credit Agreement). Each Qualified ECP Guarantor intends that this Section 2(b) constitute, and this Section 2(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) Notwithstanding the other provisions of this Section 2, no Guarantor which is a Dutch legal person shall be liable under this Guaranty to the extent that, if it were so liable, its entry into this Guaranty would violate:

(i) its corporate interest (vennootschappelijk belang); or

(ii) section 3:45 Dutch Civil Code (Burgerlijk Wetboek) or sections 42 or 47 of the Dutch Bankruptcy Act (Faillissementswet).

Section 3 Contribution

To the extent that any Guarantor shall be required hereunder to pay a portion of the Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Revolving Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the other Loan Parties) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall, subject to Section 8 (Waiver of Subrogation and Contribution Rights) and Section 9 (Subordination), be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought;

provided, that appropriate adjustments shall be made to such pro rata allocations to reflect the obligations of the Qualified ECP Guarantors under Section 2(b) in the event that a payment is made to satisfy Obligations constituting Swap Obligations.

Section 4 Authorization; Other Agreements

The Guaranteed Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by any Loan Party and delivered to the Guaranteed Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by any Loan Party and delivered to the Guaranteed Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrowers or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (x) from any Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (y) from any Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

(h) apply to the Obligations any payment or recovery from any Guarantor of the Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guaranteed Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guaranteed Party in respect of any Obligation;

even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).

Section 5 Guaranty Absolute and Unconditional

Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected (other than as a result of the payment in full of the Obligations) as a result of any of the following:

(a) the invalidity or unenforceability of any Loan Party’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part of them;

(b) the absence of any attempt to collect the Obligations or any part of them from any Loan Party or other action to enforce the same;

(c) failure by any Guaranteed Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral;

(d) any Guaranteed Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of any Debtor Relief Law;

(e) any borrowing or grant of a Lien by any Loan Party, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or similar provision of any Debtor Relief Law;

(f) the disallowance, under Section 502 of the Bankruptcy Code or similar provision of any Debtor Relief Law, of all or any portion of any Guaranteed Party’s claim (or claims) for repayment of the Obligations;

(g) any use of cash collateral under Section 363 of the Bankruptcy Code;

(h) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(i) the avoidance of any Lien in favor of the Guaranteed Parties or any of them for any reason;

(j) any bankruptcy, insolvency, administration, receivership, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Borrower, any Guarantor or any of Parent’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(k) failure by any Guaranteed Party to file or enforce a claim against any Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(l) any action taken by any Guaranteed Party if such action is authorized hereby;

(m) any election following the occurrence of an Event of Default by any Guaranteed Party to proceed separately against the personal property Collateral in accordance with such Guaranteed Party’s rights under the UCC or, if the Collateral consists of both personal and real property, to proceed against such personal and real property in accordance with such Guaranteed Party’s rights with respect to such real property; or

(n) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Obligations.

Section 6 Waivers

Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of any Loan Party. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged, other than by payment in full of the Obligations.

Section 7 Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each other Loan Party and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guaranteed Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guaranteed Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guaranteed Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guaranteed Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

Section 8 Waiver of Subrogation and Contribution Rights

Until the Obligations have been irrevocably paid in full and the Revolving Credit Commitments have been terminated, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guaranteed Parties or any part of them against any other Loan Party or any right of reimbursement or contribution or similar right against any other Loan Party by reason of this Agreement or by any payment made by any Guarantor in respect of the Obligations.

Section 9 Subordination

Each Guarantor hereby agrees that any Indebtedness of any other Loan Party now or hereafter owing to such Guarantor, whether heretofore, now or hereafter created (the “Guarantor Subordinated Debt”), is hereby subordinated to all of the Obligations and that, except as permitted by the Credit Agreement, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Guaranty is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default and on notice from the Administrative Agent, the applicable Loan Party shall pay to the Administrative Agent any payment of all or any part of the Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations as provided in Section 2.13(f) (Payments and Computations) of the Credit Agreement. Each payment on the Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guarantor as trustee for the Guaranteed Parties and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Guarantor’s liability hereof. Each Guarantor agrees to file all claims against any applicable Loan Party in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt. If for any reason a Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 10 Default; Remedies

The obligations of each Guarantor hereunder are independent of and separate from the Obligations. If any Obligation is not paid when due, or upon any Event of Default under Section 9.1(f) of the Credit Agreement, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against any Borrower or any other guarantor of the Obligations, or against any Collateral under the Loan Documents or joining the Borrowers or any other guarantor in any proceeding against any Guarantor. At any time after maturity of the Obligations, the Administrative Agent may (unless the Obligations have been irrevocably paid in full), without notice to any Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of the Obligations (a) any indebtedness due or to become due from any Guaranteed Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Guaranteed Party or any of its respective Affiliates to the extent provided for in Section 11.6 of the Credit Agreement.

Section 11 Irrevocability

This Guaranty shall be irrevocable as to the Obligations (or any part thereof) until (i) the Revolving Credit Commitments have been terminated and all monetary Obligations then outstanding (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) have been irrevocably repaid in cash, at which time this Guaranty shall automatically be cancelled or (ii) with respect to a Guarantor, upon a release of such Guarantor described in Section 10.8 of the Credit Agreement. Upon such cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty.

Section 12 Enforcement; Amendments; Waivers

No delay on the part of any Guaranteed Party in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations, the Collateral or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any provision of this Guaranty shall be binding upon any Guaranteed Party, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any Guaranteed Party at any time or times hereafter to require strict performance by any Borrower, any other Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guaranteed Party shall not waive, affect or diminish any right of any Guaranteed Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guaranteed Party, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the Borrowers or such other Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Event of Default by any Guaranteed Party shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guaranteed Party permitted hereunder shall in any way affect or impair any Guaranteed Party’s rights and remedies or the obligations of any Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by any Borrower to a Guaranteed Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

Section 13 Successors and Assigns

This Guaranty shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guaranteed Parties and their respective successors and assigns; all references herein to the Borrowers and to the other Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors (including the Borrowers) shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.

Section 14 Representations and Warranties; Covenants

Each Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by the Borrowers in Article IV (Representations and Warranties) of the Credit Agreement are true and correct on each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit) of the Credit Agreement and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

Section 15 Governing Law

THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 16 Submission to Jurisdiction; Service of Process

(a) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE

PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in clause (a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.8 (Notices, Etc.). Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the spot rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in currency (“Judgment Currency”) other than the Agreement Currency, a Guarantor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Collateral Agent, the Lenders and the Issuers against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Guarantor (or to the Person legally entitled thereto).

Section 17 Certain Terms

Section 1.5 of the Credit Agreement is hereby incorporated by reference, and any reference to “this Agreement” shall be deemed to be references to this Guaranty, with the same force and effect as if set forth herein.

Section 18 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 19 Notices

Any notice or other communication herein required or permitted shall be given as provided in Section 11.8 (Notices, Etc.) of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of the Borrowers.

Section 20 Severability

Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Section 21 Additional Guarantors

Each of the Guarantors agrees that, if, pursuant to Section 7.11(a) (Additional Collateral and Guaranties) of the Credit Agreement, the Loan Parties shall be required to cause any Subsidiary that is not a Guarantor (other than the Non-Guarantor Subsidiaries, but including any such Subsidiary that ceases to be an Eligible Released Subsidiary) to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto as of such date.

Section 22 Collateral

Each Guarantor that is a Loan Party organized in the United States or any state or province thereof or that is otherwise required under the Credit Agreement to execute any Collateral Document hereby acknowledges and agrees that its obligations under this Guaranty are secured pursuant to the terms and provisions of the Collateral Documents executed by it in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 23 Costs and Expenses

Section 11.3 of the Credit Agreement is hereby incorporated by reference with the same force and effect as if set forth herein.

Section 24 Waiver of Consequential Damages

(a) To the fullest extent permitted by applicable law, the Guarantors, shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty or any agreement or instrument contemplated hereby, the transactions contemplated hereby or such Indemnitee’s activities in connection therewith (whether before or after the Closing Date).

(b) NO INDEMNITEE REFERRED TO IN SECTION 11.4(A) OF THE CREDIT AGREEMENT SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25 Entire Agreement

This Guaranty and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (or any of them), embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any part, but rather in accordance with the fair meaning thereof.

[Signature Pages Follow]

In witness whereof, this Guaranty has been duly executed by the Guarantors as of the day and year first set forth above.

Guarantors:
UTI, (US) HOLDINGS, INC.
UTI, UNITED STATES, INC.,
UTI INTEGRATED LOGISTICS, LLC,
UTI INVENTORY MANAGEMENT SOLUTIONS INC.,
MARKET INDUSTRIES, LTD.
MARKET TRANSPORT, LTD.,
SAMMONS TRANSPORTATION, INC.,
INTRANSIT, INC.
CONCENTREK, INC.,
UTI, CANADA, INC.,
UTI CANADA CONTRACT LOGISTICS INC.
UTI WORLDWIDE INC.,
UTI (NETHERLANDS) HOLDINGS B.V.

By:
Name:	Lance D’Amico
Title:	Authorized Officer

ACKNOWLEDGED AND AGREED
as of the date first above written:

CITIBANK, N.A.
as Administrative Agent

By:
Name:	Matthew Paquin
Title:	Vice President and Director

Exhibit H-1

Form of U.S. Pledge and Security Agreement

PLEDGE AND SECURITY AGREEMENT

Dated as of March 27, 2014

among

UTi (U.S.) Holdings Inc.

Market Industries Ltd.

UTi, United States, Inc.,

UTi Intergrated Logistics LLC,

UTi Inventory Management Solutions Inc.,

Market Transport, Ltd.,

Sammons Transportation, Inc.,

Concentrek Inc., and

InTransit, Inc.,

each as a Grantor,

UTi (Netherlands) Holdings B.V.

as a Pledgor,

Each Other Grantor and Pledgor

From Time to Time Party Hereto

and

CITIBANK, N.A.

as Collateral Agent

This PLEDGE AND SECURITY AGREEMENT, dated as of March 27, 2014, by each of the Persons signatory hereto under the heading “GRANTORS” and each other Loan Party from time to time party hereto as a grantor hereunder (each a “Grantor” and, collectively, the “Grantors”) and by UTi (Netherlands) Holdings B.V., a Dutch corporation and each other Guarantor from time to time party hereto as a pledgor hereunder (each a “Pledgor” and, collectively, the “Pledgors”), in favor of CITIBANK, N.A. (“Citibank”), as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of March 27, 2014 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among UTi Integrated Logistics, LLC, Market Transport, Ltd., Sammons Transportation, Inc., Concentrek Inc, InTransit, Inc., UTi, United States, Inc., UTi Inventory Management Solutions Inc. and UTi Canada Inc., each as a Borrower, UTi Worldwide Inc., as a Guarantor (the “Parent”), UTi (Netherlands) Holdings B.V., as a Guarantor, certain subsidiaries of Parent, the lenders from time to time party thereto (the “Lenders”), the Issuers, Citibank, as administrative agent (in such capacity, the “Administrative Agent”), the Collateral Agent and the other parties thereto, the Lenders and Issuers have severally agreed to make extensions of credit to the Borrowers, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors and the Pledgors are party to a Guaranty pursuant to which they have guaranteed the Obligations;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Grantors and the Pledgors in existence on the Effective Date shall have executed and delivered this Agreement to the Collateral Agent; and

WHEREAS, each Grantor and each Pledgor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrowers under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuers, the Collateral Agent and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders and the Issuers to make their respective extensions of credit to the Borrowers thereunder, each Grantor and each Pledgor hereby agrees with the Collateral Agent as follows:

ARTICLE I	DEFINED TERMS

Section 1.1	Definitions

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account”

“Account Debtor”

“Certificated Security”

“Chattel Paper”

“Commercial Tort Claim”

“Commodity Account”

“Commodity Intermediary”

“Deposit Account”

“Document”

“Entitlement Holder”

“Entitlement Order”

“Equipment”

“Financial Asset”

“Fixtures”

“General Intangible”

“Goods”

“Instrument”

“Inventory”

“Investment Property”

“Letter-of-Credit Right”

“Money”

“Proceeds”

“Securities Account”

“Securities Intermediary”

“Security”

“Security Entitlement”

(c) The following terms shall have the following meanings:

“Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and in which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted therein pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Stock and Stock Equivalents of any Person that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (iii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. “Additional Pledged Collateral” may be General Intangibles, Instruments or Investment Property.

“Additional Pledged Stock” means any Pledgor Owned Pledged Stock acquired by any Pledgor after the date hereof and in which a security interest is granted pursuant to Section 3.1 (Pledge), including, to the extent a security interest is granted therein pursuant to Section 3.1 (Pledge), (i) all Stock and Stock Equivalents of any Domestic Subsidiary that are acquired by any Pledgor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Pledgor in respect of any of the foregoing and (ii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

“Agreement” means this Pledge and Security Agreement.

“Collateral” has the meaning specified in Section 2.1 (Collateral).

“Copyright Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in, to or under any Copyright (including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright) or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Grantor is licensee or licensor thereunder) and all renewals and extensions thereof and all rights of any Grantor under any such agreements.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Annex 3 hereto.

“Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof (whether statutory or common law, whether registered or unregistered and whether published or unpublished) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all (a) registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, (b) renewals and extensions thereof, (c) rights and privileges arising under applicable law with respect to such copyrights, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages for past, present and future infringements or other violations thereof, (e) rights to sue for past, present or future infringements or other violations thereof, and (f) rights corresponding thereto throughout the world.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Grantor, the Collateral Agent and the relevant financial institution.

“Excluded Perfection Collateral” means, collectively, (i) the Excluded Deposit Accounts, (ii) any motor vehicles, vessels and aircraft or other property subject to a certificate of title statute and (iii) letter of credit rights that are not supporting obligations.

“Excluded Property” means, collectively, (i) any lease, license or other agreement to the extent that the grant of a security interest therein would constitute or result in a breach, termination or default under any lease, license, or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) to which such Grantor is party; provided that the Grantor shall hold its interest therein in trust for the Collateral Agent or such person as the Collateral Agent may direct, and, upon the request of the Collateral Agent, will take any and all commercially reasonable actions required to provide the Collateral Agent with the benefit of such leases, licenses or other agreements and shall assign and grant a security interest in same in favor of the Collateral Agent forthwith upon obtaining the consent to such assignment and security interest as required of the other parties thereto, and such Grantor agrees that it shall, upon the request of the Collateral Agent, use its commercially reasonable efforts to obtain any consent or waiver required to permit any such lease, license or other agreement to be subjected to the security interest herein; (ii) any lease, license, or agreement (or any of its rights or interests thereunder) if and to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (iii) any Trademark application filed in the United States Patent and Trademark Office on the basis of a Grantor’s intent-to-use such Trademark unless and until evidence of use of the Trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), but only if and to the extent that the granting of a security interest in such application would result in the invalidation of such application, provided, that, to the extent such application is excluded from the Collateral, upon the submission of evidence of use of such Trademark to the United States Patent and Trademark Office, such Trademark application shall automatically be included in the Collateral, without further action on any party’s part; (iv) any Voting Stock in excess of 65% of the outstanding Voting Stock of any Subsidiary of such Loan Party that is not a Domestic Subsidiary or the primary assets of which are Stock of Persons that are not Domestic Subsidiaries; provided, that in the event that Parent determines in good faith that material adverse tax consequences will not result from the pledge of additional Voting Stock of such Subsidiary, such additional Voting Stock shall after such determination no longer be Excluded Property and shall instead be Additional Pledged Collateral hereunder; and (v) fixed or capital assets subject to Liens permitted under Section 8.2(e) of the Credit Agreement unless the Collateral Agent’s Lien is subordinated as permitted pursuant to Section 10.8(b)(ii) of the Credit Agreement; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Foreign Subsidiary” means, with respect to any Grantor, any corporation, partnership, limited liability company or other business entity (i) which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia and (ii) of which an aggregate of more than 50% of the outstanding classes of capital stock entitled to vote is, at the time, owned by such Grantor.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Patents, Trademarks, Other Proprietary Rights and Intellectual Property Licenses, all rights corresponding thereto throughout the world, and the right to sue at law or in equity or otherwise recover for any past, present or future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof.

“Intellectual Property Licenses” means, collectively, Copyright Licenses, Patent Licenses, Trademark Licenses and, any and all other agreements, licenses and covenants not to sue (whether in writing or not) granting any right in, to or under any Intellectual Property (whether a Grantor is licensee or licensor thereunder), together with any and all and all renewals and extensions thereof and all rights of any Grantor under any such agreements.

“LLC” means each limited liability company in which a Grantor or a Pledgor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“LLC Agreement” means each membership agreement or operating agreement with respect to an LLC, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and (i) material to the business, results of operations, prospects or condition, financial or otherwise, of the Grantors, taken as a whole, or (ii) or otherwise, to such Grantor’s knowledge, of material value.

“Other Proprietary Rights” means, collectively, all rights, priorities and privileges relating trade secrets and confidential or proprietary information, data and databases, know-how and processes, designs, inventions, technology and software and any other intangible rights, to the extent not covered by the definitions of Copyrights, Patents and Trademarks, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for the foregoing.

“Partnership” means each partnership in which a Grantor or a Pledgor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Patent License” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether the relevant Grantor is licensee or licensor thereunder) and all extensions and renewals thereof and all rights of any Grantor under any such agreements.

“Patent Security Agreement” shall mean an agreement substantially in the form of Annex 4 hereto.

“Patents” means all patents, patent applications, certificates of inventions, and industrial designs (whether established or registered or recorded in the United States, any other country or any political subdivision thereof), together with any and all (a) inventions described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (d) rights to sue for past, present or future infringements or other violations thereof, and (e) rights corresponding thereto throughout the world.

“Pledged Certificated Stock” means all Certificated Securities and any other Stock and Stock Equivalent of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor, including all Stock listed on Schedule 2 (Pledged Collateral).

“Pledged Collateral” means, collectively, the Pledged Stock, Pledged Debt Instruments, any other Investment Property of any Grantor, all Chattel Paper, certificates or other Instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles, Instruments or Investment Property.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 2 (Pledged Collateral), issued by the obligors named therein.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledgor Owned Collateral” has the meaning specified in Section 3.1 (Pledge).

“Pledgor Owned Pledged Certificated Stock” means all Certificated Securities and any other Stock and Stock Equivalents of a Domestic Subsidiary evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Pledgor, including all stock listed on Schedule 2 (Pledged Collateral).

“Pledgor Owned Pledged Stock” means all Pledgor Owned Pledged Certificated Stock and all Pledgor Owned Pledged Uncertificated Stock.

“Pledgor Owned Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Domestic Subsidiary owned by a Pledgor that is not Pledgor Owned Pledged Certificated Stock, including all right, title and interest of any Pledgor as a limited or general partner in any Partnership that is a Domestic Subsidiary or as a member of any LLC that is a Domestic Subsidiary and all right, title and interest of any Pledgor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Grantor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Grantor, the Collateral Agent and the relevant Approved Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Trademark Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether the relevant Grantor is licensee or licensor thereunder) and any and all extensions and renewals thereof and all rights of any Grantor under any such agreement.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Annex 5 hereto.

“Trademarks” means all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, slogans, certification marks, trade dress, Internet domain names, and other source or business identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States (or any State thereof) or any other country or any political subdivision thereof, together with any and all (a) goodwill associated therewith, (b) registrations and recordings thereof and all applications for any of the foregoing, (c) rights to obtain all renewals thereof, (d) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (e) income, fees, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (f) right to sue for past, present and future infringements, dilutions or other violations thereof, and (g) rights corresponding thereto throughout the world.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, either of the perfection or priority of the Collateral Agent’s security interest for the benefit of the Secured Parties in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

Section 1.2	Certain Other Terms

(a) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(c) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.

(f) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.

(g) The term “including” means “including without limitation” except when used in the computation of time periods.

(h) The terms “Lender,” “Issuer,” “Collateral Agent” “Administrative Agent” and “Secured Party” include their respective successors.

(i) References in this Agreement to any statute shall be to such statute as amended, modified or supplemented from time to time.

ARTICLE II	GRANT OF SECURITY INTEREST

Section 2.1	Collateral

For the purposes of this Agreement, subject to the proviso in Section 2.2(a), all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all Money;

(n) the Commercial Tort Claims described on Schedule 7 (Commercial Tort Claims) and on any supplement thereto received by the Collateral Agent pursuant to Section 5.9 (Notice of Commercial Tort Claims);

(o) all books and records pertaining to the property described in this Section 2.1 (Collateral);

(p) all other Goods;

(q) all Supporting Obligations relating to any of the foregoing; and

(r) all Proceeds of any or all of the foregoing.

Section 2.2	Grant of Security Interest in Collateral

(a) Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that “Collateral” shall not include, and the security interest granted in Section 2.2(a) (Grant of Security Interest in Collateral) shall not attach to, any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date such property ceases to be Excluded Property to constitute Collateral and the security interest granted in Section 2.2(a) (Grant of Security Interest in Collateral) shall immediately attach at such time.

(b) Each Grantor that has total assets exceeding $10,000,000 (or such other amount so that such Grantor is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time any Swap Obligation is incurred (such Grantor, a “Qualified ECP Loan Party”), jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Grantor hereunder to honor all of such Grantor’s obligations under this Security Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 2.2(b) (Grant of Security Interest in Collateral) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.2(b) (Grant of Security Interest in Collateral), or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 2.2(b) (Grant of Security Interest in Collateral) shall remain in full force and effect until all of the Secured Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Revolving Credit Commitments shall have expired or been terminated. Each Qualified ECP Loan Party intends that this Section 2.2(b) (Grant of Security Interest in Collateral) constitute, and this Section 2.2(b) (Grant of Security Interest in Collateral) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III	PLEDGE OF SECURITIES

Section 3.1 Pledge. Each Pledgor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under (i) all Pledgor Owned Pledged Stock now owned or hereafter acquired by such Pledgor or in which a Pledgor now has or at any time in the future may acquire any right, title or interests and (ii) all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, Supporting Obligations supporting the Pledgor Owned Pledged Stock and all other Proceeds received in respect of the Pledgor Owned Pledged Stock (the items referred to in clauses (i) and (ii) above being collectively referred to as the “Pledgor Owned Collateral”).

Section 3.2	Representations and Warranties of the Pledgors.

Each Pledgor hereby represents and warrants each of the following to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties:

(a) Title; No Other Liens

Except for the Lien granted to the Collateral Agent pursuant to this Agreement and the other Liens permitted to exist on the Pledgor Owned Collateral under the Credit Agreement, such Pledgor is the record and beneficial owner of the Pledgor Owned Collateral pledged by it hereunder constituting Certificated Securities and has rights in or the power to transfer each other item of Pledgor Owned Collateral in which a Lien is granted by it hereunder, free and clear of any Lien.

(b) Perfection and Priority

The security interest granted by the Pledgors pursuant to this Agreement shall constitute a valid security interest in favor of the Collateral Agent in the Pledgor Owned Collateral. Subject to the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been received by the Collateral Agent in completed form or are otherwise in due form for filing), such security interest constitutes a perfected security interest in all Pledgor Owned Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possession pursuant to the UCC or other applicable law in such jurisdiction. Such security interest shall also (a) constitute a perfected security interest in all Pledgor Owned Collateral in which a security interest may be perfected by the delivery to the Collateral Agent of all Pledgor Owned Pledged Stock consisting of Certificated Securities, in each case endorsed by an effective endorsement for transfer to the Collateral Agent or in blank, and (b) be prior to all other Liens on the Pledgor Owned Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law.

(c) Pledgor Owned Pledged Stock

(i) The Pledgor Owned Pledged Stock pledged hereunder by such Pledgor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(ii) All of the Pledgor Owned Pledged Stock pledged hereunder by such Pledgor (other than Pledgor Owned Pledged Stock in limited liability companies and partnerships) has been duly and validly issued and is fully paid and nonassessable.

(iii) All Pledgor Owned Pledged Stock and, if applicable, any Additional Pledged Stock, consisting of Certificated Securities has been delivered to the Collateral Agent in accordance with Section 3.3(c).

(iv) Other than Pledgor Owned Pledged Stock constituting General Intangibles, there is no Pledgor Owned Pledged Stock other than that represented by Certificated Securities in the possession of the Collateral Agent.

(v) The Constituent Documents of any Person governing any Pledgor Owned Pledged Stock do not prohibit or restrict (i) the Collateral Agent from exercising any or all of the rights of the Pledgor granting the security interest therein, and (ii) a transferee or assignee of Stock of such Person from becoming a member, partner or, as the case may be, other holder of such Pledgor Owned Pledged Stock to the same extent as the Pledgor in such Person entitled to participate in the management of such Person and, upon the transfer of the entire interest of such Pledgor, with such Pledgor ceasing to be a member, partner or, as the case may be, other holder of such Pledgor Owned Pledged Stock.

(d) Jurisdiction of Organization; Chief Executive Office

On the date hereof, such Pledgor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Pledgor’s chief executive office or sole place of business is specified on Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Pledgor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 3.3	Covenants of the Pledgors.

Each Pledgor agrees with the Collateral Agent to the following, as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

(a) Generally

Such Pledgor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Pledgor Owned Collateral, except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement, (b) not sell, transfer or assign (by operation of law or otherwise) any Pledgor Owned Collateral except as permitted under the Credit Agreement, (c) not enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Collateral Agent to sell, assign or transfer any Pledgor Owned Collateral if such restriction would have a Material Adverse Effect and (d) promptly notify the Collateral Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Pledgor Owned Collateral regardless of whether or not it has a Material Adverse Effect.

(b) Maintenance of Perfected Security Interest; Further Documentation

(i) Except as otherwise permitted by the Credit Agreement, such Pledgor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2(b) (Perfection and Priority) and shall defend such security interest against the claims and demands of all Persons.

(ii) Such Pledgor shall furnish to the Collateral Agent from time to time, but not more than once during a Fiscal Quarter unless there is a continuing Event of Default, statements and schedules further identifying and describing the Pledgor Owned Collateral and such other reports in connection with the Pledgor Owned Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Collateral Agent.

(iii) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Pledgor, such Pledgor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement required under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby.

(c) Pledged Stock

(i) Such Pledgor shall deliver to the Collateral Agent, all certificates representing or evidencing any Pledgor Owned Pledged Stock (including Additional Pledged Stock), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, together, in respect of any Additional Pledged Stock, with a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Annex 1 (Form of Pledge Amendment), if such Pledgor is a new Pledgor, a Joinder Agreement duly executed by such Pledgor, in substantially the form of Annex 2 (Form of Joinder Agreement), or such other documentation acceptable to the Collateral Agent. Such Pledgor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in its name or in the name of its nominees any Pledgor Owned Pledged Stock.

(ii) Except as provided in Article VI (Remedial Provisions), such Pledgor shall be entitled to receive all cash dividends paid in respect of the Pledgor Owned Pledged Stock (other than liquidating or distributing dividends) with respect to the Pledgor Owned Pledged Stock. Any sums paid upon or in respect of any Pledgor Owned Pledged Stock upon the liquidation or dissolution of any issuer of any Pledgor Owned Pledged Stock, any distribution of capital made on or in respect of any Pledgor Owned Pledged Stock or any property distributed upon or with respect to any Pledgor Owned Pledged Stock pursuant to the recapitalization or reclassification of the capital of any issuer of Pledgor Owned Pledged Stock or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledgor Owned Pledge Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Pledgor, as additional security for the Secured Obligations.

(iii) Except as provided in Article VI (Remedial Provisions), such Pledgor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledgor Owned Pledged Stock; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Pledgor that would materially impair the Pledgor Owned Pledged Stock, be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Collateral Agent enable or permit any issuer of Pledgor Owned Pledged Stock to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledgor Owned Pledged Stock.

(iv) In the case of each Grantor and each Pledgor that is an issuer of Pledgor Owned Pledged Stock, such Grantor or Pledgor agrees to be bound by the terms of this Agreement relating to the Pledgor Owned Pledged Stock issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Pledgor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledgor Owned Pledged Stock, such Pledgor consents to (i) the exercise of the rights granted to the Collateral Agent hereunder (including those described in Section 6.3 (Pledged Collateral)), and (ii) the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledgor Owned Pledged Stock in such Person and to the transfer of such Pledgor Owned Pledged Stock to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a holder of such Pledgor Owned Pledged Stock with all the rights, powers and duties of other holders of Pledgor Owned Pledged Stock of the same class and, if such Pledgor having pledged such Pledgor Owned Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor and such Pledgor agrees to execute and deliver to the Collateral Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this Section 3.3(c)(iv).

(v) Such Pledgor shall not, without the consent of the Collateral Agent, agree to any amendment of any Constituent Document that in any way materially and adversely affects the perfection of the security interest of the Collateral Agent in the Pledgor Owned Collateral pledged by such Pledgor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledgor Owned Collateral as a security under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledgor Owned Collateral into certificated Stock.

(d) Changes in Location, Name, Etc. Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, such Pledgor shall not change its jurisdiction of organization or the location of its chief executive office or sole place of business, in each case from that referred to in Section 3.2(d) (Jurisdiction of Organization; Chief Executive Office) or (ii) change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants each of the following to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties:

Section 4.1	Title; No Other Liens

Except for the Lien granted to the Collateral Agent pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities, is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any Lien.

Section 4.2	Perfection and Priority

The security interest granted pursuant to this Agreement shall constitute a valid security interest in favor of the Collateral Agent in the Collateral. Subject to the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been received by the Collateral Agent in due form for filing), such security interest constitutes a perfected security interest in all Collateral (other than Excluded Perfection Collateral) in which a security interest may be perfected (a) by filing, recording or registering a financial statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions or (b) upon the receipt and recording of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement (as applicable) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Such security interest shall also constitute a perfected security interest in all Collateral (other than Excluded Perfection Collateral) in which a security interest may be perfected by (i) the delivery to the Collateral Agent of Collateral consisting of

Instruments and Certificated Securities, in each case endorsed by an effective endorsement for transfer to the Collateral Agent or in blank, (ii) the execution of Securities Account Control Agreements with respect to Investment Property not in certificated form and (iii) the execution of Deposit Account Control Agreements with respect to all Deposit Accounts (other than Excluded Deposit Accounts) of a Grantor, in each case when delivered or executed in accordance with the Credit Agreement. Such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law and other Liens permitted under Section 8.2 of the Credit Agreement to have equal or greater priority than the Collateral Agent’s Lien.

Section 4.3	Jurisdiction of Organization; Chief Executive Office

On the date hereof, such Grantor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business is specified on Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 4.4	Inventory

On the date hereof, such Grantor’s Inventory and Equipment (other than mobile goods and Inventory in transit) are kept at the locations listed on Schedule 4 (Location of Inventory).

Section 4.5	Pledged Collateral

(a) The Pledged Stock pledged hereunder by such Grantor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(b) All of the Pledged Stock (other than Pledged Stock in limited liability companies and partnerships) has been duly and validly issued and is fully paid and nonassessable; provided, however, that the foregoing representation, insofar as it relates to the Pledged Stock issued by a Person other than Parent or its Subsidiaries is made to the knowledge of the applicable Grantor.

(c) Each of the Pledged Debt Instruments constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law); provided, however, that the foregoing representation, insofar as it relates to the Pledged Debt Instruments issued by a Person other than Parent or its Subsidiaries is made to the knowledge of the applicable Grantor.

(d) Subject to Section 7.17 of the Credit Agreement, all Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Collateral Agent in accordance with Section 5.4(a) (Pledged Collateral).

(e) Except to the extent permitted by Section 7.12 (Control Accounts; Approved Deposit Accounts) of the Credit Agreement, all Pledged Collateral held by a Securities Intermediary in a Securities Account is in a Control Account.

(f) Other than Pledged Stock constituting General Intangibles, there is no Pledged Collateral other than that represented by Certificated Securities or Instruments in the possession of the Collateral Agent or that consisting of Financial Assets held in a Control Account (except to the extent permitted by Section 7.12 (Control Accounts; Approved Deposit Accounts) of the Credit Agreement).

(g) The Constituent Documents of any Person governing any Pledged Stock do not prohibit or restrict (i) the Collateral Agent from exercising any or all of the rights of the Grantor granting the security interest therein, and (ii) a transferee or assignee of Stock of such Person from becoming a member, partner or, as the case may be, other holder of such Pledged Stock to the same extent as the Grantor in such Person entitled to participate in the management of such Person and, upon the transfer of the entire interest of such Grantor, with such Grantor ceasing to be a member, partner or, as the case may be, other holder of such Pledged Stock.

Section 4.6	Accounts

All Instruments and Chattel Paper have been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.4(a) (Pledged Collateral).

Section 4.7	Intellectual Property

(a) Schedule 5 (Intellectual Property) sets forth a true and accurate list of all (i) United States, state and foreign registrations of and applications for Copyrights, Patents and Trademarks owned by such Grantor in its own name and (ii) Intellectual Property Licenses under which such Grantor is a licensee or pursuant to which a Grantor obtains an exclusive license, in each case, which are material to the business of such Grantor. For the avoidance of doubt, Schedule 5 (Intellectual Property) excludes Intellectual Property Licenses for generally commercially available software.

(b) Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to the Intellectual Property on Schedule 5 (Intellectual Property), and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, in each case, free and clear of any Liens (other than Liens permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement).

(c) Except as could not reasonably be expected to have a Material Adverse Effect, all registrations and applications for Copyrights, Patents and Trademarks set forth on Schedule 5 (Intellectual Property) are standing in the name of such Grantor.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, the Intellectual Property included on Schedule 5 (Intellectual Property) and all other Material Intellectual Property is subsisting, in full force and effect, and such Grantor has performed all acts and has paid all renewal, maintenance and other fees and taxes required to maintain each and every registration and application of Material Intellectual Property in full force and effect.

(e) To the knowledge of such Grantor, the Material Intellectual Property is valid and enforceable.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, no holding, decision or judgment has been rendered in any action or proceeding by any Governmental Authority challenging the validity of, or such Grantor’s rights to own or use, any Material Intellectual Property and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened other than routine office actions in the course of prosecution.

(g) Except as could not reasonably be expected to have a Material Adverse Effect, the conduct of such Grantor’s business does not infringe upon any Intellectual Property owned or controlled by a third party and no litigation is pending or, to such Grantor’s knowledge, threatened, and no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) or other conduct of such Grantor’s business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party.

(h) To the knowledge of such Grantor, no third party is infringing upon any Material Intellectual Property .

(i) No Intellectual Property Licenses, settlements or consents, covenants not to sue, non-assertion assurances, or releases have been entered into by such Grantor, or to which such Grantor is bound, that materially and adversely affect Grantor’s rights to own or use any Material Intellectual Property or conduct its business in any material respect.

(j) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor has not made a previous commitment constituting a future assignment, sale or transfer to a non-Grantor of any Intellectual Property included in the Collateral that has not been terminated or released.

Section 4.8	[Intentionally Omitted.]

Section 4.9	Commercial Tort Claims

The only Commercial Tort Claims of any Grantor existing on the date hereof and which are reasonably expected to have a value in excess of $500,000 are those listed on Schedule 7 (Commercial Tort Claims), which sets forth such information separately for each Grantor.

ARTICLE V	COVENANTS

Each Grantor agrees with the Collateral Agent to the following, as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1	Generally

Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement, (b) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted under the Credit

Agreement, (c) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any Collateral if such restriction would have a Material Adverse Effect and (d) promptly notify the Collateral Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Collateral if such restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.2	Maintenance of Perfected Security Interest; Further Documentation

(a) Except as otherwise permitted by the Credit Agreement, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 (Perfection and Priority) and shall defend such security interest against the claims and demands of all Persons.

(b) Such Grantor shall furnish to the Collateral Agent from time to time, but not more than once during a Fiscal Quarter unless there is a continuing Event of Default, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Collateral Agent.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement required under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Deposit Account Control Agreements and Securities Account Control Agreements to the extent required by the Credit Agreement.

Section 5.3	Changes in Locations, Name, Etc.

(a) Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (i) documents (other than bailee and warehouseman waivers unless included as a Mortgage) reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (ii) if applicable, a written supplement to Schedule 4 (Location of Inventory and Equipment) showing (A) any additional locations at which Inventory or Equipment shall be kept or (B) any changes in any location where Inventory shall be kept such Grantor shall not do any of the following:

(i) permit any Inventory or Equipment to be kept at a location other than those listed on Schedule 4 (Location of Inventory and Equipment), except for Inventory in transit;

(ii) change its jurisdiction of organization or the location of its chief executive office or sole place of business, in each case from that referred to in Section 4.3 (Jurisdiction of Organization; Chief Executive Office); or

(iii) expect pursuant to those changes set forth on Schedule 5.3, change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

(b) Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.

Section 5.4	Pledged Collateral

(a) Such Grantor shall (i) deliver to the Collateral Agent, all certificates and Instruments (with respect to Instruments, only such Instruments having a face amount of $500,000 or more) representing or evidencing any Pledged Collateral (including Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, together, in respect of any Additional Pledged Collateral, with a Pledge Amendment, duly executed by the Grantor, in substantially the form of Annex 1 (Form of Pledge Amendment), if such Grantor is a new Grantor, a Joinder Agreement duly executed by the Grantor, in substantially the form of Annex 2 (Form of Joinder Agreement), or such other documentation acceptable to the Collateral Agent and (ii) maintain all other Pledged Collateral constituting Investment Property in a Control Account to the extent required by the Credit Agreement. Such Grantor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. During the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange any certificate or Instrument representing or evidencing any Pledged Collateral for certificates or Instruments of smaller or larger denominations.

(b) Except as provided in Article VI (Remedial Provisions), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

(c) Except as provided in Article VI (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would materially impair the Collateral, be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Collateral Agent enable or permit any issuer of Pledged Collateral to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledged Collateral.

(d) Except as permitted under the Credit Agreement, such Grantor shall not grant control over any Investment Property to any Person other than the Collateral Agent.

(e) In the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Grantor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledged Collateral, such Grantor consents to (i) the exercise of the rights granted to the Collateral Agent hereunder (including those described in Section 6.3 (Pledged Collateral)), and (ii) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor agrees to execute and deliver to the Collateral Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).

(f) Such Grantor shall not, without the consent of the Collateral Agent, agree to any amendment of any Constituent Document that in any way materially and adversely affects the perfection of the security interest of the Collateral Agent in the Pledged Collateral pledged by such Grantor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledged Collateral as a security under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock.

Section 5.5	Accounts

Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

Section 5.6	Delivery of Instruments and Chattel Paper

(a) If any amount payable of $500,000 or more under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall immediately deliver such Instrument or Chattel Paper to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, or, if consented to by the Collateral Agent, shall mark all such Instruments and Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the first priority security interest of Citibank, N.A., as Collateral Agent”.

(b) Any Indebtedness of any Subsidiary of the Parent that is not a Loan Party owing to the any Grantor hereunder in excess of $500,000 (with respect to which the actions specified in Section 5.6(a) have not been taken) shall be reasonably promptly evidenced by a promissory note or other Instrument, and such note or Instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Section 5.7	Intellectual Property

(a) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) shall (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iii) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark that is Material Intellectual Property (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way.

(b) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(c) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.

(d) Such Grantor shall not knowingly do any act that infringes or otherwise violates the Intellectual Property rights of any other Person in any material respect.

(e) Such Grantor shall notify the Collateral Agent immediately if it knows, or should reasonably expect, that any application or registration relating to any Material Intellectual Property included in the Collateral may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property included in the Collateral or such Grantor’s right to register the same or to own and maintain the same.

(f) If any Grantor shall, at any time after the date hereof, obtain any ownership or other rights in and to any additional Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property (other than any Excluded Property) shall automatically constitute Collateral and shall be subject to the lien and security interest created by this Agreement, without further action by any party. Each Grantor shall provide to the Collateral Agent written notice of any such additional Intellectual Property which is the subject of a registration or application (including Intellectual Property which was theretofore unregistered and becomes the subject of a registration or application and any registration of an Internet domain name) and deliver to the Collateral Agent a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable, or such other instrument in form and substance reasonably acceptable to the Collateral Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property included in the Collateral. Such Grantor shall provide such notice and deliver the appropriate agreements and make any required filings within ninety (90) days of Grantor’s acquisition of the Intellectual Property rights, or within thirty (30) days of such Grantor’s acquisition of rights in any Copyright. Further, each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedule 5 (Intellectual Property) to include any applications or registrations for Intellectual Property (but the failure to so modify such Schedule shall not be deemed to affect the Collateral Agent’s security interest in and lien upon such Intellectual Property).

(g) Such Grantor shall take all reasonable actions necessary and consistent with the ordinary course of business, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency and any Internet domain name registrar, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark, Patent or Internet domain name that constituted Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(h) In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Grantor shall notify the Collateral Agent promptly after such Grantor learns thereof. Such Grantor shall take action, as may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property in response to such infringement, misappropriation or dilution, such as bringing suit for infringement, misappropriation or dilution and to recover all damages for such infringement, misappropriation of dilution.

(i) Upon the request of the Collateral Agent, such Grantor shall execute and deliver to the Collateral Agent for filing in (i) the United States Copyright Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Copyright Security Agreement, (ii) in the United States Patent and Trademark Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Patent Security Agreement, and (iii) the United States Patent and Trademark Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Trademark Security Agreement and (iv) with the appropriate Internet domain name registrar, a duly executed form of assignment of such Internet domain name to the Collateral Agent (together with appropriate supporting documentation as may be requested by the Collateral Agent) in form and substance reasonably acceptable to the Collateral Agent necessary to perfect the Collateral Agent’s security interest in any Intellectual Property. In the case of clause (iv) above, such Grantor hereby authorizes the Collateral Agent to file such assignment in such Grantor’s name and to otherwise perform in the name of such Grantor all other necessary actions to complete such assignment, and each Grantor agrees to perform all appropriate actions deemed necessary by the Collateral Agent for the Collateral Agent to ensure such Internet domain name is registered in the name of the Collateral Agent.

(j) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right, but shall in no way be obligated, to file applications for protection of the Intellectual Property included in the Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the Secured Parties, to enforce the Intellectual Property included in the Collateral. In the event of such suit, each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts, including joinder as a party, and execute any and all documents requested by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 5.7(k) in accordance with the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property included in the Collateral, each Grantor agrees, at the request of the Collateral Agent, to take all actions necessary, whether by suit, proceeding or other action, to prevent and/or obtain a recovery for the infringement or other violation of rights in, diminution in value of, or other damage to any of the Intellectual Property included in the Collateral by any person.

(k) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Grantor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Grantor) to use or otherwise exploit, with rights of sublicense, any of the Intellectual Property included in the Collateral now or hereafter owned by or licensed to such Grantor, wherever the same may be located; provided that (i) such license shall be irrevocable until the termination of this Agreement but any sublicenses granted by Collateral Agent under this license during the continuance of an Event of Default shall survive as direct licenses of Grantor in accordance with their terms, notwithstanding the subsequent cure of the Event of Default that gave rise to the exercise of the Collateral Agent’s rights and remedies or the termination of this Agreement; and (ii) the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable Requirements of Law to maintain the validity and enforceability of such Trademarks. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(l) Notwithstanding the provisions of this Section 5.7, no covenant, representation or warranty shall require that such Grantor take any action that would result in an impairment of or prejudice to such Grantor’s rights in any Intellectual Property to the benefit of a third party not party hereto.

Section 5.8	Payment of Obligations

Except as otherwise permitted by the Credit Agreement, such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

Section 5.9	Notice of Commercial Tort Claims

Such Grantor agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence) with respect to which pleadings or a complaint has been filed in any court or which exceed $500,000, (i) such Grantor shall, immediately upon such acquisition, deliver to the Collateral Agent, in each case in form and substance satisfactory to the Collateral Agent, a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 7 (Commercial Tort Claims) containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 2.1 (Collateral) shall apply to such Commercial Tort Claim and (iii) such Grantor shall execute and deliver to the Collateral Agent, in each case in form and substance satisfactory to the Collateral Agent, any certificate, agreement and other document, and take all other action, deemed by the Collateral Agent to be reasonably necessary or appropriate for the Collateral Agent to obtain, on behalf of the Secured Parties, a perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 7 (Commercial Tort Claims) delivered pursuant to this Section 5.9 (Notice of Commercial Tort Claims) shall, after the receipt thereof by the Collateral Agent, become part of Schedule 7 (Commercial Tort Claims) for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

ARTICLE VI	REMEDIAL PROVISIONS

Section 6.1	Code and Other Remedies

During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law or referred to below) to or upon any Grantor, any Pledgor or any other Person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral and any Pledgor Owned Collateral, and may forthwith sell, lease, license, assign, give an option or options to purchase, or otherwise dispose of and deliver any Collateral and any Pledgor Owned Collateral(or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral or Pledgor Owned Collateral so sold, free of any right or equity of redemption in any Grantor or any Pledgor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such

Grantor’s premises or elsewhere. The Collateral Agent shall apply the proceeds of any such action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or Pledgor Owned Collateral or in any way relating to the Collateral or Pledgor Owned Collateral or the rights of the Collateral Agent, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Credit Agreement shall prescribe, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Grantor or Pledgor and the Collateral Agent, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral or Pledgor Owned Collateral sold at any such public sale, shall be entitled to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral or Pledgor Owned Collateral payable at such sale. To the extent permitted by applicable law, each Grantor and each Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder, except those that arise out of the gross negligence or willful misconduct of the Collateral Agent or such other Secured Party, as the case may be. Each Grantor and each Pledgor agrees that the Collateral Agent need not give more than ten (10) days’ notice to such Grantor or such Pledgor (which notice shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to such Grantor or such Pledgor at its address referred to in Section 8.2) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

Section 6.2	Accounts and Payments in Respect of General Intangibles

(a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any Grantor, shall be immediately deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in an Approved Deposit Account or a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.4 (Proceeds to be Turned Over To Collateral Agent). Until so turned over, such payment shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request, during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

(c) The Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its Accounts or amounts due under General Intangibles or any thereof.

(d) The Collateral Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Account or amounts due under any General Intangible.

(e) Upon the request of the Collateral Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.

(f) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Collateral Agent nor any other Secured Party of any payment relating thereto, nor shall the Collateral Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of such General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3	Pledged Collateral

(a) During the continuance of an Event of Default, (i) the Collateral Agent shall have the right to receive any Proceeds of the Pledged Collateral and the Pledgor Owned Collateral and make application thereof to the Secured Obligations in the order set forth in the Credit Agreement and (ii) the Collateral Agent or its nominee may exercise and no Grantor or Pledgor shall have the right to exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral or Pledgor Owned Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or Pledgor Owned Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral or Pledgor Owned Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral or Pledgor Owned Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Stock or Pledgor Owned Collateral, the right to deposit and deliver any Pledged Collateral or Pledgor Owned Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Agent shall have no duty to any Grantor or Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. For the avoidance of doubt, during an Event of Default, the Collateral Agent shall have the right to receive payments or distributions in respect of the Pledgor Owned Collateral arising under Section 4(a) of the Certificate of Incorporation of UTi, (U.S.) Holdings, Inc. that would otherwise be due to the Pledgor.

(b) In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor and each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor or Pledgor, as applicable, hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral or Pledgor Owned Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral or Pledgor Owned Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral or Pledgor Owned Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or Pledgor Owned Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate when all of the Collateral and Pledgor Owned Collateral is released as provided in Section 8.11(a) (Release of Collateral) (or if such Grantor or Pledgor ceases to be a Grantor or Pledgor, as the case may be, hereunder in accordance with Section 8.11 (Release of Collateral), upon such Grantor or Pledgor so ceasing to be a Grantor or Pledgor. Notwithstanding anything in this clause (b) to the contrary, the Collateral Agent agrees that it shall not exercise any right provided for in this clause (b) unless an Event of Default shall be continuing.

(c) Each Grantor and each Pledgor hereby expressly authorizes and instructs each issuer of any Pledged Collateral or Pledgor Owned Collateral pledged hereunder by such Grantor or Pledgor to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor or Pledgor, and each Grantor and each Pledgor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral or Pledgor Owned Collateral directly to the Collateral Agent. The Collateral Agent agrees that it will not send any such instruction unless an Event of Default has occurred and is continuing at the time such instructions are sent.

Section 6.4	Proceeds to be Turned Over To Collateral Agent

Unless otherwise expressly provided in the Credit Agreement, all Proceeds received by the Collateral Agent hereunder in cash or Cash Equivalents shall be held by the Collateral Agent in a Cash Collateral Account. All Proceeds while held by the Collateral Agent in a Cash Collateral Account (or by such Grantor or Pledgor in trust for the Collateral Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 6.5	Registration Rights

(a) If the Collateral Agent shall determine to exercise its right to sell any the Pledged Collateral or Pledgor Owned Collateral pursuant to Section 6.1 (Code and Other Remedies), and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Collateral or Pledgor Owned Collateral, or any portion thereof to be registered under the provisions of the Securities Act, the relevant Grantor or Pledgor shall cause (or, in the case of an issuer that is not a Subsidiary of the Parent, use its best efforts in accordance with the instructions of the Collateral Agent to cause) the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Collateral or Pledgor Owned Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Collateral or Pledgor Owned Collateral, or that portion thereof to be sold, (iii) make all amendments thereto or to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto and (iv) comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction that the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor and each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any Pledged Collateral or any Pledgor Owned Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor and each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any Pledged Collateral or Pledgor Owned Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(c) Each Grantor and each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral and Pledgor Owned Collateral pursuant to this Section 6.5 valid and binding and in compliance with all other applicable Requirements of Law. Each Grantor and each Pledgor further agrees that a breach of any covenant contained in this Section 6.5 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.5 shall be specifically enforceable against such Grantor or such Pledgor, and such Grantor or such Pledgor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 6.6	Deficiency

Each Grantor and each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations.

Section 6.7	Certain Additional Actions Regarding Intellectual Property

If any Event of Default shall have occurred and be continuing: (i) upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments in favor of the Collateral Agent, its designee, or in blank, of such Grantor’s rights in the Intellectual Property included in the Collateral, in recordable form with respect to those items of the Intellectual Property included in the Collateral consisting of registered or applied-for Patents, Trademarks, Copyrights and/or Other Proprietary Rights, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof, and (ii) within five (5) Business Days of written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such notices as the Collateral Agent may reasonably designate to permit such Grantor or the Collateral Agent to continue, directly or indirectly, to produce, advertise, and sell the products and services sold by such Grantor under the Intellectual Property included in the Collateral of such Grantor, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf, at Grantor’s expense.

ARTICLE VII	THE COLLATERAL AGENT

Section 7.1	Collateral Agent’s Appointment as Attorney-in-Fact

(a) Each Grantor and each Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor or such Pledgor and in the name of such Grantor or such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor and each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Grantor or such Pledgor, without notice to or assent by such Grantor or such Pledgor, to do any of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 (Code and Other Remedies or 6.5 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral or Pledgor Owned Collateral; or

(v) (A) direct any party liable for any payment under any Collateral or any Pledgor Owned Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral or any Pledgor Owned Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral or Pledgor Owned Collateral and to enforce any other right in respect of any Collateral or Pledgor Owned Collateral, (E) defend any suit, action or proceeding brought against such Grantor or such Pledgor with respect to any Collateral or Pledgor Owned Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral or Pledgor Owned Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s or such Pledgor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral or Pledgor Owned Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor or such Pledgor might do.

Anything in this clause (a) to the contrary notwithstanding, the Collateral Agent agrees that it shall not exercise any right under the power of attorney provided for in subsections (iv) or (v) of this clause (a) unless an Event of Default shall be continuing.

(b) If any Grantor or any Pledgor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1 (Collateral Agent’s Appointment as Attorney-in-Fact), together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor or Pledgor, shall be payable by such Grantor or Pledgor to the Collateral Agent on demand.

(d) Each Grantor and each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in accordance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2	Duty of Collateral Agent

The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral and Pledgor Owned Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or Pledgor Owned Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Pledgor Owned Collateral upon the request of any Grantor or Pledgor or any other Person or to take any other action whatsoever with regard to any Collateral or Pledgor Owned Collateral, except to the extent such failure is the result of the gross negligence or willful misconduct of the Collateral Agent or other Secured Party. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and Pledgor Owned Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor or any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7.3	Filing and Recordation Financing Statements

(a) Each Grantor authorizes the Collateral Agent and its counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; provided that the Collateral Agent agrees to provide copies to such Grantor of any such financing statements and other filing or recording documents or instruments prior to or promptly after filing or recording thereof. Such financing statements and amendments may contain a description of the Collateral described as set forth herein or in any super generic manner, including without limitation describing the Collateral as “all personal property of the debtor, whether now owned or at any time acquired” or words of similar effect. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

(b) Each Pledgor authorizes the Collateral Agent and its counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Pledgor Owned Collateral without the signature of such Pledgor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; provided that the Collateral Agent agrees to provide copies to such Pledgor of any such financing statements and other filing or recording documents or instruments prior to or promptly after filing or recording thereof. Such financing statements and amendments may contain a description of any Pledgor Owned Collateral described as set forth herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledgor Owned Collateral. Each Pledgor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Section 7.4	Authority of Collateral Agent

Each Grantor and each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors and Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor or Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII	MISCELLANEOUS

Section 8.1	Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral or Pledgor Owned Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 (Form of Pledge Amendment) and Annex 2 (Form of Joinder Agreement) respectively, in each case duly executed by the Collateral Agent and each Grantor and each Pledgor directly affected thereby, and schedules may be updated from time to time as provided herein.

Section 8.2	Notices

All notices, requests and demands to or upon the Collateral Agent or any Grantor or Pledgor hereunder shall be effected in the manner provided for in Section 11.8 (Notices, Etc.) of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor or Pledgor shall be addressed in care of the Parent at the Parent’s notice address set forth in such Section 11.8.

Section 8.3	No Waiver by Course of Conduct; Cumulative Remedies

Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 (Amendments in Writing)), delay, indulgence,

omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 8.4	Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and each Pledgor and shall inure to the benefit of the Collateral Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor or Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 8.5	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.6	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.7	Section Headings

The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

Section 8.8	Entire Agreement

This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (or any of them), embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any part, but rather in accordance with the fair meaning thereof.

Section 8.9	Governing Law

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.10	Additional Grantors and Pledgors

(a) If, pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement, the Loan Parties shall be required to cause any Domestic Subsidiary of the Parent that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Effective Date.

(b) If, pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement, the Loan Parties shall be required to cause any Subsidiary of the Parent that is not a Pledgor to become a Pledgor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Pledgor party hereto on the Effective Date.

Section 8.11	Release of Collateral

(a) After the termination of the Revolving Credit Commitments and payment in full of all of the Secured Obligations (other than Last Out Qualified Secured Obligations), the Collateral and Pledgor Owned Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral and Pledgor Owned Collateral shall revert to the Grantors and Pledgors. At the request and sole expense of any Grantor or Pledgor following any such termination, the Collateral Agent shall deliver to such Grantor or such Pledgor any Collateral or Pledgor Owned Collateral of such Grantor or Pledgor held by the Collateral Agent hereunder and execute and deliver to such Grantor or such Pledgor such documents as such Grantor or such Pledgor shall reasonably request to evidence such termination.

(b) Upon any disposition of Collateral or Pledgor Owned Collateral permitted by the Loan Documents, such Collateral or such Pledgor Owned Collateral shall be automatically and without necessity of further action by any Person be released from the Lien created hereby. In connection therewith, the Collateral Agent, at the request and sole expense of the Grantors or Pledgors, shall deliver to the applicable Grantor or Pledgor any Collateral or Pledgor Owned Collateral of the applicable Grantor or Pledgor held by the Collateral Agent hereunder and execute and deliver to the applicable Grantor or Pledgor all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on such Collateral or such Pledgor Owned Collateral. At the request and sole expense of the Grantors or Pledgors, a Grantor or a Pledgor shall be released from its obligations hereunder in the event that all the Stock of such Grantor or Pledgor shall be so sold or disposed pursuant to a sale or disposition permitted by the Loan Documents or, in the case of a Grantor, such Grantor ceases to be a Loan Party.

Section 8.12	Reinstatement

Each Grantor and each Pledgor further agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations (other than Last-Out Qualified Secured Obligations) is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral or Pledgor Owned Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor or Pledgor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor or Pledgor in respect of the amount of such payment; provided, that any Lien on Collateral or Pledgor Owned Collateral securing Last-Out Qualified Secured Obligations shall only remain in effect or be reinstated pursuant to this Section 8.12 (Reinstatement) if a Lien on Collateral or Pledgor Owned Collateral securing the other Secured Obligations remains in effect or is reinstated pursuant to this Section 8.12 (Reinstatement).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

UTI, (US) HOLDINGS, INC.
UTI, UNITED STATES, INC.,
UTI INTEGRATED LOGISTICS, LLC,
UTI INVENTORY MANAGEMENT SOLUTIONS INC.,
MARKET INDUSTRIES, LTD.
MARKET TRANSPORT, LTD.,
SAMMONS TRANSPORTATION, INC.,
INTRANSIT, INC.
CONCENTREK, INC.,

By:
	Name:	Lance D’Amico
	Title:	Authorized Officer

PLEDGOR:

UTI (NETHERLANDS) HOLDINGS B.V.

By:
	Name:	Lance D’Amico
	Title:	Authorized Officer

ACCEPTED AND AGREED
as of the date first above written:

CITIBANK, N.A.,
as Collateral Agent

By:
	Name:	Matthew Paquin
	Title:	Vice President and Director

Exhibit H-2

Form of Canadian Pledge and Security Agreement

CANADIAN PLEDGE AND SECURITY AGREEMENT

Dated as of March 27, 2014

among

UTi, Canada, Inc. and

UTi Canada Contract Logistics Inc.

each as a Grantor,

UTi Canada Contract Logistics Inc. and

UTi (Netherlands) Holdings B.V.

each as a Pledgor,

Each Other Grantor and Pledgor

From Time to Time Party Hereto

and

CITIBANK, N.A.

as Collateral Agent

This CANADIAN PLEDGE AND SECURITY AGREEMENT, dated as of March 27, 2014, by each of the Persons signatory hereto under the heading “GRANTORS” and each other Loan Party from time to time party hereto as a grantor hereunder (each a “Grantor” and, collectively, the “Grantors”) and by UTi Canada Contract Logistics Inc. and UTi (Netherlands) Holdings B.V., a Dutch corporation and each other Loan Party from time to time party hereto as a pledgor hereunder (each a “Pledgor” and, collectively, the “Pledgors”), in favour of CITIBANK, N.A. (“Citibank”), as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of March 27, 2014 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among UTi, United States, Inc., UTi Integrated Logistics, LLC, UTi Inventory Management Solutions Inc., Market Transport, Ltd., Sammons Transportation, Inc., Concentrek, Inc, InTransit Inc. and UTi, Canada, Inc., each as a Borrower, UTi Worldwide Inc., as a Guarantor (the “Parent”), UTi (Netherlands) Holdings B.V., as a Guarantor, certain subsidiaries of Parent, the lenders from time to time party thereto (the “Lenders”), the Issuers, Citibank, as administrative agent (in such capacity, the “Administrative Agent”), the Collateral Agent and the other parties thereto, the Lenders and Issuers have severally agreed to make extensions of credit to the Borrowers, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors and the Pledgors are party to a Guaranty pursuant to which they have guaranteed the Obligations;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Grantors and the Pledgors in existence on the Effective Date shall have executed and delivered this Agreement to the Collateral Agent; and

WHEREAS, each Grantor and each Pledgor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrowers under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuers, the Collateral Agent and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders and the Issuers to make their respective extensions of credit to the Borrowers thereunder, each Grantor and each Pledgor hereby agrees with the Collateral Agent as follows:

ARTICLE I	DEFINED TERMS

Section 1.1	Definitions

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

(b) Terms used herein without definition that are defined in the PPSA have the meanings given to them in the PPSA, including the following terms (which are capitalized herein):

“Accessions”

“Financing Change Statement”

“Financing Statement”

“Investment Property”

“Money”

(c) Terms used herein without definition that are defined in the STA have the meanings given to them in the STA, including the following terms (which are capitalized herein):

“Certificated Security”

“Entitlement Holder”

“Entitlement Order”

“Financial Asset”

“Securities Account”

“Securities Intermediary”

“Security”

“Security Entitlement”

“Uncertificated Security”

(d) The following terms shall have the following meanings:

“Accounts” means all “accounts,” as such term is defined in the PPSA, now owned or hereafter acquired by each Grantor and, in any event, includes all accounts due or accruing due and all agreements, books, accounts receivable, other receivables, book debts, claims and demand of every nature and kind and other forms of monetary obligations (other than forms of monetary obligations evidenced by Chattel Paper, Securities or Instruments) now owned or hereafter received or acquired by or belonging or owing to such Grantor, whether or not yet earned by performance on the part of such Grantor and all invoices, letters, documents and papers recording, evidencing or relating thereto.

“Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and in which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted therein pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Stock and Stock Equivalents of any Person that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (iii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. “Additional Pledged Collateral” may be General Intangibles, Instruments or Investment Property.

“Additional Pledged Stock” means any Pledgor Owned Pledged Stock acquired by any Pledgor after the date hereof and in which a security interest is granted pursuant to Section 3.1 (Pledge), including, to the extent a security interest is granted therein pursuant to Section 3.1 (Pledge), (i) all Stock and Stock Equivalents of any Canadian Subsidiary or Foreign Subsidiary

that are acquired by any Pledgor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Pledgor in respect of any of the foregoing and (ii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

“Agreement” means this Pledge and Security Agreement.

“Blocked Account Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among each Grantor, a banking institution holding such Grantor’s funds, and the Collateral Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by such Grantor with such banking institution.

“Canadian Subsidiary” means, with respect to any Grantor or Pledgor, any corporation, partnership, LLC or other business entity (i) which is organized under the laws of a province of Canada or the federal laws of Canada and (ii) of which an aggregate of more than 50% of the outstanding classes of capital stock entitled to vote is, at the time, owned by such Grantor or Pledgor.

“Chattel Paper” (i) means all “chattel paper” as defined in the PPSA and (ii) includes all such chattel paper in which any Grantor now or hereafter has an interest, and any part of such interest.

“Collateral” has the meaning specified in Section 2.1 (Collateral).

“Control” means, with respect to a specified form of Investment Property, “control” as defined in sections 23 through 26 of the STA as applicable to such form of Investment Property.

“Copyright Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in, to or under any Copyright (including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright) or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Grantor is licensee or licensor thereunder) and all renewals and extensions thereof and all rights of any Grantor under any such agreements.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Annex 3 hereto.

“Copyrights” means all copyrights arising under the laws of Canada, any other country or any political subdivision thereof (whether statutory or common law, whether registered or unregistered and whether published or unpublished), together with any and all (a) registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Intellectual Property Office or the United States Copyright Office or in any foreign counterparts thereof, (b) renewals and extensions thereof, (c) rights and privileges arising under applicable law with respect to such copyrights, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages for past, present and future infringements or other violations thereof, (e) rights to sue for past, present or future infringements or other violations thereof, and (f) rights corresponding thereto throughout the world.

“Deposit Accounts” means any demand, time, savings, passbook or like account maintained with a depository institution.

“Design Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in, to or under any Designs or industrial designs, (whether a Grantor is licensee or licensor thereunder) and all renewals and extensions thereof and all rights of any Grantor under any such agreements, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.

“Designs” means, all rights, title and interest in and to the following: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Design Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Documents of Title” (i) means all “documents of title” as defined in the PPSA and (ii) includes, without limitation, all documents of title, whether negotiable or non-negotiable, including, without limitation, all warehouse receipts and bills of lading, in which the Grantor now or hereafter has an interest, and any part thereof.

“Equipment” means: (i) all “equipment” as defined in the PPSA, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, and tools (in each case, regardless of whether characterized as equipment under the PPSA), (iii) all fixtures and (iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

“Excluded Perfection Collateral” means, collectively, (i) the Excluded Deposit Accounts, (ii) any motor vehicles, vessels and aircraft or other property subject to a certificate of title statute, and (iii) letter of credit rights that are not supporting obligations.

“Excluded Property” means (a) any right, title or interest of a Grantor under or in any contracts or agreements (collectively, “Restrictive Agreements”) that would otherwise be included in the Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the PPSA or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements), (b) the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest granted hereby in the Collateral, a Grantor shall stand possessed of such last day in trust to assign the same to any person acquiring such term, (c) the term “Goods” when used herein shall not include “consumer goods” of a Grantor as that term is defined in the PPSA, (d) a Grantor’s grant of security in Trade-marks (as defined in the Trade-marks Act (Canada)) under this Agreement shall be limited to a grant by such Grantor of a security interest in all of such Grantor’s right, title and interest in such Trade-marks, and (e) fixed or capital assets subject to Liens permitted under Section 8.2(e) of the Credit Agreement unless the Collateral Agent’s Lien is subordinated as permitted pursuant to Section 10.8(b)(ii) of the Credit Agreement; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Foreign Subsidiary” means, with respect to any Grantor, any corporation, partnership, LLC or other business entity (i) which is organized under the laws of a jurisdiction other than the laws of a province of Canada or the federal laws of Canada and (ii) of which an aggregate of more than 50% of the outstanding classes of capital stock entitled to vote is, at the time, owned by such Grantor.

“General Intangibles” (i) means all “intangibles” as defined in the PPSA and (ii) includes, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all rights in action, and all licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as intangibles under the PPSA).

“Goods” (i) means all “goods” as defined in the PPSA and (ii) includes, without limitation, all Inventory and Equipment, provided that the term “Goods” when used herein does not include “consumer goods” as that term is defined in the PPSA.

“Instruments” means all “instruments” as defined in the PPSA and (ii) shall include all letters of credit, advices of and all other instruments in which a Grantor now or hereafter has an interest, and any part thereof.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under Canada, multinational or foreign laws or otherwise, including without limitation, Copyrights, Patents, Trade-marks, Designs, Other Proprietary Rights and Intellectual Property Licenses, all rights corresponding thereto throughout the world, and the right to sue at law or in equity or otherwise recover for any past, present or future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof.

“Intellectual Property Licenses” means, collectively, Copyright Licenses, Patent Licenses, Design Licenses, Trade-mark Licenses and, any and all other agreements, licenses and covenants not to sue (whether in writing or not) granting any right in, to or under any Intellectual Property (whether a Grantor is licensee or licensor thereunder), together with any and all and all renewals and extensions thereof and all rights of any Grantor under any such agreements.

“Inventory” means: (i) all “inventory” as defined in the PPSA and (ii) includes, without limitation, all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, spare and replacement parts, manufacturing supplies, subassemblies, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any of the Grantors’ respective businesses; all goods in which a Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by a Grantor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the PPSA).

“Investment Property Control Agreement” means: (a) with respect to any Uncertificated Securities included in the Collateral, an agreement between the issuer of such Uncertificated Securities and another Person whereby such issuer agrees to comply with instructions that are originated by such Person in respect of such Uncertificated Securities, without the further consent of the Grantor; and (b) with respect to any Security Entitlements in respect of Financial Assets included in the Collateral, an agreement between the Securities Intermediary in respect of such Security Entitlements and another Person pursuant to which such Securities Intermediary agrees to comply with any Entitlement Orders with respect to such Security Entitlements that are originated by such Person, without the further consent of any Grantor.

“LLC” means each limited liability company in which a Grantor or a Pledgor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“LLC Agreement” means each membership agreement or operating agreement with respect to an LLC, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and (i) material to the business, results of operations, prospects or condition, financial or otherwise, of the Grantors, taken as a whole, or (ii) or otherwise, to such Grantor’s knowledge, of material value.

“Other Proprietary Rights” means, collectively, all rights, priorities and privileges relating trade secrets and confidential or proprietary information, data and databases, know-how and processes, designs, inventions, technology and software and any other intangible rights, to the extent not covered by the definitions of Copyrights, Patents, Designs and Trade-marks, whether statutory or common law, whether registered or unregistered, and whether established or registered in Canada or any other country or any political subdivision thereof, together with any and all registrations and applications for the foregoing.

“Partnership” means each partnership in which a Grantor or a Pledgor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Patent License” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether the relevant Grantor is licensee or licensor thereunder) and all extensions and renewals thereof and all rights of any Grantor under any such agreements.

“Patent Security Agreement” shall mean an agreement substantially in the form of Annex 4 hereto.

“Patents” means all patents, patent applications, certificates of inventions, and industrial designs (whether established or registered or recorded in Canada, any other country or any political subdivision thereof), together with any and all (a) inventions described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (d) rights to sue for past, present or future infringements or other violations thereof, and (e) rights corresponding thereto throughout the world.

“Pledged Certificated Stock” means all Certificated Securities and any other Stock and Stock Equivalent of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor, including all Stock listed on Schedule 2 (Pledged Collateral).

“Pledged Collateral” means, collectively, the Pledged Stock, Pledged Debt Instruments, and all Instruments and Securities held by any Grantor or credited to a Securities Account maintained by or for the benefit of such Grantor, whether or not delivered to the Collateral Agent pursuant to this Agreement and whether or not under the Control of the Collateral Agent.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 2 (Pledged Collateral) issued by the obligors named therein.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledgor Owned Collateral” has the meaning specified in Section 3.1 (Pledge).

“Pledgor Owned Pledged Certificated Stock” means all Certificated Securities and any other Stock and Stock Equivalents of a Canadian Subsidiary or a Foreign Subsidiary evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Pledgor, including all stock listed on Schedule 2 (Pledged Collateral).

“Pledgor Owned Pledged Stock” means all Pledgor Owned Pledged Certificated Stock and all Pledgor Owned Pledged Uncertificated Stock.

“Pledgor Owned Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Canadian Subsidiary or Foreign Subsidiary owned by a Pledgor that is not Pledged Certificated Stock, including all right, title and interest of any Pledgor as a limited or general partner in any Partnership that is a Canadian Subsidiary or a Foreign Subsidiary or as a member of any LLC that is a Canadian Subsidiary or a Foreign Subsidiary and all right, title and interest of any Pledgor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Grantor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and minister’s orders thereunder, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Proceeds” (i) shall mean all “proceeds” as defined in the PPSA and (ii) shall include, without limitation, whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” means the Accounts, Chattel Paper, Documents of Title, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Securities” means (i) a “security” as defined in the STA, or if no STA is in force in the applicable jurisdiction, the PPSA of such jurisdiction; (ii) any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; and (iii) any Security Entitlements to any of the foregoing.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Grantor, the Collateral Agent and the relevant Approved Securities Intermediary.

“Securities Act” means the Securities Act (Ontario), including the regulations thereto.

“STA” means the Securities Transfer Act, 2006 (Ontario), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA; and to the extent that such perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the laws of a jurisdiction other than Ontario or an Other STA Province, then references herein to the STA shall be disregarded except for the terms “Certificated Security” and “Uncertificated Security”, which shall have the meanings herein as defined in the Securities Transfer Act, 2006 (Ontario) regardless of whether the STA is in force in the applicable jurisdiction.

“Trade-mark Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Trade-mark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trade-mark or permitting co-existence with respect to a Trade-mark (whether the relevant Grantor is licensee or licensor thereunder) and any and all extensions and renewals thereof and all rights of any Grantor under any such agreement.

“Trade-mark Security Agreement” shall mean an agreement substantially in the form of Annex 5 hereto.

“Trade-marks” means all trade-marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, slogans, certification marks, trade dress, Internet domain names, and other source or business identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in Canada or any other country or any political subdivision thereof, together with any and all (a) goodwill associated therewith, (b) registrations and recordings thereof and all applications for any of the foregoing, (c) rights to obtain all renewals thereof, (d) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (e) income, fees, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (f) right to sue for past, present and future infringements, dilutions or other violations thereof, and (g) rights corresponding thereto throughout the world.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, either of the perfection or priority of the Collateral Agent’s security interest for the benefit of the Secured Parties in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

Section 1.2	Certain Other Terms

(a) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(c) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.

(f) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.

(g) The term “including” means “including without limitation” except when used in the computation of time periods.

(h) The terms “Lender,” “Issuer,” “Collateral Agent” “Administrative Agent” and “Secured Party” include their respective successors.

(i) References in this Agreement to any statute shall be to such statute as amended, modified or supplemented from time to time.

ARTICLE II	GRANT OF SECURITY INTEREST

Section 2.1	Collateral

For the purposes of this Agreement, subject to the proviso in Section 2.2(a), all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents of Title;

(e) all Equipment;

(f) all fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Intellectual Property;

(k) all Inventory;

(l) all Investment Property;

(m) all letters of credit;

(n) all Money;

(o) all Receivables;

(p) all Securities;

(q) all Securities Accounts;

(r) all books and records pertaining to the property described in this Section 2.1 (Collateral);

(s) all other assets and personal property of such Grantor, whether tangible or intangible and wherever located;

(t) all property of any Grantor held by the Collateral Agent, any other Secured Party, including all property of every description, in the possession or custody of or in transit to such Person for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;

(u) all Proceeds of any or all of the foregoing; and

(v) all accessions to, substitutions for and replacements and insurance proceeds and products of any or all of the foregoing.

Section 2.2	Grant of Security Interest in Collateral

(a) Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that “Collateral” shall not include, and the security interest granted in this Section 2.2(a) (Grant of Security Interest in Collateral) shall not attach to, any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date such property ceases to be Excluded Property to constitute Collateral and the security interest granted in this Section 2.2(a) (Grant of Security Interest in Collateral) shall immediately attach at such time.

(b) Each Grantor and each Pledgor hereby acknowledge that (a) value has been given by the Collateral Agent to such Grantor and Pledgor; (b) each Grantor and each Pledgor has rights in the Collateral in which it has granted a security interest; (c) this Agreement constitutes a security agreement as that term is defined in the PPSA; and (d) the security interest attaches upon the execution of this Agreement (or in the case of any after-acquired property, at the time of acquisition thereof).

ARTICLE III	PLEDGE OF SECURITIES

Section 3.1 Pledge. Each Pledgor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under (i) all Pledgor Owned Pledged Stock now owned or hereafter acquired by such Pledgor or in which a Pledgor now has or at any time in the future may acquire any right, title or interests and (ii) all dividends, Money, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, supporting obligations supporting the Pledgor Owned Pledged Stock and all other Proceeds received in respect of the Pledgor Owned Pledged Stock (the items referred to in clauses (i) and (ii) above being collectively referred to as the “Pledgor Owned Collateral”).

Section 3.2	Representations and Warranties of the Pledgors.

Each Pledgor hereby represents and warrants each of the following to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties:

(a) Title; No Other Liens

Except for the Lien granted to the Collateral Agent pursuant to this Agreement and the other Liens permitted to exist on the Pledgor Owned Collateral under the Credit Agreement, such Pledgor is the record and beneficial owner of the Pledgor Owned Collateral pledged by it hereunder constituting Certificated Securities and has rights in or the power to transfer each other item of Pledgor Owned Collateral in which a Lien is granted by it hereunder, free and clear of any Lien.

(b) Perfection and Priority

The security interest granted by the Pledgors pursuant to this Agreement shall constitute a valid security interest in favour of the Collateral Agent in the Pledgor Owned Collateral. Such security interest constitutes a perfected security interest in all Pledgor Owned Collateral in which a security interest may be perfected by filing, recording or registering a Financing Statement and possession pursuant to the PPSA. Such security interest shall also (a) constitute a perfected security interest in all Pledgor Owned Collateral in which a security interest may be perfected by the delivery to the Collateral Agent of all Pledgor Owned Pledged Stock consisting of Certificated Securities, in each case endorsed by an effective endorsement for transfer to the Collateral Agent or in blank, and (b) be prior to all other Liens on the Pledgor Owned Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law.

(c) Pledgor Owned Pledged Stock

(i) The Pledgor Owned Pledged Stock pledged hereunder by such Pledgor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(ii) All of the Pledgor Owned Pledged Stock pledged hereunder by such Pledgor (other than Pledgor Owned Pledged Stock in limited liability companies and partnerships) has been duly and validly issued and is fully paid and nonassessable.

(iii) All Pledgor Owned Pledged Stock and, if applicable, any Additional Pledged Stock, consisting of Certificated Securities has been delivered to the Collateral Agent in accordance with Section 3.3(c).

(iv) Other than Pledgor Owned Pledged Stock constituting General Intangibles, there is no Pledgor Owned Pledged Stock other than that represented by Certificated Securities in the possession of the Collateral Agent.

(v) To the extent that the Constituent Documents of any Person governing any Pledgor Owned Pledged Stock prohibit or restrict (i) the Collateral Agent from exercising any or all of the rights of the Pledgor granting the security interest therein, and (ii) a transferee or assignee of Stock of such Person from becoming a member, partner or, as the case may be, other holder of such Pledgor Owned Pledged Stock to the same extent as the Pledgor in such Person entitled to participate in the management of such Person and, upon the transfer of the entire interest of such Pledgor, with such Pledgor ceasing to be a member, partner or, as the case may be, other holder of such Pledgor Owned Pledged Stock, the Pledgor has taken and will take all steps as requested by the Collateral Agent for approval of the rights and actions referred to in (i) and (ii) above.

(d) Jurisdiction of Organization; Chief Executive Office

On the date hereof, such Pledgor’s jurisdiction of organization, incorporation or amalgamation, legal name, organizational identification number, if any, and the location of such Pledgor’s chief executive office (and domicile for the purposes of the Quebec Civil Code) (if more than one place of business) or sole place of business is specified on Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Pledgor’s chief executive office and domicile or sole place of business for the five years preceding the date hereof.

Section 3.3	Covenants of the Pledgors.

Each Pledgor agrees with the Collateral Agent to the following, as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

(a) Generally

Such Pledgor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Pledgor Owned Collateral, except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement, (b) not sell, transfer or assign (by operation of law or otherwise) any Pledgor Owned Collateral except as permitted under the Credit Agreement, (c) not enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Collateral Agent to sell, assign or transfer any Pledgor Owned Collateral if such restriction would have a Material Adverse Effect and (d) promptly notify the Collateral Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Pledgor Owned Collateral regardless of whether or not it has a Material Adverse Effect.

(b) Maintenance of Perfected Security Interest; Further Documentation

(i) Except as otherwise permitted by the Credit Agreement, such Pledgor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2(b) (Perfection and Priority) and shall defend such security interest against the claims and demands of all Persons.

(ii) Such Pledgor shall furnish to the Collateral Agent from time to time, but not more than once during a Fiscal Quarter unless there is a continuing Event of Default, statements and schedules further identifying and describing the Pledgor Owned Collateral and such other reports in connection with the Pledgor Owned Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Collateral Agent.

(iii) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Pledgor, such Pledgor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any Financing Statements or Financing Change Statements required under the PPSA in effect in any jurisdiction with respect to the security interest created hereby.

(c) Pledged Stock

(i) Such Pledgor shall deliver to the Collateral Agent, all certificates representing or evidencing any Pledgor Owned Pledged Stock (including Additional Pledged Stock), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, together, in respect of any Additional Pledged Stock, with a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Annex 1 (Form of Pledge Amendment), if such Pledgor is a new Pledgor, a Joinder Agreement duly executed by such Pledgor, in substantially the form of Annex 2 (Form of Joinder Agreement), or such other documentation acceptable to the Collateral Agent. Such Pledgor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in its name or in the name of its nominees any Pledgor Owned Pledged Stock.

(ii) Except as provided in Article VI (Remedial Provisions), such Pledgor shall be entitled to receive all cash dividends paid in respect of the Pledgor Owned Pledged Stock (other than liquidating or distributing dividends) with respect to the Pledgor Owned Pledged Stock. Any sums paid upon or in respect of any Pledgor Owned Pledged Stock upon the liquidation or dissolution of any issuer of any Pledgor Owned Pledged Stock, any distribution of capital made on or in respect of any Pledgor Owned Pledged Stock or any property distributed upon or with respect to any Pledgor Owned Pledged Stock pursuant to the recapitalization or reclassification of the capital of any issuer of Pledgor Owned Pledged Stock or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favour of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledgor Owned Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Pledgor, as additional security for the Secured Obligations.

(iii) Except as provided in Article VI (Remedial Provisions), such Pledgor shall be entitled to exercise all voting, consent and corporate, partnership, LLC and similar rights with respect to the Pledgor Owned Pledged Stock; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Pledgor that would materially impair the Pledgor Owned Pledged Stock, be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Collateral Agent enable or permit any issuer of Pledgor Owned Pledged Stock to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledgor Owned Pledged Stock.

(iv) In the case of each Grantor and each Pledgor that is an issuer of Pledgor Owned Pledged Stock, such Grantor or Pledgor agrees to be bound by the terms of this Agreement relating to the Pledgor Owned Pledged Stock issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Pledgor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledgor Owned Pledged Stock, such Pledgor consents to (i) the exercise of the rights granted to the Collateral Agent hereunder (including those described in Section 6.4 (Pledged Collateral)), and (ii) the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledgor Owned Pledged Stock in such Person and to the transfer of such Pledgor Owned Pledged Stock to the Collateral Agent or its nominee and to the substitution of the

Collateral Agent or its nominee as a holder of such Pledgor Owned Pledged Stock with all the rights, powers and duties of other holders of Pledgor Owned Pledged Stock of the same class and, if such Pledgor having pledged such Pledgor Owned Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor and such Pledgor agrees to execute and deliver to the Collateral Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this Section 3.3(c)(iv).

(v) Such Pledgor shall not, without the consent of the Collateral Agent, agree to any amendment of any Constituent Document that in any way materially and adversely affects the perfection of the security interest of the Collateral Agent in the Pledgor Owned Collateral pledged by such Pledgor hereunder, including any election to turn any previously uncertificated Stock that is part of the Pledgor Owned Collateral into certificated Stock.

(d) Changes in Location, Name, Etc. Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, such Pledgor shall not change its jurisdiction of organization or the location of its chief executive office, domicile or sole place of business, in each case from that referred to in Section 3.2(d) (Jurisdiction of Organization; Chief Executive Office) or (ii) change its name, identity or corporate structure to such an extent that any Financing Statement filed in connection with this Agreement would become misleading.

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants each of the following to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties:

Section 4.1	Title; No Other Liens

Except for the Lien granted to the Collateral Agent pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities, is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any Lien.

Section 4.2	Perfection and Priority

The security interest granted pursuant to this Agreement shall constitute a valid security interest in favour of the Collateral Agent in the Collateral. Subject to the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule other than filings in jurisdictions where such Grantor does not have or maintain tangible personal property with a net book value of $500,000 or more, as indicated in the Perfection Certificate dated as of the date hereof and executed by, inter alia, the Grantors, have been received by the Collateral Agent in due form for filing), such security interest constitutes a perfected security interest in all Collateral (other than Excluded Perfection Collateral) in which a security interest may be perfected (a) by filing, recording or registering a Financing Statement or Financing Change Statement pursuant to the PPSA or (b) by filing with the Canadian Intellectual Property Office or with the Canadian Industrial Design Office, as applicable. Such security interest shall also constitute a perfected security interest in all Collateral (other than Excluded Perfection Collateral) in which a security interest may be perfected by (i) the delivery to the Collateral Agent of Collateral consisting of Instruments and Certificated Securities, in each case endorsed by an effective endorsement for transfer to the Collateral Agent or in blank, and (ii) the execution of Securities Account Control Agreements with respect to Investment Property not in certificated form when delivered or executed in accordance with the Credit Agreement. Such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law and other Liens permitted under Section 8.2 of the Credit Agreement to have equal or greater priority than the Collateral Agent’s Lien.

Section 4.3	Jurisdiction of Organization; Chief Executive Office

On the date hereof, such Grantor’s jurisdiction of organization, incorporation or amalgamation, legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office (and domicile for the purposes of the Quebec Civil Code) (if more than one place of business) or sole place of business is specified on Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office, domicile or sole place of business for the five years preceding the date hereof. Each agreement between a Grantor and a Securities Intermediary that governs any Securities Account included in the Collateral or to which any Collateral that is Investment Property has been credited either (i) specifies that the Province of Ontario is the Securities Intermediary’s jurisdiction for the purposes of the PPSA or (ii) is expressed to be governed by the laws of the Province of Ontario.

Section 4.4	Inventory

On the date hereof, such Grantor’s Inventory and Equipment (other than mobile goods and Inventory in transit) are kept at the locations listed on Schedule 4 (Location of Inventory).

Section 4.5	Pledged Collateral

(a) The Pledged Stock pledged hereunder by such Grantor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(b) All of the Pledged Stock (other than Pledged Stock in limited liability companies and partnerships) has been duly and validly issued and is fully paid and nonassessable; provided, however, that the foregoing representation, insofar as it relates to the Pledged Stock issued by a Person other than Parent or its Subsidiaries is made to the knowledge of the applicable Grantor.

(c) Each of the Pledged Debt Instruments constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) ; provided, however, that the foregoing representation, insofar as it relates to the Pledged Debt Instruments issued by a Person other than Parent or its Subsidiaries is made to the knowledge of the applicable Grantor.

(d) Subject to Section 7.17 of the Credit Agreement, all Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Collateral Agent in accordance with Section 5.4(a) (Pledged Collateral).

(e) Except to the extent permitted by Section 7.12 (Control Accounts; Approved Deposit Accounts) of the Credit Agreement, all Pledged Collateral held by a Securities Intermediary in a Securities Account is subject to an Investment Property Control Agreement as a result of which the Collateral Agent has Control over such Pledged Collateral.

(f) None of the Pledged Collateral that is an interest in a partnership or a LLC and is subject to the STA: (A) is dealt in or traded on any securities exchange or in any securities market; (B) expressly provides by its terms that it is a “security” for the purposes of the STA or any other similar provincial legislation; or (C) is held in a Securities Account.

(g) No Grantor has consented to any Person other than the Collateral Agent entering into, nor has become a party to, an Investment Property Control Agreement in respect of any Investment Property or Securities Account included in the Collateral, and no such Investment Property Control Agreement is outstanding and in force.

(h) Other than Pledged Stock constituting General Intangibles, there is no Pledged Collateral other than that represented by Certificated Securities or Instruments in the possession of the Collateral Agent or that consisting of Financial Assets held in a Control Account (except to the extent permitted by Section 7.12 (Control Accounts; Approved Deposit Accounts) of the Credit Agreement).

(i) To the extent that the Constituent Documents of any Person governing any Pledged Stock prohibit or restrict (i) the Collateral Agent from exercising any or all of the rights of the Grantor granting the security interest therein, and (ii) a transferee or assignee of Stock of such Person from becoming a member, partner or, as the case may be, other holder of such Pledged Stock to the same extent as the Grantor in such Person entitled to participate in the management of such Person and, upon the transfer of the entire interest of such Grantor, with such Grantor ceasing to be a member, partner or, as the case may be, other holder of such Pledged Stock, the Grantor has taken, and will take all steps as requested by the Collateral Agent for approval of the rights and actions referred to in (i) and (ii) above.

Section 4.6	Accounts

All Instruments and Chattel Paper have been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.4 (Pledged Collateral).

Section 4.7	Intellectual Property

(a) Schedule 5 (Intellectual Property) sets forth a true and accurate list of all (i) Canadian and foreign registrations of and applications for Copyrights, Patents, Designs and Trade-marks owned by such Grantor in its own name and (ii) Intellectual Property Licenses under which such Grantor is a licensee or pursuant to which a Grantor obtains an exclusive license, in each case, which are material to the business of such Grantor. For the avoidance of doubt, Schedule 5 (Intellectual Property) excludes Intellectual Property Licenses for generally commercially available software.

(b) Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to the Intellectual Property on Schedule 5 (Intellectual Property), and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, in each case, free and clear of any Liens (other than Liens permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement).

(c) Except as could not reasonably be expected to have a Material Adverse Effect, all registrations and applications for Copyrights, Patents, Designs and Trade-marks set forth on Schedule 5 (Intellectual Property) are standing in the name of such Grantor.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, the Intellectual Property included on Schedule 5 (Intellectual Property) and all other Material Intellectual Property is subsisting, in full force and effect, and such Grantor has performed all acts and has paid all renewal, maintenance and other fees and taxes required to maintain each and every registration and application of Material Intellectual Property in full force and effect.

(e) To the knowledge of such Grantor, the Material Intellectual Property is valid and enforceable.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, no holding, decision or judgment has been rendered in any action or proceeding by any Governmental Authority challenging the validity of, or such Grantor’s rights to own or use, any Material Intellectual Property and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened other than routine office actions in the course of prosecution.

(g) Except as could not reasonably be expected to have a Material Adverse Effect, the conduct of such Grantor’s business does not infringe upon any Intellectual Property owned or controlled by a third party and no litigation is pending or, to such Grantor’s knowledge, threatened, and no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) or other conduct of such Grantor’s business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party.

(h) To the knowledge of such Grantor, no third party is infringing upon any Material Intellectual Property.

(i) No Intellectual Property Licenses, settlements or consents, covenants not to sue, non-assertion assurances, or releases have been entered into by such Grantor, or to which such Grantor is bound, that materially and adversely affect Grantor’s rights to own or use any Material Intellectual Property or conduct its business in any material respect.

(j) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor has not made a previous commitment constituting a future assignment, sale or transfer to a non-Grantor of any Intellectual Property included in the Collateral that has not been terminated or released.

(k) Notwithstanding Section 2.1, each Grantors’ grant of security in Trade-marks (as defined in the Trade-marks Act (Canada)) under this Agreement shall be limited to a grant by such Grantor of a security interest in all of each Grantors’ right, title and interest in such Trade-marks.

ARTICLE V	COVENANTS

Each Grantor agrees with the Collateral Agent to the following, as long as any Obligation (other than contingent indemnification Obligations for which no claim has been made) or Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1	Generally

Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement, (b) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted under the Credit Agreement, (c) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any Collateral if such restriction would have a Material Adverse Effect and (d) promptly notify the Collateral Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Collateral if such restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.2	Maintenance of Perfected Security Interest; Further Documentation

(a) Except as otherwise permitted by the Credit Agreement, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 (Perfection and Priority) and shall defend such security interest against the claims and demands of all Persons.

(b) Such Grantor shall furnish to the Collateral Agent from time to time, but not more than once during a Fiscal Quarter unless there is a continuing Event of Default, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Collateral Agent.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any Financing Statements or Financing Change Statements required under the PPSA in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Blocked Account Agreements and Securities Account Control Agreements to the extent required by the Credit Agreement.

Section 5.3	Changes in Locations, Name, Etc.

(a) Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (i) documents (other than bailee and warehouseman waivers unless included as a Mortgage) reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (ii) if applicable, a written supplement to Schedule 4 (Location of Inventory and Equipment) showing (A) any additional locations at which Inventory or Equipment shall be kept or (B) any changes in any location where Inventory shall be kept such Grantor shall not do any of the following:

(i) permit any Inventory or Equipment to be kept at a location other than those listed on Schedule 4 (Location of Inventory and Equipment), except for Inventory in transit;

(ii) change its jurisdiction of organization or the location of its chief executive office, domicile or sole place of business, in each case from that referred to in Section 4.3 (Jurisdiction of Organization; Chief Executive Office); or

(iii) change its name, identity or corporate structure to such an extent that any Financing Statement filed in connection with this Agreement would become misleading.

(b) Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.

Section 5.4	Pledged Collateral

(a) Such Grantor shall (i) deliver to the Collateral Agent, all certificates and Instruments (with respect to Instruments, only such Instruments having a face amount of $500,000 or more) representing or evidencing any Pledged Collateral (including Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, together, in respect of any Additional Pledged Collateral, with a Pledge Amendment, duly executed by the Grantor, in substantially the form of Annex 1 (Form of Pledge Amendment), if such Grantor is a new Grantor, a Joinder Agreement duly executed by the Grantor, in substantially the form of Annex 2 (Form of Joinder Agreement), or such other documentation acceptable to the Collateral Agent and (ii) maintain all other Pledged Collateral constituting Investment Property in a Control Account to the extent required by the Credit Agreement. Such Grantor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. During the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange any certificate or Instrument representing or evidencing any Pledged Collateral for certificates or Instruments of smaller or larger denominations.

(b) Except as provided in Article VI (Remedial Provisions), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favour of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

(c) Except as provided in Article VI (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, LLC and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would materially impair the Collateral, be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Collateral Agent enable or permit any issuer of Pledged Collateral to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledged Collateral.

(d) Except as permitted under the Credit Agreement, such Grantor shall not grant control over any Investment Property to any Person other than the Collateral Agent.

(e) If the representation and warranty set out in Section 4.5(f) is not or ceases to be true in respect of any Pledged Collateral that is an interest in a partnership or a LLC, such Pledged Collateral shall thereupon be subject to the applicable covenants contained in this Article V.

(f) In the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Grantor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledged Collateral, such Grantor consents to (i) the exercise of the rights granted to the Collateral Agent hereunder (including those described in Section 6.4 (Pledged Collateral)), and (ii) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor agrees to execute and deliver to the Collateral Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (f).

(g) Such Grantor shall not, without the consent of the Collateral Agent, agree to any amendment of any Constituent Document that in any way materially and adversely affects the perfection of the security interest of the Collateral Agent in the Pledged Collateral pledged by such Grantor hereunder, including any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock.

(h) In respect of any Uncertificated Securities included in the Pledged Collateral: (i) on request by the Collateral Agent, each Grantor shall cause and hereby authorizes and constitutes the Collateral Agent as its attorney in fact from time to time to cause the appropriate issuers of such Uncertificated Securities either to register the Collateral Agent or its nominee as the registered owner of such Uncertificated Securities or mark their books and records with the numbers and face amounts of all such Uncertificated Securities and all rollovers and replacements therefore to reflect the Lien of the Collateral Agent granted pursuant to this Agreement; and (ii) each Grantor shall on request by the Collateral Agent consent to the Collateral Agent entering into an Investment Property Control Agreement with the issuer of any such Uncertificated Securities such that the Collateral Agent shall have Control thereof.

(i) In respect of any Security Entitlements or Securities Accounts included in the Pledged Collateral, (i) each Grantor shall upon request by the Collateral Agent direct the Securities Intermediary in respect of such Security Entitlements to transfer the Financial Assets to which such Security Entitlements relate to a Securities Account designated by the Collateral Agent such that the Collateral Agent shall become the Entitlement Holder in respect of such Financial Asset; and (ii) each Grantor shall on request by the Collateral Agent consent to the Collateral Agent entering into an Investment Property Control Agreement with the Securities Intermediary in respect of any such Security Entitlements Uncertificated Securities such that the Collateral Agent shall have Control thereof.

Section 5.5	Accounts

Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

Section 5.6	Delivery of Instruments and Chattel Paper

(a) If any amount payable of $500,000 or more under or in connection with any Collateral owned by such Grantor shall be or become evidenced by a security certificate evidencing Certificated Securities, an Instrument or Chattel Paper, such Grantor shall immediately deliver such security certificates evidencing Certificated Securities, Instrument or Chattel Paper to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, or, if consented to by the Collateral Agent, shall mark all such security certificates evidencing Certificated Securities, Instruments and Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the first priority security interest of Citibank, N.A., as Collateral Agent”.

(b) Any Indebtedness of any Subsidiary of the Parent that is not a Loan Party owing to any Grantor hereunder in excess of $500,000 (with respect to which the actions specified in Section 5.6(a) have not been taken) shall be reasonably promptly evidenced by a promissory note or other Instrument, and such note or Instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Section 5.7	Intellectual Property

(a) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) shall (i) continue to use each Trade-mark that is Material Intellectual Property in order to maintain such Trade-mark in full force and effect with respect to each class of goods for which such Trade-mark is currently used, free from any claim of abandonment for non-use, (ii) use such Trade-mark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iii) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trade-mark unless the Collateral Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trade-mark that is Material Intellectual Property (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way.

(b) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(c) Subject to actions taken in the ordinary course of business, such Grantor (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.

(d) Such Grantor shall not knowingly do any act that infringes or otherwise violates the Intellectual Property rights of any other Person in any material respect.

(e) Such Grantor shall notify the Collateral Agent immediately if it knows, or should reasonably expect, that any application or registration relating to any Material Intellectual Property included in the Collateral may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the Canadian Intellectual Property Office, the Canadian Industrial Design Office, the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property included in the Collateral or such Grantor’s right to register the same or to own and maintain the same.

(f) If any Grantor shall, at any time after the date hereof, obtain any ownership or other rights in and to any additional Intellectual Property, then the provisions of this

Agreement shall automatically apply thereto and any such Intellectual Property (other than any Excluded Property) shall automatically constitute Collateral and shall be subject to the lien and security interest created by this Agreement, without further action by any party. Each Grantor shall provide to the Collateral Agent written notice of any such additional Intellectual Property which is the subject of a registration or application (including Intellectual Property which was theretofore unregistered and becomes the subject of a registration or application and any registration of an Internet domain name) and deliver to the Collateral Agent a Copyright Security Agreement, a Patent Security Agreement or a Trade-mark Security Agreement, as applicable, or such other instrument in form and substance reasonably acceptable to the Collateral Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property included in the Collateral. Such Grantor shall provide such notice and deliver the appropriate agreements and make any required filings within ninety (90) days of Grantor’s acquisition of the Intellectual Property rights, or within thirty (30) days of such Grantor’s acquisition of rights in any Copyright. Further, each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedule 5 (Intellectual Property) to include any applications or registrations for Intellectual Property (but the failure to so modify such Schedule shall not be deemed to affect the Collateral Agent’s security interest in and lien upon such Intellectual Property).

(g) Such Grantor shall take all reasonable actions necessary and consistent with the ordinary course of business, including in any proceeding before the Canadian Intellectual Property Office, the Canadian Industrial Design Office, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency and any Internet domain name registrar, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trade-mark, Patent, Design or Internet domain name that constitutes Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(h) In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Grantor shall notify the Collateral Agent promptly after such Grantor learns thereof. Such Grantor shall take action, as may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property in response to such infringement, misappropriation or dilution, such as bringing suit for infringement, misappropriation or dilution and to recover all damages for such infringement, misappropriation of dilution.

(i) Upon the request of the Collateral Agent, such Grantor shall execute and deliver to the Collateral Agent for filing in (i) the Canadian Intellectual Property Office or the Canadian Industrial Design Office and/or the United States Copyright Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Copyright Security Agreement, (ii) in the Canadian Intellectual Property Office or the Canadian Industrial Design Office and/or the United States Patent and Trademark Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Patent Security Agreement, and (iii) the Canadian Intellectual Property Office or the Canadian Industrial Design Office and/or the United States Patent and Trademark Office (or any successor or replacement thereof or any foreign counterpart or equivalent office or registry) a Trade-mark Security Agreement and (iv) with the appropriate Internet domain name registrar, a duly executed form of assignment of such Internet domain name to the Collateral Agent (together with appropriate supporting documentation as may be requested by the Collateral Agent) in form and substance reasonably acceptable to the Collateral Agent necessary to perfect the Collateral Agent’s security interest in any Intellectual Property. In the case of clause (iv) above, such Grantor hereby authorizes the Collateral Agent to file such assignment in such Grantor’s name and to otherwise perform in the name of such Grantor all other necessary actions to complete such assignment, and each Grantor agrees to perform all appropriate actions deemed necessary by the Collateral Agent for the Collateral Agent to ensure such Internet domain name is registered in the name of the Collateral Agent.

(j) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right, but shall in no way be obligated, to file applications for protection of the Intellectual Property included in the Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the Secured Parties, to enforce the Intellectual Property included in the Collateral. In the event of such suit, each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts, including joinder as a party, and execute any and all documents requested by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 5.7(j) in accordance with the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property included in the Collateral, each Grantor agrees, at the request of the Collateral Agent, to take all actions necessary, whether by suit, proceeding or other action, to prevent and/or obtain a recovery for the infringement or other violation of rights in, diminution in value of, or other damage to any of the Intellectual Property included in the Collateral by any person.

(k) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Grantor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to such Grantor) to use or otherwise exploit, with rights of sublicense, any of the Intellectual Property included in the Collateral now or hereafter owned by or licensed to such Grantor, wherever the same may be located; provided that (i) such license shall be irrevocable until the termination of this Agreement but any sublicenses granted by Collateral Agent under this license during the continuance of an Event of Default shall survive as direct licenses of Grantor in accordance with their terms, notwithstanding the subsequent cure of the Event of Default that gave rise to the exercise of the Collateral Agent’s rights and remedies or the termination of this Agreement; and (ii) the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable Requirements of Law to maintain the validity and enforceability of such Trade-marks. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(l) Notwithstanding the provisions of this Section 5.7, no covenant, representation or warranty shall require that such Grantor take any action that would result in an impairment of or prejudice to such Grantor’s rights in any Intellectual Property to the benefit of a third party not party hereto.

Section 5.8	Payment of Obligations

Except as otherwise permitted by the Credit Agreement, such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

ARTICLE VI	REMEDIAL PROVISIONS

Section 6.1	PPSA and Other Remedies

During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the PPSA or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law or referred to below) to or upon any Grantor, any Pledgor or any other Person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral and any Pledgor Owned Collateral, and may forthwith sell, lease, license, assign, give an option or options to purchase, or otherwise dispose of and deliver any Collateral and any Pledgor Owned Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral or Pledgor Owned Collateral so sold, free of any right or equity of redemption in any Grantor or any Pledgor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the proceeds of any such action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or Pledgor Owned Collateral or in any way relating to the Collateral or Pledgor Owned Collateral or the rights of the Collateral Agent, including reasonable solicitors’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Credit Agreement shall prescribe, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Grantor or Pledgor and the Collateral Agent, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral or Pledgor Owned Collateral sold at any such public sale, shall be entitled to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral or Pledgor Owned Collateral payable at such sale. To the extent permitted by applicable law, each Grantor and each Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder, except those that arise out of the gross negligence or wilful misconduct of the Collateral Agent or such other Secured Party, as the case may be. Each Grantor and each Pledgor agrees that the Collateral Agent need not give more than ten (10) days’ notice to such Grantor or such Pledgor (which notice shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to such Grantor or such Pledgor at its address referred to in Section 8.2) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

Section 6.2	Appointment of Receiver

During the continuance of an Event of Default, the Collateral Agent may appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of a Grantor or not, to be an interim receiver, receiver or receivers (hereafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral (including any interest, income or profits therefrom). Any such Receiver shall, to the extent permitted by applicable law, be deemed the agent of each Grantor and not of the Collateral Agent, and the Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall, during the continuance of an Event of Default (i) have such powers as have been granted to the Collateral Agent under this Article VI and the Credit Agreement and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Collateral Agent under this Article VI. To facilitate the foregoing powers during the continuance of an Event of Default, any such Receiver may, to the exclusion of all others, including any Grantor, enter upon, use and occupy all premises owned or occupied by such Grantor wherein the Collateral may be situate, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Grantor’s business or as security for loans or advances to enable the Receiver to carry on such Grantor’s business or otherwise, as such Receiver shall, in its reasonable discretion determine. Except as may be otherwise directed by the Collateral Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Collateral Agent and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the Collateral Agent, be vested with, in addition to the rights set out herein, all or any of the rights and powers of the Collateral Agent or Administrative Agent as described in the Credit Agreement, the UCC, the PPSA, the Companies Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or the Bankruptcy and Insolvency Act (Canada).

The Grantors shall pay all costs, charges and expenses incurred by any Receiver, whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement.

Section 6.3	Accounts and Payments in Respect of General Intangibles

(a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any Grantor, shall be immediately deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent, in an Approved Deposit Account or a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.5 (Proceeds to be Turned Over To Collateral Agent). Until so turned over, such payment shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request, during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

(c) The Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its Accounts or amounts due under General Intangibles or any thereof.

(d) The Collateral Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Account or amounts due under any General Intangibles.

(e) Upon the request of the Collateral Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.

(f) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Collateral Agent nor any other Secured Party of any payment relating thereto, nor shall the Collateral Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of such General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.4	Pledged Collateral

(a) During the continuance of an Event of Default, (i) the Collateral Agent shall have the right to receive any Proceeds of the Pledged Collateral and the Pledgor Owned Collateral and make application thereof to the Secured Obligations in the order set forth in the Credit Agreement and (ii) the Collateral Agent or its nominee may exercise and no Grantor or Pledgor shall have the right to exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral or Pledgor Owned Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or Pledgor Owned Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral or Pledgor Owned Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral or Pledgor Owned Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Stock or Pledgor Owned Collateral, the right to deposit and deliver any Pledged Collateral or Pledgor Owned Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Agent shall have no duty to any Grantor or Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor and each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor or Pledgor, as applicable, hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral or Pledgor Owned Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral or Pledgor Owned Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral or Pledgor Owned Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or Pledgor Owned Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate when all of the Collateral and Pledgor Owned Collateral is released as provided in Section 8.12(a) (Release of Collateral) (or if such Grantor or Pledgor ceases to be a Grantor or Pledgor, as the case may be, hereunder in accordance with Section 8.12 (Release of Collateral), upon such Grantor or Pledgor so ceasing to be a Grantor or Pledgor. Notwithstanding anything in this clause (b) to the contrary, the Collateral Agent agrees that it shall not exercise any right provided for in this clause (b) unless an Event of Default shall be continuing.

(c) Each Grantor and each Pledgor hereby expressly authorizes and instructs each issuer of any Pledged Collateral or Pledgor Owned Collateral pledged hereunder by such Grantor or Pledgor to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor or Pledgor, and each Grantor and each Pledgor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral or Pledgor Owned Collateral directly to the Collateral Agent. The Collateral Agent agrees that it will not send any such instruction unless an Event of Default has occurred and is continuing at the time such instructions are sent.

Section 6.5	Proceeds to be Turned Over To Collateral Agent

Unless otherwise expressly provided in the Credit Agreement, all Proceeds received by the Collateral Agent hereunder in Money or Cash Equivalents shall be held by the Collateral Agent in a Deposit Account. All Proceeds while held by the Collateral Agent in a Deposit Account (or by such Grantor or Pledgor in trust for the Collateral Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 6.6	Registration Rights

(a) If the Collateral Agent shall determine to exercise its right to sell any the Pledged Collateral or Pledgor Owned Collateral pursuant to Section 6.1 (PPSA and Other Remedies), and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Collateral or Pledgor Owned Collateral, or any portion thereof to be registered under the provisions of the Securities Act, the relevant Grantor or Pledgor shall cause (or, in the case of an issuer that is not a Subsidiary of the Parent, use its best efforts in accordance with the instructions of the Collateral Agent to cause) the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Collateral or Pledgor Owned Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Collateral or Pledgor Owned Collateral, or that portion thereof to be sold, (iii) make all amendments thereto or to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission or any Canadian federal or provincial securities commission applicable thereto and (iv) comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction that the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) satisfying the provisions of the Securities Act.

(b) Each Grantor and each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any Pledged Collateral or any Pledgor Owned Collateral by reason of certain prohibitions contained in the Securities Act and applicable provincial or territorial securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor and each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any Pledged Collateral or Pledgor Owned Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable provincial or territorial securities laws, even if such issuer would agree to do so.

(c) Each Grantor and each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral and Pledgor Owned Collateral pursuant to this Section 6.6 valid and binding and in compliance with all other applicable Requirements of Law. Each Grantor and each Pledgor further agrees that a breach of any covenant contained in this Section 6.6 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.6 shall be specifically enforceable against such Grantor or such Pledgor, and such Grantor or such Pledgor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 6.7	Deficiency

Each Grantor and each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations.

Section 6.8	Certain Additional Actions Regarding Intellectual Property

If any Event of Default shall have occurred and be continuing: (i) upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments in favour of the Collateral Agent, its designee, or in blank, of such Grantor’s rights in the Intellectual Property included in the Collateral, in recordable form with respect to those items of the Intellectual Property included in the Collateral consisting of registered or applied-for Patents, Trade-marks, Copyrights, Designs and/or Other Proprietary Rights, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof, and (ii) within five (5) Business Days of written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such notices as the Collateral Agent may reasonably designate to permit such Grantor or the Collateral Agent to continue, directly or indirectly, to produce, advertise, and sell the products and services sold by such Grantor under the Intellectual Property included in the Collateral of such Grantor, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf, at Grantor’s expense.

ARTICLE VII	THE COLLATERAL AGENT

Section 7.1	Collateral Agent’s Appointment as Attorney in Fact

(a) Each Grantor and each Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Grantor or such Pledgor and in the name of such Grantor or such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor and each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Grantor or such Pledgor, without notice to or assent by such Grantor or such Pledgor, to do any of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any cheque, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 (PPSA and Other Remedies) or 6.6 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral or Pledgor Owned Collateral; or

(v) (A) direct any party liable for any payment under any Collateral or any Pledgor Owned Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral or any Pledgor Owned Collateral, (C) sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral or Pledgor Owned Collateral and to enforce any other right in respect of any Collateral or Pledgor Owned Collateral,

(E) defend any suit, action or proceeding brought against such Grantor or such Pledgor with respect to any Collateral or Pledgor Owned Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Copyright, Patent, Designs or Trade-mark (along with the goodwill of the business to which any such Trade-mark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral or Pledgor Owned Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s or such Pledgor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral or Pledgor Owned Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor or such Pledgor might do.

Anything in this clause (a) to the contrary notwithstanding, the Collateral Agent agrees that it shall not exercise any right under the power of attorney provided for in subsections (iv) or (v) of this clause (a) unless an Event of Default shall be continuing.

(b) If any Grantor or any Pledgor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1 (Collateral Agent’s Appointment as Attorney in Fact), together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor or Pledgor, shall be payable by such Grantor or Pledgor to the Collateral Agent on demand.

(d) Each Grantor and each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in accordance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2	Duty of Collateral Agent

The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral and Pledgor Owned Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or Pledgor Owned Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Pledgor Owned Collateral upon the request of any Grantor or Pledgor or any other Person or to take any other action whatsoever with regard to any Collateral or Pledgor Owned Collateral, except to the extent such failure is the result of the gross negligence or wilful misconduct of the Collateral Agent or other Secured Party. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and Pledgor Owned Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor or any Pledgor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

Section 7.3	Filing and Recordation of Financing Statements

(a) Each Grantor authorizes the Collateral Agent and its counsel and other representatives, at any time and from time to time, to file or record Financing Statements, Financing Change Statements, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; provided that the Collateral Agent agrees to provide copies to such Grantor of any such Financing Statements, Financing Change Statements and other filing or recording documents or instruments prior to or promptly after filing or recording thereof. Such Financing Statements and Financing Change Statements may contain a description of the Collateral described as set forth herein or in any super generic manner, including without limitation describing the Collateral as “all personal property of the debtor, whether now owned or at any time acquired” or words of similar effect. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file renewals and amendments, as required, with respect to previously filed Financing Statements.

(b) Each Pledgor authorizes the Collateral Agent and its counsel and other representatives, at any time and from time to time, to file or record Financing Statements, Financing Change Statements, and other filing or recording documents or instruments with respect to the Pledgor Owned Collateral without the signature of such Pledgor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; provided that the Collateral Agent agrees to provide copies to such Pledgor of any such Financing Statements, Financing Change Statements and other filing or recording documents or instruments prior to or promptly after filing or recording thereof. Such Financing Statements and Financing Change Statements may contain a description of any Pledgor Owned Collateral described as set forth herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledgor Owned Collateral. Each Pledgor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file renewals and amendments, as required, with respect to previously filed Financing Statements.

Section 7.4	Authority of Collateral Agent

Each Grantor and each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral

Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors and Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor or Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII	MISCELLANEOUS

Section 8.1	Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral or Pledgor Owned Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 (Form of Pledge Amendment) and Annex 2 (Form of Joinder Agreement) respectively, in each case duly executed by the Collateral Agent and each Grantor and each Pledgor directly affected thereby, and schedules may be updated from time to time as provided herein.

Section 8.2	Notices

All notices, requests and demands to or upon the Collateral Agent or any Grantor or Pledgor hereunder shall be effected in the manner provided for in Section 11.8 (Notices, Etc.) of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor or Pledgor shall be addressed in care of the Parent at the Parent’s notice address set forth in such Section 11.8.

Section 8.3	No Waiver by Course of Conduct; Cumulative Remedies

Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 (Amendments in Writing)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 8.4	Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and each Pledgor and shall enure to the benefit of the Collateral Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor or Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 8.5	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.6	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.7	Section Headings

The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

Section 8.8	Entire Agreement

This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (or any of them), embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favour of any part, but rather in accordance with the fair meaning thereof.

Section 8.9	Governing Law

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Section 8.10	Consent to Jurisdiction

EACH GRANTOR AND PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY TO THE NON EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AND EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST A GRANTOR OR PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY A GRANTOR OR PLEDGOR AGAINST THE COLLATERAL AGENT OR ANY LENDER OR ANY AFFILIATE OF THE COLLATERAL AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ONTARIO.

Section 8.11	Additional Grantors and Pledgors

(a) If, pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement, the Loan Parties shall be required to cause any Canadian Subsidiary or Foreign Subsidiary of any Grantor or Pledgor that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Effective Date.

(b) If, pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement, the Loan Parties shall be required to cause any Canadian Subsidiary or Foreign Subsidiary of any Grantor or Pledgor that is not a Pledgor to become a Pledgor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Pledgor party hereto on the Effective Date.

Section 8.12	Release of Collateral

(a) After the termination of the Revolving Credit Commitments and payment in full of all of the Secured Obligations (other than Last-Out Qualified Secured Obligations), the Collateral and Pledgor Owned Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral and Pledgor Owned Collateral shall revert to the Grantors and Pledgors. At the request and sole expense of any Grantor or Pledgor following any such termination, the Collateral Agent shall deliver to such Grantor or such Pledgor any Collateral or Pledgor Owned Collateral of such Grantor or Pledgor held by the Collateral Agent hereunder and execute and deliver to such Grantor or such Pledgor such documents as such Grantor or such Pledgor shall reasonably request to evidence such termination.

(b) Upon any disposition of Collateral or Pledgor Owned Collateral permitted by the Loan Documents, such Collateral or such Pledgor Owned Collateral shall be automatically and without necessity of further action by any Person be released from the Lien created hereby. In connection therewith, the Collateral Agent, at the request and sole expense of the Grantors or Pledgors, shall deliver to the applicable Grantor or Pledgor any Collateral or Pledgor Owned Collateral of the applicable Grantor or Pledgor held by the Collateral Agent hereunder and execute and deliver to the applicable Grantor or Pledgor all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on such Collateral or such Pledgor Owned Collateral. At the request and sole expense of the Grantors or Pledgors, a Grantor or a Pledgor shall be released from its obligations hereunder in the event that all the Stock of such Grantor or Pledgor shall be so sold or disposed pursuant to a sale or disposition permitted by the Loan Documents or, in the case of a Grantor, such Grantor ceases to be a Loan Party.

Section 8.13	Reinstatement

Each Grantor and each Pledgor further agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations (other than Last-Out Qualified Secured Obligations) is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral or Pledgor Owned Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver, interim receiver, receiver and manager or any other party, including any Grantor or Pledgor, under any bankruptcy law, provincial, territorial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor or Pledgor in respect of the amount of such payment; provided, that any Lien on Collateral or Pledgor Owned Collateral securing Last-Out Qualified Secured Obligations shall only remain in effect or be reinstated pursuant to this Section 8.13 (Reinstatement) if a Lien on Collateral or Pledgor Owned Collateral securing the other Secured Obligations remains in effect or is reinstated pursuant to this Section 8.13 (Reinstatement).

Section 8.14	Copy of Agreement; Verification Statement

Each Grantor and each Pledgor hereby acknowledges receipt of a signed copy of this Agreement and hereby waives the requirement to be provided with a copy of any verification statement issued in respect of a Financing Statement or Financing Change Statement filed under the PPSA in connection with this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Canadian Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

UTI, CANADA, INC.

By:	/s/ Lance D’Amico
	Name:	Lance D’Amico
	Title:	Authorized Officer

UTI CANADA CONTRACT LOGISTICS INC.

By:	/s/ Lance D’Amico
	Name:	Lance D’Amico
	Title:	Authorized Officer

PLEDGORS:

UTI CANADA CONTRACT LOGISTICS INC.

By:	/s/ Lance D’Amico
	Name:	Lance D’Amico
	Title:	Authorized Officer

UTI (NETHERLANDS) HOLDINGS B.V.

By:	/s/ Lance D’Amico
	Name:	Lance D’Amico
	Title:	Authorized Officer

ACCEPTED AND AGREED
as of the date first above written:

CITIBANK, N.A., as Collateral Agent

By:	/s/ Matthew Paquin
	Name:	Matthew Paquin
	Title:	Vice President and Director

Exhibit I

Form of Borrowing Base Certificate

[Omitted]

Exhibit J

Form of Borrowing Base Reporting Exhibit

[Omitted]

Exhibit K-1

Form of Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not

Partnerships for U.S. Federal Income Tax Purposes)

[Omitted]

Exhibit K-2

Form of Form of U.S. Tax Compliance Certificate (For Foreign Participants that are not

Partnerships for U.S. Federal Income Tax Purposes)

[Omitted]

Exhibit K-3

Form of Form of U.S. Tax Compliance Certificate (For Foreign Participants that are

Partnerships for U.S. Federal Income Tax Purposes)

[Omitted]

Exhibit K-4

Form of Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are

Partnerships for U.S. Federal Income Tax Purposes)

[Omitted]

Exhibit L

Form of Form of Subordinated Master Intercompany Note

[Omitted]